     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1999


                                                      REGISTRATION NO. 333-69657
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           PRICELINE.COM INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          4541                  06-1528493
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                           --------------------------

                              FIVE HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06905
                                 (203) 705-3000
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                             MELISSA M. TAUB, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           PRICELINE.COM INCORPORATED
                              FIVE HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06905
                                 (203) 705-3000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
                           --------------------------

                                   COPIES TO:

      PATRICIA MORAN CHUFF, ESQ.                     ALAN DEAN, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM             DAVIS POLK & WARDWELL
                 LLP                               450 LEXINGTON AVENUE
          ONE RODNEY SQUARE                      NEW YORK, NEW YORK 10017
      WILMINGTON, DELAWARE 19801                      (212) 450-4000
            (302) 651-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / / _____
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED MARCH 29, 1999


                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

 PRICELINE.COM INCORPORATED IS OFFERING 10,000,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS
         FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC
                 OFFERING PRICE WILL BE BETWEEN $12 AND $14 PER
                                     SHARE.

                            ------------------------

 THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET
                            UNDER THE SYMBOL "PCLN."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

                              PRICE $     A SHARE

                             ---------------------

                                                                                UNDERWRITING
                                                                PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                                 PUBLIC         COMMISSIONS         COMPANY
                                                            ----------------  ----------------  ----------------
PER SHARE.................................................                 $                 $                 $
TOTAL.....................................................  $                 $                 $

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRICELINE.COM INCORPORATED HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 1,500,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK
TO PURCHASERS ON            , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER

              BANCBOSTON ROBERTSON STEPHENS

                            DONALDSON, LUFKIN & JENRETTE

                                           MERRILL LYNCH & CO.

           , 1999

    [At the top of the page, a picture of a person [using the Internet] in the middle of the following text: BUYER-DRIVEN COMMERCE]

    [On the right side of the page, a page screen shot of the priceline.com homepage, including a button menu of the various services offered by the priceline.com service. Below the priceline.com homepage, four smaller cascading page screen shots with textual descriptions of the various services offered and steps involved in the priceline.com process; the following captions flow below the smaller cascading screen shots]

    "Priceline.com's name-your-price process was carefully designed to be fast and easy to use."

    "In just a few minutes, and at no cost, a consumer can name a guaranteed ready-to-buy price for a flexible range of goods. Priceline.com then searches for a seller who wants the sale."

    On the left side of the page, the following text:

    A UNIQUE E-COMMERCE SYSTEM WHERE BUYERS NAME THEIR PRICE, AND PRICELINE.COM "COLLECTS" INCREMENTAL DEMAND FOR SELLERS TO CONSIDER.

    Priceline.com is a multi-category e-commerce system which uses a simple and compelling consumer proposition--name your price. Subject to the buyer's agreed range of product flexibility, we find a seller willing to accept the buyer's offer. Buyers get the price they want and sellers get incremental sales.

    [The button menu of services that the priceline.com service offers is duplicated from the page screen shot of the priceline.com homepage, with each button bearing an icon depicting the textual description on the button:

    [Icon of an airplane with the text] "Domestic Airline Tickets"

    [Icon of an airplane with the text] "International Airline Tickets"

    [Icon of a suitcase with the text] "Hotel Rooms"

    [Icon of a car with the text] "New Cars (N.Y. Metro)"

    [Icon of a house with the text] "Home Mortgages"

    [Icon of a house with the text] "Home Refinancing"

    [Icon with a house with the dollar sign on it with the text] "Home Equity Loans"]

    Underneath the button menu, the following text:

    As of January 1999, six consumer services are available through priceline.com. Currently available services are in two broad categories; travel and financial services. Our seventh service, new cars, is being tested in the New York metropolitan area and is priceline.com's first service in the automotive category.

priceline.com-SM-...............................................................

  priceline.com and the priceline.com logo are service marks of priceline.com
                                 Incorporated.

    The gatefold consists of four sections, each with visual page screen shots and textual descriptions of each of the categories available through the priceline.com service: airline tickets, hotel rooms, home financing or new cars.

    On right side, top half of the first page of the gatefold, a picture of an airline, with the following heading flowing around it:

    priceline.com-SM- airline tickets

    Below the heading, three page screen shots with textual descriptions of the airline tickets services offered by priceline.com with the following caption:

    "Airline Tickets . . . Priceline.com's inaugural name-your-price service was launched on April 6, 1998. During the nine months since launch, priceline.com has sold over 100,000 airline tickets."

    On the left side, top half of the first page of the gatefold, the first two buttons in the button menu of services that the priceline.com service offers are duplicated:

    [Icon of an airplane with the text] "Domestic Airline Tickets"

    [Icon of an airplane with the text] "International Airline Tickets"

    Below the buttons, the following text:

    AIRLINE TICKETS

    Name your price for leisure travel on a major airline . . .

    With priceline.com's airline ticket service, a leisure traveler names his price and dates of travel and agrees to accept non-changeable tickets at any time of the day, on any major airline that agrees to his price.

    On right side, bottom half of the first page of the gatefold, a picture of a hotel, with the following heading flowing around it:

    priceline.com-SM- hotel rooms

    Below the heading, three page screen shots with textual descriptions of the hotel rooms services offered by priceline.com with the following caption:

    "Hotel Rooms . . . Priceline.com's second nationally available service was launched in more than 200 cities during the fourth quarter of 1998."

    On the left side, bottom half of the first page of the gatefold, the third button in the button menu of services that the priceline.com service offers is duplicated:

    [Icon of a suitcase with the text] "Hotel Rooms"

    Below the button, the following text:

    HOTEL ROOMS

    Name your price for a hotel room in over 200 U.S. cities . . .

    With priceline.com's hotel room service, a traveler names his price, quality rating and geographic zone in any of over 200 U.S. cities. The buyer agrees to stay in any major hotel that accepts his price.

priceline.com-SM-...............................................................

    On the right side, top half of the second page of the gatefold, a picture of a house, with the following heading flowing around it:

    priceline.com-SM- home financing

    Below the heading, three page screen shots with textual descriptions of the home financing services offered by priceline.com with the following caption:

    "Home Financing . . . Priceline.com introduced three home financing services in the first quarter of 1999. Consumers can name their own interet rate and points on mortgages, home equity loans and home refinancings.

    On the left side, top half of the second page of the gatefold, the last three buttons in the button menu of services that the priceline.com service offers are duplicated:

    [Icon of a house with the text] "Home Mortgages"

    [Icon of a house with the text] "Home Refinancing"

    [Icon with a house with the dollar sign on it with the text] "Home Equity Loans"

    Below the buttons, the following text:

    HOME FINANCING

    Name your interest rate and points for a mortgage, refinancing or home equity loan . . .

    With priceline.com's home financing services, the consumer names his interest rate and points for any of three home financing services. Priceline.com works to find a lender who agrees to the consumer's offer.

    On the right side, bottom half of the second page of the gatefold, a picture of a car, with the following heading flowing around it:

    priceline.com-SM- new cars

    Below the heading, three page screen shots with textual descriptions of the new cars services offered by priceline.com with the following caption:

    "New Cars . . . Priceline.com introduced its new car service in the New York market as a test in the third quarter of 1998. Unlike other Internet services, priceline's service is not a lead-generating system and is open to all factory-authorized dealers with no up-front fees or exclusivity."

    On the left side, bottom half of the second page of the gatefold, the third button in the button menu of services that the priceline.com service offers is duplicated:

    [Icon of a car with the text] "New Cars (N.Y. Metro)"

    Below the button, the following text:

    NEW CARS

    Name your price for the exact car you want and let priceline.com get a dealer to agree . . .

    With priceline.com's new car service, the buyer names his price for the exact car he wants. The buyer never talks to a car salesman until after priceline finds a local factory-authorized dealer who agrees to the buyer's price in writing.

 ...............................................................................
priceline.com-SM-

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          1
Risk Factors....................................          3
Special Note Regarding Forward-Looking
  Statements....................................         21
Use of Proceeds.................................         22
Dividend Policy.................................         22
Capitalization..................................         23
Dilution........................................         24
Selected Combined Financial Data................         25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         26

                                                    PAGE
                                                  ---------
Business........................................         37
Management......................................         59
Certain Transactions............................         74
Principal Stockholders..........................         77
Description of Capital Stock....................         79
Shares Eligible for Future Sale.................         81
Underwriters....................................         83
Legal Matters...................................         85
Experts.........................................         85
Additional Information..........................         86
Index to Financial Statements...................        F-1

    Our principal executive offices are located at Five High Ridge Park, Stamford, Connecticut 06905, and our telephone number is (203) 705-3000. Our World Wide Web site is www.priceline.com. The information in the Web site is not incorporated by reference into this prospectus.

    In this prospectus, the terms "company," "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated and unless the context otherwise requires, "common stock" refers to the common stock, par value $0.008 per share, of priceline.com, after giving effect to a 1.25 for one stock split effected on March 26, 1999. Our financial statements for all relevant periods are presented on a combined basis with the financial statements of Priceline Travel, Inc., previously a separate company owned by Mr. Jay S. Walker, our Founder and Vice Chairman. Priceline Travel, which owned our travel agency license, was merged with and into priceline.com as of March 24, 1999.

    This prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. Such data are based on our records or are taken or derived from information published or prepared by various sources, including International Data Corporation, a provider of market and strategic information for the information technology industry, and a market research organization that we retain from time to time to measure consumer awareness of our brand and services and of other leading Internet brands and their products.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

    Until       , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


    Unless otherwise indicated, all information in this prospectus (1) reflects a 1.25 for one stock split of our common stock on March 26, 1999 and the conversion of all outstanding shares of our convertible preferred stock into 38,907,728 shares of common stock upon the consummation of this offering; (2) reflects the consummation of the merger between priceline.com and Priceline Travel, Inc. as of March 24, 1999; and (3) assumes that the underwriters' over-allotment option will not be exercised. See "Description of Capital Stock" and "Underwriters."

                               PROSPECTUS SUMMARY

    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," we collect consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. We then either communicate that demand directly to participating sellers, or access participating sellers' private databases to determine whether we can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    We commenced the priceline.com service on April 6, 1998 with the sale of leisure airline tickets and expanded the priceline.com service to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998 and home mortgages in January 1999. With respect to airline and hotel reservation services, we earn the spread between the customer's named price and the fare or rate charged by the seller. With respect to our automobile and mortgage services, and for our adaptive marketing programs, we earn fees or other payments payable by the seller and/or the customer or by our adaptive marketing partners.

    We believe that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. During the period from launch through December 31, 1998, we collected guaranteed offers for approximately 1.9 million airline tickets, representing approximately $400.0 million in total consumer demand. This demand resulted in sales of approximately 134,900 airline tickets, representing approximately $30.4 million in revenue. We intend to continue to leverage the priceline.com brand over the next two years by expanding our product offerings to include other leisure travel products, other financial services products and a number of retail products. Our seller participants currently include 18 domestic and international airlines and several nationally recognized hotel chains.

                                  THE OFFERING

Common Stock offered.........................  10,000,000 shares
Common Stock to be outstanding
  after the offering.........................  142,320,427 shares(a)

Use of proceeds..............................  For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  PCLN

------------------------

(a) Excludes shares of common stock issuable upon the exercise of outstanding options and warrants. See "Capitalization."

                     SUMMARY COMBINED FINANCIAL INFORMATION

                                                                            JULY 18, 1997
                                                                           (INCEPTION) TO
                                                                          DECEMBER 31, 1997
                                                                          -----------------       YEAR ENDED
                                                                                              DECEMBER 31, 1998
                                                                                             --------------------
                                                                                                 RESTATED(C)
COMBINED STATEMENT OF OPERATIONS DATA:
    Revenues............................................................    $    --            $     35,236,860
    Cost of revenues:
      Product costs.....................................................         --                  33,495,745
      Supplier warrant costs(a).........................................         --                   3,029,014
                                                                          -----------------  --------------------
    Total cost of revenues..............................................         --                  36,524,759
                                                                          -----------------  --------------------
      Gross profit (loss)...............................................         --                  (1,287,899)
    Expenses:
      Supplier start-up warrant costs(a)................................         --                  57,978,678
      Sales and marketing...............................................          441,479            24,388,061
      General and administrative(b).....................................        1,011,600            18,004,585
      Systems and business development..................................        1,060,091            11,131,650
                                                                          -----------------  --------------------
      Total expenses....................................................        2,513,170           111,502,974
                                                                          -----------------  --------------------
    Operating loss......................................................       (2,513,170)         (112,790,873)
    Interest income (expense), net......................................             (312)              548,374
                                                                          -----------------  --------------------
    Net loss............................................................       (2,513,482)         (112,242,499)
    Accretion on preferred stock........................................         --                  (2,183,424)
                                                                          -----------------  --------------------
    Net loss applicable to common shareholders..........................    $  (2,513,482)     $   (114,425,923)
                                                                          -----------------  --------------------
                                                                          -----------------  --------------------
    Basic and diluted loss per common share.............................    $       (0.05)     $          (1.41)
                                                                          -----------------  --------------------
                                                                          -----------------  --------------------

    Weighted average common shares outstanding..........................       50,833,756            81,231,425

                                                                                    AS OF DECEMBER 31, 1998
                                                                             -------------------------------------
                                                                                                     PRO FORMA
                                                                                   ACTUAL         AS ADJUSTED(D)
                                                                             ------------------  -----------------
COMBINED BALANCE SHEET DATA:
    Cash and cash equivalents..............................................   $     53,593,026    $   172,143,768
    Working capital........................................................         49,922,000        168,472,742
    Total assets...........................................................         66,572,485        185,123,227
    Total liabilities......................................................         11,296,640         11,296,640
    Total stockholders' equity.............................................         55,275,845        173,826,587

------------------------

(a) Represents a non-cash charge for warrants issued to certain of our participating airlines.

(b) Includes a non-cash charge of $6,500,000 with respect to 8,125,000 shares of common stock issued as executive compensation.

(c) As restated see Note 13 to the 1998 combined financial statements.

(d) For a description of the assumptions reflected in the Pro Forma As Adjusted presentation, see "Capitalization."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR COMBINED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "COULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

    Priceline.com was formed in July 1997 and began operations on April 6, 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. To address these risks and uncertainties, we must, among other things:

    - attract leading sellers and consumers to the priceline.com service;

    - maintain and enhance our brand, and expand our product and service offerings;

    - attract, integrate, retain and motivate qualified personnel; and

    - adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES

    We have incurred net losses of $49.0 million during the period from July 18, 1997 (inception) through December 31, 1998, before giving effect to $67.9 million of non-cash charges arising from equity issuances to a number of our participating airlines, our chief executive officer and other parties, which resulted in total net losses of $116.9 million for the period. We have not achieved profitability and expect to continue to incur losses for the foreseeable future. The principal causes of our losses are likely to continue to be significant brand development costs, marketing and promotion costs and technology and systems development costs.

    Almost all of our revenues to date have been derived from airline ticket sales and related adaptive marketing programs. In order to increase airline and adaptive marketing revenues, build a record of successful transactions and enhance the priceline.com brand, we have sold a substantial portion of our airline tickets below cost. In addition, as our business model evolves, we expect to introduce a number of new products and services. With respect to both current and future product and service offerings, we expect to increase significantly our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. For us to make a profit, our revenues and gross profit margins will need to increase sufficiently to cover these and other future costs. Otherwise, we may never make a profit.

WE ARE DEPENDENT ON ADAPTIVE MARKETING PROGRAMS

    Our adaptive marketing programs permit consumers to increase the amount of their offers at no additional cost by participating in sponsor promotions during the process of making an offer through the priceline.com service. The fees paid to us by sponsors offering the promotions generate significant revenues. Since these fees have no direct costs, they have a disproportionately positive impact on our gross profit margins. A significant reduction in consumer acceptance of our adaptive marketing programs or any other material decline in such programs could result in a material reduction in our revenues and our gross profit. We may not be able to replace such revenues through other programs or through product sales.

    Currently, almost all of our adaptive marketing revenues are derived from fees paid by Capital One Bank for qualifying credit card applications submitted over the priceline.com service in connection with customer offers for airline tickets. On March 3, 1999, Capital One exercised its contractual option to cease accepting credit card applications through priceline.com effective May 1, 1999 unless we enter into a new agreement with them on revised terms which they have offered to us.


    We have entered into an agreement in principle with First USA Bank, a leading national credit card issuer, under which First USA would replace Capital One as our strategic partner in our credit card adaptive marketing program. Under the First USA adaptive marketing program, we would enable our customers to increase the amount of their offers by a specified amount by applying online for a First USA credit card and would offer other promotions linked to the First USA customer acquisition program. We would earn fees in a variety of ways, including
(1) upon the acceptance by First USA of credit card applications submitted through the priceline.com service, up to a specified maximum amount of five million accepted applications, subject to reduction under certain circumstances by First USA, (2) upon the activation of credit card accounts acquired for First USA through the priceline.com service and based upon the use of such accounts and (3) for transfers of balances from other credit cards to First USA credit cards through the priceline.com service. The First USA agreement would have a term of five years, subject to certain earlier termination and repricing rights of First USA. For example, subject to our rights of renegotiation, First USA would have the right to terminate the agreement after one year (and earlier under certain circumstances) if its financial returns under the adaptive marketing program were not at least equivalent to certain agreed upon levels.


    While we expect to enter into a definitive agreement with First USA, there can be no assurance that such an agreement will in fact be executed, or that the terms of any such agreement will be substantially the same as, or similar to, those contemplated in the agreement in principle. Moreover, we can give no assurance that a new adaptive marketing credit card program with First USA or any other credit card issuer will be established by the expiration of the Capital One program or that it will provide us with financial benefits comparable to those provided under the Capital One program. Capital One currently pays a fee for each qualifying credit card application submitted over the priceline.com service. The fee structure of the First USA program is based on the factors described above which may or may not result in revenues comparable to those under the Capital One program. If we fail to secure a new adaptive marketing program with First USA or another credit card issuer, our revenues and gross margin are likely to decrease significantly, which could materially and adversely affect our business and prospects.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL RESULTS MAKES FINANCIAL FORECASTING
  DIFFICULT

    We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and our new and unproven business model, we cannot predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would almost certainly be materially and adversely affected.

    Our business has no backlog and almost all of our net revenues for a particular quarter are derived from transactions that are both initiated and completed during that quarter. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to our planned expenditures could have an immediate adverse effect on our business and results of operations.

    Our limited operating history and rapid growth makes it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to our travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Our results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through the priceline.com service at discounted prices. Our business also may be subject to cyclical variations for the products and services offered; for example, leisure travel and home mortgage financing tend to decrease in economic downturns.

WE ARE DEPENDENT ON THE AIRLINE INDUSTRY AND CERTAIN AIRLINES

    Our near term, and possibly long term, prospects are significantly dependent upon our sale of leisure airline tickets. Sales of leisure airline tickets and revenues derived from related adaptive marketing programs represented essentially all of our revenues for the year ended December 31, 1998. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel products tend to decline during general economic downturns and recessions. Unforeseen events, such as political instability, regional hostilities, increases in fuel prices, travel-related accidents and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. Significantly reducing our dependence on the airline and travel industries is likely to take a long time and there can be no guarantee that we will succeed in reducing that dependence.

    Sales of airline tickets from priceline.com's three largest airline suppliers accounted for approximately 95% of airline ticket revenue for the year ended December 31, 1998. As a result, currently we are substantially dependent upon the continued participation of these three airlines in the priceline.com service in order to maintain and continue to grow our total airline ticket revenues. We currently have 18 participating airlines. However, our airline participation agreements:

    - do not require the airlines to make tickets available for any particular routes;

    - do not require the airlines to provide any specific quantity of airline tickets;

    - do not require the airlines to provide particular prices or levels of discount;

    - do not require the airlines to deal exclusively with us in the public sale of discounted airline tickets; and

    - generally, can be terminated upon relatively short notice.

    These agreements also outline the terms and conditions under which ticket inventory provided by the airlines may be sold. In addition, our agreement with Delta Air Lines requires, subject to various exceptions, Delta's approval of the addition of new carriers to the priceline.com service and restricts both the volume of tickets that may be sold and the routes for which tickets may be offered by specified carriers through the priceline.com service. Accordingly, Delta could limit our ability to expand our business through the introduction of new carriers or the expansion of the routes for which we offer tickets.

    Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. For example, if the Federal Aviation Administration grounded a popular aircraft model, excess seat capacity could be dramatically reduced and, as a result, our source of inventory could be significantly curtailed. In addition, given the concentration of the airline industry, particularly in the domestic market, major airlines that are not participating in the priceline.com service could exert pressure on other airlines not to supply us with tickets. Alternatively, the airlines could attempt to establish their own buyer-driven commerce service or other similar service to compete with us. We also could be materially adversely affected by the bankruptcy, insolvency or other material adverse change in the business or financial condition of one or more of our airline participants.

OUR BUSINESS MODEL IS NOVEL AND UNPROVEN

    The priceline.com service is based on a novel and unproven business model. We will be successful only if consumers and sellers actively use the priceline.com service. Prior to the launch of the priceline.com service, consumers and sellers had never bought and sold products and services through a demand collection system over the Internet. Therefore, it is impossible to predict the degree to which consumers and sellers will use the priceline.com service.

    Many of the factors influencing consumers' and sellers' willingness to use the priceline.com service are outside our control. For example, a labor dispute that disrupts airline service or an airline accident could make consumers unwilling to use a service like priceline.com that does not permit the customer to designate the airline on which the customer purchases a ticket. In addition, a breach of security on the Internet, even if we were not involved, could make consumers unwilling to guarantee orders online with a credit card. Consequently, it is possible that consumers and sellers will never utilize the priceline.com service to the degree necessary for us to achieve profitability.

WE NEED TO SELL NEW PRODUCTS AND SERVICES

    We are unlikely to make significant profits unless we make new or complementary products and services and a broader range of existing products and services available through the priceline.com service. We will incur substantial expenses and use significant resources in trying to expand the type and range of the products and services that we offer. However, we may not be able to attract sellers to provide such products and services or consumers to purchase such products and services through the priceline.com service. In addition, if we launch new products or services and they are not favorably received by consumers, our reputation and the value of the priceline.com brand could be damaged.

    Almost all of our experience to date is in the travel industry. The travel industry is characterized by "expiring" inventories. For example, if not used by a specific date, an airline ticket or hotel room reservation has no value. The expiring nature of the inventory creates incentives for airlines and hotels to sell seats or room reservations at reduced rates. Because we have only limited experience in selling "non-expiring" inventories on the priceline.com service, such as new cars or financial services, we cannot predict whether the priceline.com business model can be successfully applied to such products and services.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED

    We believe that broader recognition and a favorable consumer perception of the priceline.com brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. These initiatives will involve significant expense. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of the priceline.com brand will largely depend on:

    - the success of our advertising and promotional efforts;

    - an increase in the number of successful transactions on the priceline.com service; and

    - the ability to continue to provide high quality customer service.

    We believe that consumers currently associate the priceline.com brand primarily with the sale of discount airline tickets. To grow our business, we will need to expand awareness of the priceline.com brand to a wide range of products and services.

    Sales and marketing expense was $24.4 million during the year ended December 31, 1998. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, we will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses. In addition, even if brand recognition increases, the number of new users or the number of transactions on the priceline.com service may not increase. Also, even if the number of new users increases, those users may not use the priceline.com service on a regular basis.

WE FACE POTENTIAL CONFLICTS OF INTEREST RELATING TO WALKER DIGITAL

    Because of our relationship with Walker Digital and our interlocking directors, officers and stockholders, we are likely to face potential conflicts of interest relating to Walker Digital.

    The priceline.com service and the business model and related intellectual property rights underlying the priceline.com service were developed in part by executives, employees and/or consultants associated with Walker Digital Corporation, a technology research and development company that was founded and is controlled by Mr. Jay S. Walker, who is the Founder and Vice Chairman of priceline.com. Such individuals assigned all of their intellectual property rights relating to the priceline.com service to Walker Digital's affiliate, Walker Asset Management Limited Partnership. Walker Asset Management, subsequently transferred the patent rights relating to the priceline.com service and other related intellectual property rights to us. We, in turn, granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use certain intellectual property related to the priceline.com service for non-commercial internal research and development purposes.

    Walker Digital also provides us with, among other things, a right to purchase at fair market value any intellectual property that is in process or has been fully developed and that is owned and subsequently acquired, developed or discovered by Walker Digital or Walker Asset Management that will provide significant value in the use or commercial exploitation of the initially transferred patent and related intellectual property rights.

    Walker Digital also provides us with various services, including (1) research and development assistance; (2) patent and other intellectual property services; and (3) technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to us on a month-to-month basis. Priceline.com, in turn, provides Walker Digital with various management and administrative services. We also have guaranteed Walker Digital's obligations under a lease whereby it leases office space that is used by both companies.

    Certain of our executive officers and other key employees also are directors, officers or employees of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital. Upon the consummation of this offering, Walker Digital also will own directly approximately 5.3% of our outstanding common stock. Accordingly, conflicts of interest may arise from time to time between us and Walker Digital, particularly with respect to the potential purchase by us of additional intellectual property rights at fair market value and the pursuit of overlapping corporate opportunities. We have not adopted any formal plan or arrangement to address such potential conflicts of interest and intend to review related-party transactions with Walker Digital on a case-by-case basis. Additionally, the option agreements for priceline.com options held by many other employees and consultants of priceline.com provide that options scheduled to vest as of the end of the current vesting period in which such employee or consultant terminates his or her employment or consulting relationship with priceline.com will not be forfeited if the employee or consultant leaves priceline.com to work for an entity in which Mr. Jay S. Walker is the controlling stockholder and maintains such employment until the end of such current vesting period.

    Because we have interlocking directors and officers with Walker Digital, there may be inherent conflicts of interest when such directors and officers make decisions related to transactions between us and Walker Digital. We could lose valuable management input from such conflicted directors and officers.

    Mr. Jay S. Walker, as the Founder of Walker Digital and as our Founder, has performed an essential role in the establishment and development of the priceline.com service. Mr. Walker also serves as Chairman of Walker Digital and as non-executive Chairman of NewSub Services, Inc., a direct marketing company also co-founded by him. Mr. Walker devotes, and expects to continue to devote, a substantial portion of his time to Walker Digital and a lesser portion of his time to NewSub Services. Mr. Walker has not committed to devote any specific percentage of his business time to us. In July 1998, Mr. Richard S. Braddock replaced Mr. Walker as our Chairman and Chief Executive Officer. As a result, Mr. Walker's role with priceline.com has been reduced, and we expect that Mr. Walker will continue to reduce his involvement with us over time. Mr. Walker's skills and experience have benefitted, and continue to benefit, us significantly. Priceline.com could lose valuable management expertise as Mr. Walker further reduces his day-to-day involvement with priceline.com.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH

    We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to realize our growth strategy. Our rapid growth has placed significant demands on our management and other resources which, given our expected future growth rate, is likely to continue. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for: (1) transaction processing; (2) operational and financial management; and (3) training, integrating and managing our growing employee base.

IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR
  BUSINESS MAY SUFFER

    Competition for personnel with experience in Internet commerce is intense. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could suffer significantly.

    Since our formation in July 1997, we have expanded from 10 to 194 employees. We also have employed many key personnel since our launch in April 1998, including our Chief Executive Officer, and a number of key managerial, marketing, planning, financial, technical and operations personnel. In addition, we currently are engaged in recruiting a new chief operating officer. We expect to continue to add additional key personnel in the near future. We do not have "key person" life insurance policies on any of our key personnel.

    We believe our performance is substantially dependent on;

    - our ability to retain and motivate our senior management and other key employees; and

    - our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS

    If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience:

    - unanticipated disruptions in service;

    - slower response times;

    - decreased customer service and customer satisfaction; or

    - delays in the introduction of new products and services;

any of which could impair our reputation, damage the priceline.com brand and materially and adversely affect our revenues.

    We use internally developed systems to operate the priceline.com service, including transaction processing and order management systems that were designed to be scalable. However, if the number of users of the priceline.com service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

    Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. The priceline.com service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers at our Stamford, Connecticut premises to provide limited service during system disruptions at our production site hosted by Exodus Communications, Inc., we do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation, damage our brand name and materially adversely affect our revenues.

WE RELY ON THIRD-PARTY SYSTEMS

    We rely on certain third-party computer systems or third-party service providers, including;

    - the computerized central reservation systems of the airline and hotel industries to satisfy demand for airline tickets and hotel room reservations;

    - the computer systems of LendingTree, Inc. to satisfy offers for home mortgages;

    - Exodus Communications to host our systems infrastructure, web and database servers; and

    - CallTech Communications Incorporated to operate our call center.

    Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. We currently do not have any contractual arrangement with Exodus Communications and our agreements with CallTech Communications and LendingTree are terminable upon short notice. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL
  PERFORMANCE

    The markets for the products and services offered on the priceline.com service are intensely competitive. We compete with both traditional distribution channels and online services. Increased competition could diminish our ability to become profitable or result in loss of market share and damage the priceline.com brand.

    We currently or potentially compete with a variety of companies with respect to each product or service we offer. With respect to travel products, these competitors include:

    - Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia.com;

    - traditional travel agencies;

    - consolidators and wholesalers of airline tickets and other travel products;

    - individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and

    - operators of travel industry reservation databases such as Worldspan and Sabre.

Our current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto superstores such as Auto Nation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, our competitors include:

    - banks and other financial institutions;

    - online and traditional mortgage and insurance brokers, including Quicken Mortgage, E-Loan and Home Shark; and

    - insurance companies.

    We also potentially face competition from a number of large online services that have expertise in developing online commerce and in facilitating Internet traffic. These potential competitors include America Online, Microsoft and Yahoo!, who could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in online commerce and direct marketing could also seek to compete in the buyer-driven commerce market. While we face competition from all of these current or potential competitors, our business and financial position would be particularly at risk if the airlines chose to establish their own buyer-driven commerce system to sell excess inventory.

    Many of our competitors have significant competitive advantages. For example, airlines, hotels, financial institutions and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than us. In addition, certain competitors may be able to devote significantly greater resources than us to:

    - marketing and promotional campaigns;

    - attracting traffic to their Web sites;

    - attracting and retaining key employees; and

    - Web site and systems development.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY

    We have developed a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

    PATENTS

    We currently hold one issued United States patent directed to a unique Internet-based buyer-driven commerce method and system underlying our business model. We also hold one issued United States patent directed to a method and system for pricing and selling airline ticket options and one allowed patent application directed to methods and systems for generating airline-specified time tickets. In addition, we have pending eighteen United States and one international patent applications directed to different aspects of our technology and business processes. We also have instituted an invention development program to identify and protect new inventions and a program for international filing of selected patent applications. Nevertheless, it is possible that:

    - our core buyer-driven commerce patent and any other issued patents could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the buyer-driven commerce system claimed in the patent or the inventions claimed in any other issued patents;

    - because of variations in the application of our business model to each of our products and services, our core buyer-driven commerce patent may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories;

    - our ability to practice our core buyer-driven commerce patent through offering one or more of our products or services could be successfully prevented if one or more third parties prevail in an interference action in the U.S. Patent and Trademark Office and thereby obtain priority of invention for the subject matter claimed in our core buyer-driven commerce patent;

    - our pending patent applications may not result in the issuance of patents; and

    - current and future competitors could devise new methods of competing with our business that are not covered by our issued patents or patent applications.

    While our core patent is directed to a unique buyer-driven commerce system and method, it does not necessarily prevent competitors from developing and operating Internet commerce businesses that use customer-offer based business models. It is possible for a competitor to develop and utilize a business model that appears similar to our patented buyer-driven commerce system, but which has sufficient distinctions that it does not fall within the scope of our patent. For example, we are aware of more than one Internet travel service that appear to use a customer-offer based transaction model, but based on the information we have obtained to date, may not infringe our patent.

    PENDING INTERFERENCE ACTION

    On January 6, 1999, we received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and our core buyer-driven commerce patent. We have received a copy of a Petition for Interference from Woolston, the named inventor in at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent (U.S. Patent
Number: 5,845,265). We currently are awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and our core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the

Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from our core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of our patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of an Internet travel service that, according to such announcement, commenced on-line operations in the fourth quarter of 1998 and purports to compete with us.


    While the interference process is still at an early stage, we believe that we have meritorious defenses to Woolston's claim, which we intend to pursue vigorously. Among other things, we believe that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against us, including prevailing over all defenses available to us such as those of non-infringement and invalidity, this could require us to obtain licenses from Woolston and pay damages from the date such patent issued at a cost which could significantly adversely affect our business. If Woolston prevailed in both an interference and an infringement action, then we could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from our business.


    TRADEMARKS, COPYRIGHTS AND TRADE SECRETS

    We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success. We rely on a combination of laws and contractual restrictions, such as confidentiality agreements to establish and protect our proprietary rights. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. We also attempt to register our trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be obtainable and/or available in every country in which our services are made available online.

    PENDING LITIGATION

    On January 19, 1999, a complaint was filed, and on February 22, 1999 an amended and supplemental complaint was filed, in the United States District Court for the Northern District of California by Marketel International, Inc., a California corporation, under the caption MARKETEL INTERNATIONAL INC. V. PRICELINE.COM ET. AL., No. C-99-1061 (N.D. CA 1999), against priceline.com, Priceline Travel, Walker Asset Management, Walker Digital, Mr. Jay S. Walker, our Founder and Vice Chairman, and Mr. Andre Jaeckle, an individual who made a $1.0 million loan to priceline.com bearing interest at a rate of 6% per year, and in connection therewith, received warrants, which have subsequently been fully exercised, to purchase 62,500 shares of our common stock. The amended complaint filed by Marketel which joins as defendants Mr. Timothy G.

Brier, our Executive Vice President, Travel, Mr. Bruce Schneier, an individual and consultant to Walker Digital, and Mr. James Jorasch, an individual and employee of Walker Digital alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition, and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans and processes, and which an executive of Marketel allegedly provided to Messrs. Walker and Jaeckle in confidence approximately ten years ago. The amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of priceline.com's core buyer driven commerce patent (US patent No. 5794207), which was issued on August 11, 1998 with Messrs. Jay S. Walker, Bruce Schneier and James Jorasch listed as the inventors and which patent was assigned to Walker Digital and thereafter assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, we believe that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Our Internet-based model was independently developed at Walker Digital and priceline.com, and practiced by priceline.com starting in 1998. Based on publicly available information and Marketel's amended complaint, we understand that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. We believe that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its active status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of the original complaint.

    On February 5 and February 10, 1999, the defendants filed their answer and amended answer, respectively, in which they denied the material allegations of liability in the amended complaint. We and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's amended complaint and believe that the amended complaint is without merit. We intend to defend vigorously against the action. However, defending the law suit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome.

    Pursuant to the indemnification obligations contained in the Purchase and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold harmless priceline.com for damages, liabilities and legal expenses incurred in connection with the Marketel litigation.

    DOMAIN NAMES

    We currently hold the Internet domain name "priceline.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "priceline.com" domain name in all of the countries in which we conduct business.

    The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

    LICENSES

    In the future, we may license portions of our intellectual property, including our issued patents, to third parties. To date, we have granted a small business providing online travel services immunity from suit under our core Internet-based buyer-driven commerce system patent, on the condition that the nature and scope of such business is not significantly changed. If the nature or scope of such immunity were disputed, we would need to institute proceedings to enforce our rights either under the immunity agreement or under the patent.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

    The market for the purchase of products and services over the Internet is a new and emerging market. As an Internet commerce business, our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers and sellers. If acceptance and growth of Internet use does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers that historically have purchased through traditional means of commerce, such as a travel agent for airline tickets or visiting a branch of a bank for a home mortgage, will need to elect to purchase online products and services. Sellers of products and services will need to adopt or expand use of the Internet as a channel of distribution.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

    The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on the priceline.com Web site. It is unlikely that the level of orders lost in those circumstances could be made up by increased phone orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may, however, require us to incur substantial compliance costs.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL AND OTHER CHANGES

    The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

YEAR 2000 RISKS MAY HARM OUR BUSINESS

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating sellers also are heavily dependent on information technology systems and on their own third party vendors' systems. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    We are evaluating our internal information technology systems and contacting our information technology suppliers and participating sellers to ascertain their Year 2000 status. However, we cannot guarantee that our own systems will be Year 2000 compliant in a timely manner, that any of our participating sellers or other Web site vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that consumers will be able to visit our Web site without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance could be significant. Moreover, participating sellers in priceline.com services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

    The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We currently require buyers to guarantee their offers with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

    We incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

    We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, the priceline.com service as a means of conducting commercial transactions.

OUR STOCK PRICE IS LIKELY TO BE VERY VOLATILE

    Prior to this offering, you could not buy or sell our common stock publicly. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price. The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

    - quarterly variations in our operating results;

    - operating results that vary from the expectations of securities analysis and investors;

    - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

    - changes in market valuations of other Internet or online service companies;

    - announcements of technological innovations or new services by us or our competitors;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major seller participant, such as an airline or hotel chain;

    - changes in the status of our intellectual property rights;

    - loss of a major adaptive marketing partner;

    - announcements by third parties of significant claims or proceedings against us;

    - additions or departures of key personnel;

    - future sales of our common stock; and

    - stock market price and volume fluctuations.

    Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock.

    The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently increase to levels that bear no relationship to the operating performance of such companies. Such market prices generally are not sustainable and are subject to wide variations. If our common stock trades to such levels following this offering, it likely will thereafter experience a material decline.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

    The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our financial performance.

    TRAVEL SERVICES

    We are subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, Priceline Travel, Inc. is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airline Reporting Corporation. Priceline.com also will be making similar filings for registration and membership prior to consummation of this offering. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements. All travel registrations were previously held by Priceline Travel. To the extent that such registrations could be transferred by merger, we succeeded to all such registrations by merging with Priceline Travel as of March 24, 1999 and we have obtained other required travel related registrations.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state, and/or a franchise agreement with the manufacturers of the automobiles to be sold. We believe that we are not subject to such automobile dealer/broker laws because we are a car buying service, and not a seller or broker of automobiles, operating on behalf of customers and participating dealers.

    It is uncertain how automobile dealer and broker laws apply to the provision of automobile selling services offered through the Internet. We have been orally advised by representatives of a number of states that no enforcement action will be initiated against Internet companies generally for non-compliance with such laws until clearer regulatory or legislative guidance is provided.

    It is possible, however, that state regulatory bodies could take the view that we are subject to automobile broker and dealer laws, in which case they could attempt to require us to register as an automobile broker/dealer in the applicable states. Given the nature of our business, any requirement to register under such laws could severely interfere with the conduct of our business.

    HOME MORTGAGES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures and compliance with loan solicitation procedures and a variety of other practices, throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act, prohibits the payment and receipt of mortgage loan referral fees. The act, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    We introduced our home mortgage service in January 1999. LendingTree serves as the mortgage broker and provides all mortgage brokerage services. We provide and are responsible for maintaining the home mortgage service on our Web site and develop and purchase all advertising. LendingTree will compensate us for the fair market value of our non-referral services. We believe that offering the home mortgage service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring our registration and compliance and could scrutinize our compensation arrangement with LendingTree under the Real Estate Settlement Procedures Act or other federal or state laws. Such action could severely interfere with the conduct of our business.

    LendingTree provides the mortgage brokerage services offered through the home mortgage service on our Web site and is responsible for maintaining the necessary and appropriate state registrations and licenses associated with LendingTree's provision of those mortgage brokerage services. If a state or federal regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable state or federal law requirements pertaining to LendingTree's provision of mortgage brokerage services, our home mortgage service could be materially and adversely affected and we may be unable to continue to make our home mortgage service available.

    CONSUMER PROTECTION AND RELATED LAWS

    All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We are also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of our business.

    BUSINESS QUALIFICATION LAWS

    Because our service is available over the Internet in multiple states, and because we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. We are qualified to do business in a limited number of states, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to so qualify and limit our ability to conduct litigation in such states.

    INTERNATIONAL EXPANSION

    We intend to explore opportunities for expanding our business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to the regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

OUR BUSINESS IS SUBJECT TO TAX UNCERTAINTIES

    POTENTIAL FEDERAL AIR TRANSPORTATION TAX LIABILITY

    Currently, a federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service, such as the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to us as a charge for the use of our proprietary business method, it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. We have been calculating this tax based on the price charged by the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to us. Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, we have submitted a written request to the United States Internal Revenue Service seeking a determination of our federal air transportation tax obligations. Such determination may not be favorable and may require us to collect the federal air transportation tax on the total amount paid by consumers for air travel.

    If the determination of the Internal Revenue Service is unfavorable, we could owe approximately $111,000 in additional taxes as of December 31, 1998. We have accrued for such potential liability in our combined balance sheet as of December 31, 1998 and are providing for such potential liability on an ongoing basis. We have agreed to indemnify and hold harmless certain of our participating airlines from any liability with respect to such taxes, as well as to secure the payment of such taxes by a letter of credit.

    STATE TAXES

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we do not collect sales or other similar taxes in respect of transactions conducted through the priceline.com service (other than the federal air transportation tax referred to above). However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of e-commerce and adversely affect our opportunity to become profitable.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

CONCENTRATED CONTROL COULD ADVERSELY AFFECT STOCKHOLDERS

    Upon consummation of this offering, Mr. Jay S. Walker, the Founder and Vice Chairman of priceline.com, and Mr. Richard S. Braddock, Chief Executive Officer of priceline.com, together with their respective affiliates (including, with respect to Mr. Walker, Walker Digital) will beneficially own approximately 43.1 and 8.0 percent (42.6 and 7.9 percent, respectively, if the underwriters' over-allotment option is exercised in full), of our outstanding common stock, subject to certain adjustments. As a result, if Messrs. Walker and Braddock act together, they will have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next three years. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, or to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the common stock.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

    Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of the common stock by introducing a large number of sellers to the market. Given the likely volatility that will exist for our shares, such sales could cause the market price of the common stock to decline.

    After this offering, we will have outstanding 142,320,427 shares of common stock (143,820,427 shares if the underwriters' over-allotment option is exercised in full), and we will have reserved an additional 54,056,902 shares of common stock for issuance pursuant to outstanding stock options and warrants. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining shares of outstanding common stock, representing approximately 93% (92% if the underwriter's over-allotment option is exercised in full) of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.

    Our directors, executive officers, key employees and substantially all of our current stockholders have agreed, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of common stock. Subject to the foregoing lock-up agreements, holders of up to 143,983,504 shares of common stock and securities convertible into or exercisable for shares of common stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of such registration, all shares covered by such registration statement will be freely transferable. Following the consummation of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering 23,875,000 shares of common stock reserved for issuance under the 1997 Omnibus Plan and 9,375,000 shares of common stock reserved for issuance under the 1999 Omnibus Plan; such registration statement will automatically become effective upon filing. As of March 26, 1999, options to purchase 10,580,521 shares were vested. However, none of the options issued or to be issued pursuant to the 1997 Omnibus Plan or the 1999 Omnibus Plan may be exercised until 180 days after the offering. Subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up period expires.

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF CONTROL

    Provisions of our certificate of incorporation and by-laws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable. Our board of directors has the authority to issue up to 150,000,000 shares of preferred stock par value $0.01 per share, of priceline.com and to determine the price and the terms, including preferences and voting rights, of those shares without stockholder approval. Although we have no current plans to issue additional shares of our preferred stock, any such issuance could:

    - have the effect of delaying, deferring or preventing a change in control of our company;

    - discourage bids for our common stock at a premium over the market price;
      or

    - adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

    We are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS FROM THIS OFFERING

    The net proceeds of this offering are estimated to be approximately $118.6 million (approximately $136.7 million, if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discount and estimated offering expenses. Our management will retain broad discretion as to the allocation of the proceeds of this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $11.78 per share in the net tangible book value of the common stock from the expected initial public offering price. If outstanding options and warrants to purchase shares of common stock are exercised, there would be further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

    The primary purposes of this offering are to obtain additional capital, create a public market for the common stock and facilitate future access to public markets. The net proceeds to priceline.com from the sale of the 10,000,000 shares of common stock offered hereby are estimated to be approximately $118.6 million (approximately $136.7 million, if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share and after deducting estimated offering expenses of $2.3 million and the underwriting discount payable by priceline.com. Priceline.com intends to use the remainder of the net proceeds, over time, for general corporate purposes, including working capital to fund anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts and capital expenditures. Priceline.com also could use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned and no portion of the net proceeds has been allocated for any acquisition.

    As of the date of this prospectus, priceline.com cannot specify with certainty the particular uses for the net proceeds to be received upon the consummation of this offering. Accordingly, priceline.com's management will have broad discretion in the application of the net proceeds. Pending such uses, priceline.com intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors -- We May Be Unable to Meet Our Future Capital Requirements" and "Risk Factors -- Our Management Has Broad Discretion Over Use of the Proceeds of this Offering."

                                DIVIDEND POLICY

    Priceline.com has not declared or paid any cash dividends on its capital stock since its inception and does not expect to pay any cash dividends in the foreseeable future. Priceline.com currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION


    Unless otherwise indicated, all information in this prospectus (1) reflects a 1.25 for one stock split of our common stock on March 26, 1999 and the conversion of all outstanding shares of our convertible preferred stock into 38,907,728 shares of common stock upon the consummation of this offering and (2) assumes that the underwriters' over-allotment option will not be exercised. See "Description of Capital Stock" and "Underwriters."


    The following table sets forth the capitalization of priceline.com as of December 31, 1998: (1) on an actual basis and (2) on a pro forma basis to reflect the consummation of the merger between priceline.com and Priceline Travel, Inc. on March 24, 1999, as adjusted to reflect (a) the conversion of all outstanding shares of convertible preferred stock into common stock upon the consummation of this offering and (b) the receipt by priceline.com of the estimated net proceeds from the sale of the 10,000,000 shares of common stock offered hereby at an assumed initial public offering price of $13.00 per share (after deducting the estimated offering expenses and underwriting discount). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes thereto included elsewhere in this prospectus.

                                                                                              AS OF
                                                                                        DECEMBER 31, 1998
                                                                                 --------------------------------
                                                                                                     PRO FORMA
                                                                                     ACTUAL         AS ADJUSTED
                                                                                 ---------------  ---------------
                                                                                                    RESTATED(B)
Long-Term Debt--net............................................................  $       989,018  $       989,018

Capital Lease Obligations--net of current portion..............................           26,074           26,074
                                                                                 ---------------  ---------------

    Total debt.................................................................        1,015,092        1,015,092

Stockholders' equity:(a)
Common Stock, priceline.com, $0.008 par value--Authorized, 300,000,000 shares;
  issued and outstanding, 93,225,199 and 142,132,927 shares, actual and pro forma as adjusted, respectively; Priceline Travel, $1.00 par value--Authorized, issued and outstanding, 3,000 shares actual and 0 shares
  pro forma as adjusted........................................................          748,802        1,137,063
Convertible Preferred Stock, $0.01 par value; Authorized 150,000,000
  Series A--$1.16 liquidation value; issued and outstanding 17,288,684 and 0,
    actual and pro forma as adjusted, respectively.............................          172,887        --
  Series B-$4.00 liquidation value; issued and outstanding, 13,837,500 and 0,
    actual and pro forma as adjusted, respectively.............................          138,375        --
Additional paid-in capital.....................................................      171,155,186      289,628,928
Accumulated deficit............................................................     (116,939,405)    (116,939,405)
                                                                                 ---------------  ---------------
    Total stockholders' equity.................................................       55,275,845      173,826,587
                                                                                 ---------------  ---------------
      Total capitalization.....................................................  $    56,290,937  $   174,841,679
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

------------------------

(a) Excludes (1) 23,800,875 shares of common stock issuable on exercise of options outstanding as of March 26, 1999, with a weighted average exercise price of approximately $1.25 per share; (2) 9,449,125 additional shares of common stock reserved for issuance under the 1997 Omnibus Plan and the proposed 1999 Omnibus Plan; (3) 18,619,402 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $0.93 per share; (4) 937,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.20 per share; and (5) 1,250,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.40 per share.

(b) As restated, see Note 13 to the 1998 combined financial statements.

                                    DILUTION

    The pro forma net tangible book value of priceline.com as of December 31, 1998 was $55.3 million, or $0.42 per share. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 38,907,728 shares of common stock, into the net tangible book value of priceline.com (total tangible assets less total liabilities). Assuming the sale by priceline.com of the 10,000,000 shares of common stock offered hereby at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discount and estimated offering expenses, the pro forma net tangible book value of priceline.com as of December 31, 1998 would have been approximately $173.8 million, or $1.22 per share. This represents an immediate increase in pro forma net tangible book value of $0.80 per share to existing stockholders and an immediate dilution of $11.78 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $   13.00
  Pro forma net tangible book value per share as of
    December 31, 1998.......................................  $    0.42
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................       0.80
                                                              ---------
Pro forma net tangible book value per share after the
  offering..................................................                  1.22
                                                                         ---------
Dilution per share to new investors.........................             $   11.78
                                                                         ---------
                                                                         ---------

    The following table summarizes as of December 31, 1998, on the pro forma basis described above, the number of shares of capital stock purchased from priceline.com, the total consideration paid to priceline.com and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an assumed initial public offering price of $13.00 (before deducting the estimated underwriting discount and estimated offering expenses):

                                    SHARES PURCHASED(A)          TOTAL CONSIDERATION        AVERAGE
                                 --------------------------  ---------------------------     PRICE
                                    NUMBER        PERCENT        AMOUNT        PERCENT     PER SHARE
                                 -------------  -----------  --------------  -----------  -----------
Existing stockholders..........    132,132,927        93.0%  $  102,166,274        44.0%   $    0.77
New investors..................     10,000,000         7.0      130,000,000        56.0        13.00
                                 -------------       -----   --------------       -----
Total..........................    142,132,927       100.0%  $  232,166,274       100.0%        1.63
                                 -------------       -----   --------------       -----
                                 -------------       -----   --------------       -----

------------------------

(a) Sale by priceline.com of additional shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common stock held by existing stockholders to 92% of the total number of shares of common stock to be outstanding upon consummation of this offering and will increase the number of shares of common stock held by new investors to 11,500,000 shares or 8.0% of the total number of shares of common stock to be outstanding upon consummation of this offering. See "Principal Stockholders."

    The foregoing discussion and tables exclude (1) 23,800,875 shares of common stock issuable on exercise of options outstanding as of March 26, 1999, with a weighted average exercise price of approximately $1.25 per share; (2) 9,449,125 additional shares of common stock reserved for issuance under the 1997 Omnibus Plan and the proposed 1999 Omnibus Plan; (3) 18,619,402 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $0.93 per share; (4) 937,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.20 per share; and
(5) 1,250,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.40 per share.

                        SELECTED COMBINED FINANCIAL DATA

    The following selected combined financial data should be read in conjunction with the combined financial statements of priceline.com and Priceline Travel and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The combined statement of operations data for the year ended December 31, 1998 and the period July 18, 1997 (Inception) to December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from the combined financial statements of priceline.com and Priceline Travel included elsewhere in this prospectus. Priceline.com's travel agency license was previously held by Priceline Travel and all of its airline ticket sales were effected through Priceline Travel, which was merged with and into priceline.com as of March 24, 1999. Accordingly, the financial statements of Priceline Travel are presented on a combined basis with priceline.com.

                                                                                                   YEAR ENDED
                                                                             JULY 18, 1997     DECEMBER 31, 1998
                                                                            (INCEPTION) TO    --------------------
                                                                           DECEMBER 31, 1997
                                                                           -----------------      RESTATED(C)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenues.................................................................    $    --            $     35,236,860
Cost of revenues:
  Product costs..........................................................         --                  33,495,745
  Supplier warrant costs(a)..............................................         --                   3,029,014
                                                                           -----------------  --------------------
Total cost of revenues...................................................         --                  36,524,759
                                                                           -----------------  --------------------
    Gross profit (loss)..................................................         --                  (1,287,899)
Expenses:
  Supplier start-up warrant costs(a).....................................         --                  57,978,678
  Sales and marketing....................................................          441,479            24,388,061
  General and adminstrative(b)...........................................        1,011,600            18,004,585
  Systems and business development.......................................        1,060,091            11,131,650
                                                                           -----------------  --------------------
    Total expenses.......................................................        2,513,170           111,502,974
                                                                           -----------------  --------------------
Operating loss...........................................................       (2,513,170)         (112,790,873)
Interest income (expense), net...........................................             (312)              548,374
                                                                           -----------------  --------------------
Net loss.................................................................       (2,513,482)         (112,242,499)
Accretion on preferred stock.............................................         --                  (2,183,424)
                                                                           -----------------  --------------------
Net loss applicable to common shareholders...............................    $  (2,513,482)     $   (114,425,923)
                                                                           -----------------  --------------------
                                                                           -----------------  --------------------
Basic and diluted loss per common share..................................    $       (0.05)     $          (1.41)
                                                                           -----------------  --------------------
                                                                           -----------------  --------------------
Weighted average common shares outstanding...............................       50,833,756            81,231,425

                                                                                       AS OF DECEMBER 31, 1998
                                                                                   -------------------------------
                                                                                                      PRO FORMA
                                                                                       ACTUAL       AS ADJUSTED(D)
                                                                                   ---------------  --------------
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents........................................................   $  53,593,026   $  172,143,768
Working capital..................................................................      49,922,000      168,472,742
Total assets.....................................................................      66,572,485      185,123,227
Long-term debt and capital lease obligation......................................       1,015,092        1,015,092
Total liabilities................................................................      11,296,640       11,296,640
Total stockholders' equity.......................................................      55,275,845      173,826,587

------------------------------

(a) Represents a non-cash charge for warrants issued to certain of our participating airlines.

(b) Includes a non-cash charge of $6,500,000 with respect to 8,125,000 shares of common stock issued as executive compensation.

(c) As restated, see Note 13 to the 1998 combined financial statements.

(d) Reflects (1) a 1.25 for one stock split of our common stock and the conversion of all outstanding shares of convertible preferred stock into 38,907,728 shares of common stock upon consummation of this offering, and
    (2) the receipt by priceline.com of the estimated net proceeds from the sale of the 10,000,000 shares of common stock offered hereby at an assumed initial public offering price of $13.00 per share (after deducting the estimated offering expenses and underwriting discount).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS." THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRICELINE.COM ALSO SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline.com was formed in July 1997 and its primary activities during the period prior to launch consisted of recruiting and training employees, developing its business model, implementing systems to support its business model, developing relationships with seller participants and developing the priceline.com brand. Priceline.com commenced operations in April 1998 with the sale of leisure airline tickets. Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998 and home mortgages through a third party mortgage service in January 1999. The number of employees of priceline.com increased from 10 to 123 during the period from inception through the year ended December 31, 1998, and as of March 26, 1999 priceline.com had 194 employees.

    Priceline.com earns revenues upon the completion of successful transactions through the priceline.com service, which in certain cases includes revenues generated through adaptive marketing programs offered through the priceline.com service. The manner in which priceline.com earns revenues varies, however, depending on the product or service sold. With respect to airline and hotel reservation services, priceline.com earns the spread between the customer's named price and the fare or rate charged by the seller. With respect to the automobile service, it earns a fixed fee from both the customer and the seller after the transaction is consummated. With respect to the home mortgage service, it receives a payment equal to a percentage of the net revenue generated from the mortgage program, which is operated in conjunction with LendingTree, Inc. Priceline.com also generates revenues through adaptive marketing programs with third parties that pay priceline.com fees for marketing their customer acquisition programs. Revenues from adaptive marketing promotions currently consist primarily of fees paid by a third-party credit card issuer for qualifying credit card applications submitted through the priceline.com service in connection with offers for airline tickets. Consumer fees are payable only upon completion of successful transactions.

    All offers made through the priceline.com service are guaranteed by a customer credit card and credit cards are the only form of payment accepted by priceline.com. The manner in which and time at which revenues are recognized differs depending on the product or service sold through the priceline.com service. With respect to airline ticket and hotel reservation services, revenues are generated by transactions with customers who make offers to purchase airline tickets and reserve hotel rooms supplied by participating sellers. Revenues and related costs are recognized if, and when, priceline.com accepts the customer's offer and charges the customer's credit card. Because priceline.com is the merchant of record in these transactions, revenue for these services includes the amount billed to the customer, net of certain transportation taxes and fees. Airline and hotel revenues also may include fees from third parties for adaptive marketing programs. With respect to automobile and mortgage services, fees or other payments payable by the seller and/or the customer are recognized as revenue. Because priceline.com acts as an intermediary between the customer and the seller in these transactions, revenues for these products and services is recorded at the amount of the fee received in connection with the transaction, and not on the value of the underlying transaction, when the transaction is completed. Automobile and mortgage services revenues also may include fees from third parties for adaptive marketing programs.

    Priceline.com believes that its offer fulfillment rate for airline tickets was constrained during 1998 by the availability of airline ticket inventory, which initially was limited by the inclusion of only Trans World Airlines and America West Airlines as participating domestic carriers. With the addition of Delta Air Lines on a part time basis in September 1998 and on a full time basis in November 1998, and the addition of Northwest Airlines in October 1998, priceline.com has expanded its potential inventory breadth to cover more domestic markets and has increased the depth of potential inventory in markets that priceline.com serves. Priceline.com believes that it can increase the amount of ticket sales and improve its offer fulfillment rate as its business matures by (1) expanding the depth and breadth of airline ticket inventory, (2) demonstrating to airlines how they can utilize revenue management strategies to fulfill a larger share of reasonable offers, and (3) expanding adaptive marketing programs to help increase the number of completed transactions.

    During the period from launch through December 31, 1998, priceline.com collected guaranteed offers for approximately 1.9 million airline tickets, representing approximately $400.0 million in total consumer demand. This demand resulted in sales of approximately 134,900 airline tickets, representing approximately $30.4 million in revenue. During the two month period from January 1, 1999 through February 28, 1999, priceline.com collected guaranteed offers for approximately 830,300 airline tickets, representing approximately $170.0 million in total consumer demand. This demand resulted in sales of approximately 102,700 airline tickets, representing approximately $21.1 million in revenue.

    Because the priceline.com system does not set minimum offer thresholds, and consumers are not charged to make offers for airline tickets and other products, it is expected that priceline.com will receive a significant number of unreasonable or fantasy offers. Accordingly, priceline.com also analyzes the percentage of "reasonable" ticket requests that it is able to fill. Priceline.com considers an offer for an airline ticket to be "reasonable" when it is no more than 30% lower than the lowest generally available advance-purchase fare for the same route. Using this standard, the overall percentage of ticket requests considered reasonable for the two-month period ended February 28, 1999 was approximately 53%. The 102,700 tickets sold through priceline.com during the two-month period represented approximately 24% of the combined reasonable ticket requests for domestic and international flights. For domestic routes where priceline.com's airline participants have strong coverage, that percentage was higher, with approximately 26% of all reasonable requests fulfilled for the same two-month period. The percentage of reasonable offers that priceline.com is able to fill can also vary depending on the particular route. For example, priceline.com was able to fill approximately 73% of reasonable offers for tickets from New York to San Francisco, and 73% of reasonable offers for tickets from Los Angeles to London for the two-month period ended February 28, 1999.

    Since its inception, priceline.com has incurred net losses in each fiscal quarter. Priceline.com incurred net losses of $49.0 million during the period from July 18, 1997 (inception) through December 31, 1998, before giving effect to $67.9 million of non-cash charges arising from equity issuances to a number of our participating airlines, our chief executive officer and other parties, as more fully described below. As of December 31, 1998, priceline.com had an accumulated deficit of $116.9 million. Priceline.com believes that its continued growth will depend in large part on its ability to continue to promote the priceline.com brand and to apply the priceline.com business model to a wide range of products and services. Accordingly, priceline.com intends to continue to invest heavily in marketing and promotion, technology and personnel. As a result, it expects to incur additional losses for the foreseeable future. See "Risk Factors -- We Are Not Profitable and Expect to Continue to Incur Losses." In addition, priceline.com's limited operating history makes the prediction of future results of operations difficult, and accordingly, there can be no assurance that it will achieve or sustain revenue growth or profitability. See "Risk Factors -- Potential Fluctuations in Our Financial Results Makes Financial Forecasting Difficult."

    For the year ended December 31, 1998, priceline.com recorded aggregate non-cash charges of $67.9 million. Of this amount, $6.5 million related to the issuance of 8,125,000 shares of common stock to Mr. Richard S. Braddock, the Chairman and Chief Executive Officer of priceline.com, and $61.1 million related to the issuance of warrants to purchase 19,744,402 shares of common stock, including warrants to purchase 19,556,902 shares of common stock issued to a number of our participating airlines. Priceline.com intends to hire a new chief operating officer. See "Management -- New Chief Operating Officer." The compensation committee of the board of directors has reserved options to purchase up to 2,000,000 shares of common stock for grant to one or more senior officers, including a new chief operating officer, with an exercise price equal to the initial public offering price. If such options are granted after consummation of this offering, priceline.com will recognize compensation expense to the extent the fair value of the underlying stock exceeds the exercise price over the vesting period of the options. We expect the majority of such options to be granted in the year ended December 31, 1999.

    In August 1998, priceline.com entered into a warrant agreement with Delta to purchase up to 18,892,603 shares of common stock at an exercise price of approximately $0.93 per share. Vesting was contingent upon achievement of certain predetermined performance thresholds. However, there was no penalty for failure to provide ticket inventory to satisfy these performance thresholds. Accordingly, no expense was recorded when the warrant was issued. On December 31, 1998, priceline.com amended its agreement with Delta to eliminate the vesting contingencies and fix the number of shares subject to the warrant at 18,619,402. The amended warrant issued to Delta will become exercisable at the earlier of seven years or upon the achievement of certain performance thresholds. However, the agreement does not require Delta to make any performance commitments, is non-exclusive and allows Delta to participate in other programs similar to the priceline.com service. Included in the non-cash charges described above is approximately $58.7 million reflecting the fair value of the Delta warrant on December 31, 1998.

    Priceline.com's travel agency license was previously held by Priceline Travel, a separate company that was owned by Mr. Jay S. Walker, priceline.com's Founder and Vice Chairman, and all of its airline ticket sales were effected through Priceline Travel, which was merged with and into priceline.com as of March 24, 1999. Accordingly, the financial statements of Priceline Travel are presented on a combined basis with priceline.com.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998

    Priceline.com was formed in July 1997, but did not commence operations until April 1998. Because of priceline.com's limited operating history, comparisons with prior periods are not meaningful.

RESTATEMENT

    Subsequent to the issuance of priceline.com's combined 1998 financial statements, priceline.com's management determined that the calculation of the fair value of the Delta warrant, other airline warrants and the beneficial conversion feature on the series B preferred stock should be revised. The fair value of the Delta warrant and the other airline warrants has been revised to reflect the change in the volatility assumption from 50% to 132%, eliminate the "large block" and lack of marketability discounts, and consider the warrant's anti-dilution and exercisability features. As a result, the 1998 combined financial statements have been restated from the amounts previously reported to recognize an additional $22.0 million of expense based upon the revised fair value of the warrants at December 31, 1998, of which $3.0 million is included in the cost of revenues-supplier warrant costs and $19.0 million is included in expenses-supplier start-up warrant costs. In addition, the value of the beneficial conversion feature on the series B preferred stock has been revised to calculate such amount based on 22,500,000 shares. As a result, additional paid-in capital and accumulated deficit have been restated from amounts previously reported to recognize an additional $883,424 of accretion of preferred stock based on the revalued beneficial conversion feature.

    A summary of the significant effects of the restatement is as follows:

                                                              AS PREVIOUSLY
                                                                 REPORTED       AS RESTATED
                                                              --------------  ---------------
At December 31, 1998:
  Additional paid-in capital................................  $  148,224,070  $   171,155,186
  Accumulated deficit.......................................     (94,008,289)    (116,939,405)
For the year ended December 31, 1998:
  Cost of revenues-supplier warrant costs...................        --              3,029,014
  Expenses-supplier start-up warrant costs..................      38,960,000       57,978,678
  Net loss..................................................     (90,194,807)    (112,242,499)
  Accretion on preferred stock..............................      (1,300,000)      (2,183,424)
  Net loss applicable to common shareholders................     (91,494,807)    (114,425,923)
  Basic and diluted loss per common share...................           (1.13 (1)           (1.41)

------------------------

(1) Basic and diluted loss per common share as previously reported has been restated for a 1.25 for one stock split.

    REVENUES

    Total revenues for the year ended December 31, 1998 were $35.2 million. Since commencement of operations in April 1998, essentially all revenues consisted of airline ticket sales, hotel room reservations and related adaptive marketing programs. Approximately $4.0 million of total revenues were attributable to adaptive marketing programs, all of which were attributable to priceline.com's third-party credit card marketing program with Capital One Bank. See "-- Cost of Revenues and Gross Profit (Loss)." Priceline.com's automobile sales service, which was launched on a test basis in the New York metropolitan area in July 1998, did not contribute materially to revenues during the period.

    COST OF REVENUES AND GROSS PROFIT (LOSS)

    Cost of revenues for the year ended December 31, 1998 totaled $36.5 million, consisting of product costs of $33.5 million and supplier warrant costs of $3.0 million. Product costs represent the cost of airline tickets from priceline.com's suppliers, net of the federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets. Supplier warrant costs represent a non-cash expense related to the pro-rata amount of the Delta warrant earned prior to December 31, 1998, the date on which the Delta warrant was amended. Priceline.com anticipates that it will recognize additional supplier warrant costs in the amount of $1.6 million in each of 1999 and 2000 in connection with additional warrants issued to a participating airline in January 1999.

    Gross profit (loss), which is comprised of revenues less cost of revenues, was $(1.3) million for the year ended December 31, 1998. Excluding the effect of the non-cash supplier warrant costs, priceline.com would have had gross profit of $1.7 million for the year ended December 31, 1998. Priceline.com is able to manage the level of gross margins by controlling the price at which it will cause offers to be fulfilled. Priceline.com has chosen to sell a substantial number of tickets below its cost in order to increase airline and adaptive marketing revenues, build a record of successful transactions, and enhance the priceline.com brand. Because the fees generated by adaptive marketing programs had no separate costs, adaptive marketing revenues had a disproportionately positive impact on priceline.com's total gross margin. The Capital One adaptive marketing program accounted for all of priceline.com's adaptive marketing revenues in 1998. Priceline.com expects that, in the future, a substantial portion of its gross profit may be attributable to adaptive marketing programs. As priceline.com matures, it expects to reduce the percentage of airline tickets sold below cost and continue to improve total gross margins.


    The Capital One adaptive marketing program accounted for all of priceline.com's adaptive marketing revenues in 1998. On March 3, 1999, Capital One exercised its contractual option to cease accepting credit card applications through priceline.com effective May 1, 1999 unless priceline.com enters into a new agreement with Capital One on revised terms that Capital One has offered priceline.com. Priceline.com has entered into an agreement in principle with First USA Bank to establish a credit card adaptive marketing program that would replace the existing Capital One program. See "Risk Factors -- We are Dependent on Adaptive Marketing Programs." Capital One currently pays a fee for each qualifying credit card application submitted over the priceline.com service. The fee structure of the First USA program is based on different factors and may or may not result in revenues comparable to those under the Capital One program. The fee structure under the First USA program includes what may be a lower fee upon the opening of an account and additional fees based upon account activation and usage. As a result, the timing of revenue recognition will be different under the First USA agreement as compared to the Capital One program. The additional fees based upon account activation and usage will not necessarily be recognized during the same period that a credit card application is accepted. If priceline.com fails to secure a new adaptive marketing program with First USA or another credit card issuer, its revenues and gross margin are likely to decrease significantly, which could materially and adversely affect its business and prospects.


    OPERATING EXPENSES

    SUPPLIER START-UP WARRANT COSTS. Supplier start up warrant costs for the year ended December 31, 1998 totaled $58.0 million, or 164.5% of revenues. Supplier start up warrant costs consist of a non-cash charge representing the fair value of warrants issued to certain of our participating airlines in connection with securing the Company's relationship with those airlines.

    SALES AND MARKETING. Sales and marketing expenses for the year ended December 31, 1998 totaled $24.4 million, or 69.2% of revenues. Approximately 50% of sales and marketing expenses were comprised of radio and newspaper advertising expenses. The balance was comprised of (1) fees payable to a third party service provider, which operates priceline.com's call center, (2) credit card processing fees, (3) provisions for customer credit card charge-backs (based upon a percentage reflecting priceline.com's historical experience), and
(4) compensation for priceline.com's sales and marketing personnel.

    SYSTEMS AND BUSINESS DEVELOPMENT. Systems and business development expenses for the year ended December 31, 1998 totaled $11.1 million, or 31.6% of revenues. Systems and business development expenses are comprised primarily of compensation to priceline.com's information technology and product development staff and payments to outside contractors, data communications and other expenses associated with operating priceline.com's Web site and, to a lesser extent, depreciation on computer hardware and licensing fees for computer software.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended December 31, 1998 totaled $18.0 million or 51.1% of revenues. General and administrative expenses consist primarily of compensation for personnel, fees for outside professionals, telecommunications and other overhead costs, including occupancy expense. Also included is a one-time non-cash charge of $6.5 million relating to the issuance to Mr. Richard S. Braddock of a profits interest with respect to 6.5 million units in priceline.com's predecessor, priceline.com LLC. These units were granted to Mr. Braddock in connection with his employment by priceline.com, and were subsequently converted into 8,125,000 shares of common stock.

    INTEREST INCOME (EXPENSE), NET

    Interest income (expense), net for the year ended December 31, 1998 totaled $548,374, reflecting approximately $633,000 of interest income earned by priceline.com on its cash balances, net of interest expense for the period.

PERIOD ENDED DECEMBER 31, 1997

    During the period from its formation in July 1997 through December 31, 1997, priceline.com was engaged in start-up activities and incurred $2.5 million of operating expenses. These operating expenses primarily consisted of investments in technology and personnel related expenses. No revenues were earned during the period. As of December 31, 1997, priceline.com had a cumulative net loss of $2.5 million.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, data regarding priceline.com's revenues, cost of revenues and gross profit (loss). Such data has been derived from priceline.com's unaudited combined financial statements which, in the opinion of priceline.com's management, have been prepared on substantially the same basis as the audited combined financial statements, subject to normal year end adjustments. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                             QUARTER ENDED
                                       ---------------------------------------------------------
                                         MARCH 31,      JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                           1998           1998          1998           1998
                                       -------------  ------------  -------------  -------------
Revenues.............................       --        $  7,030,913   $ 9,212,820   $  18,993,127
Cost of revenues:
  Product costs......................       --           7,951,584     8,842,313      16,701,848
  Supplier warrant costs.............       --                 -0-           -0-       3,029,014
                                               ---    ------------  -------------  -------------
  Total cost of revenues.............       --           7,951,584     8,842,313      19,730,862
                                               ---    ------------  -------------  -------------
Gross profit (loss)..................       --            (920,671)      370,507        (737,735)
Gross margin.........................       --               (13.1)%          4.0%          (3.9)%

    Revenues increased in each quarter since the commencement of operations in April 1998. The increase in each quarter is due primarily to an increase in airline ticket sales resulting from expanded inventory, improved fill rates and an expanded customer base due to increased market awareness and acceptance of the priceline.com service. In addition to the foregoing, the increase in revenue in the fourth quarter of 1998 is due to the addition of a significant new airline partner and the inclusion for a full quarter of priceline.com's principal adaptive marketing program, as well as, to a lesser extent, the introduction of priceline.com's hotel reservation service in October 1998.

    Cost of revenues, which consist of product costs and supplier warrant costs, increased each quarter of 1998. Product costs, which are primarily associated with the amounts paid to priceline.com's airline partners for airline tickets, net of federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets, also increased each quarter of 1998 in conjunction with increases in total revenue. Supplier warrant costs consist of a non-cash expense related to the pro-rata amount of the Delta warrant earned prior to December 31, 1998, the date on which the Delta Warrant agreement was amended. Excluding the effect of the non-cash supplier warrant costs, priceline.com's gross profit would have increased every quarter from $(920,671) for the quarter ended June 30, 1998 to $370,507 for the quarter ended September 30, 1998 and to $2.3 million for the quarter ended December 31, 1998. Excluding the effect of the non-cash supplier warrant costs, priceline.com's gross margin would have increased from (13.1)% during the quarter ended June 30, 1998 to 4.0% for the quarter ended September 30, 1998 and to 12.1% during the quarter ended December 31, 1998. The increase in gross margins (excluding the effect of non-cash supplier warrant costs) during the fourth quarter resulted primarily from the contribution of adaptive marketing revenues which have no separate costs and, consequently, have a disproportionate impact on total gross margins. The Capital One adaptive marketing program, which accounted for substantially all of priceline.com's adaptive marketing revenues, was initiated in August 1998. While the Capital One program will cease to be effective May 1, 1999, priceline.com has entered into an agreement in principle with First USA Bank to replace Capital One in its adaptive marketing program. See "Risk Factors -- We are Dependent on Adaptive Marketing Programs."

    Priceline.com's quarterly operating results will be affected by a variety of factors, many of which are outside its control. Factors that may affect priceline.com's quarterly operating results include:

    - its ability to increase both consumers' and sellers' use of the priceline.com service;

    - its ability to attract new sellers of products and services to participate in the priceline.com service;

    - its ability to expand the products and services offered;

    - its ability to increase gross margins on products and services sold while still increasing sales;

    - its ability to successfully implement the First USA adaptive marketing program;

    - the fulfillment rate of customers' offers;

    - the results of its adaptive marketing programs;

    - the announcement or introduction of new sites, services and products by its competitors;

    - the success of its brand building and marketing campaigns;

    - price competition in the sale of products and services offered over the priceline.com system;

    - its ability to upgrade and develop its systems and infrastructure to accommodate growth;

    - its ability to attract new personnel in a timely and effective manner;

    - the occurrence of technical difficulties or service interruptions;

    - the amount and timing of operating costs and capital expenditures relating to expansion of its business, operations and infrastructure;

    - changes in governmental regulation by federal or local governments; and

    - general economic conditions and economic conditions specific to the Internet and online commerce industries, as well as the individual industries, for the products and services sold through the priceline.com system.

    As a result of priceline.com's limited operating history and the emerging nature of the market for online commerce, it is difficult for priceline.com to forecast its revenues or earnings accurately. In addition, priceline.com has no backlog, with virtually all of its revenues for a particular quarter being derived from offers that are made and accepted during that quarter. Priceline.com's current and future expense levels are based largely on its investment plans and estimates of future revenues and are, to a large extent, fixed. Priceline.com may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to priceline.com's planned expenditures would have an immediate adverse effect on its business, results of operations and financial condition.

    Priceline.com's limited operating history and rapid growth makes it difficult for it to assess the impact of seasonal factors on its business. Nevertheless, priceline.com expects its business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to priceline.com's travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Priceline.com's results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through priceline.com at discounted prices. Priceline.com's business also may be subject to cyclical variations for the products and services offered; for example, leisure travel and home mortgage financing tends to decrease in economic downturns.

    Due to the foregoing factors, priceline.com's quarterly revenues and operating results are difficult to forecast. Priceline.com believes that period-to-period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is possible that in one or more future quarters priceline.com's operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of the common stock would almost certainly be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, priceline.com has financed its operations primarily through the sale of equity securities. Net proceeds from financing activities since inception through December 31, 1998 totaled approximately $103.2 million. Priceline.com's initial equity capital of approximately $27.0 million was provided by Mr. Jay S. Walker, other high net worth individuals and a partnership affiliated with General Atlantic Partners, LLC, a private equity firm that invests worldwide in software and information technology companies. An additional $20.0 million was invested by two partnerships affiliated with General Atlantic in July 1998. On December 8, 1998, priceline.com received approximately $54.4 million in proceeds from the sale of equity securities in a private offering to a group of corporate and institutional investors and high net worth individuals, including two partnerships affiliated with General Atlantic; Vulcan Ventures, Incorporated; Liberty PL, Inc.; a wholly owned subsidiary of Liberty Media Corporation; Quantum Industrial Partners LDC, a fund managed by Soros Fund Management, LLC and Allen & Company, Incorporated. Allen & Company, Incorporated also has served as priceline.com's financial advisor. At December 31, 1998, priceline.com's principal source of liquidity was approximately $53.6 million in cash and cash equivalents.

    In April 1998, priceline.com received proceeds from a loan of $1.0 million for working capital from a high net worth individual who also was issued a warrant to purchase 62,500 shares of common stock at an exercise price of $0.80 per share. This loan expires on April 15, 2003 and bears interest at a rate of 6.0%. The related warrant has been fully exercised.

    Prior to completion of this offering, priceline.com intends to make a loan to Mr. Richard S. Braddock in an amount sufficient to enable the payment of taxes related to the issuance to Mr. Braddock of 8,125,000 shares of common stock. The loan will bear interest at the applicable federal rate specified from time to time by the Internal Revenue Service. Principal and interest on the loan will be payable in January 2004.

    Net cash used in operating activities was $40.9 million for the year ended December 31, 1998. Net cash used in operating activities was primarily attributable to net losses.

    Net cash used in investing activities was $6.6 million for the year ended December 31, 1998. Net cash used in investing activities was primarily related to purchases of property and equipment.

    Net cash provided by financing activities was $101.1 million for the year ended December 31, 1998. Net cash provided by financing activities resulted primarily from the issuance of equity securities referred to above.

    Priceline.com had no material commitments for capital expenditures at December 31, 1998 but expects such expenditures to be at least $10.0 million in 1999. Such expenditures will be primarily for computer equipment, leasehold improvements related to newly leased space and other property and equipment. Priceline.com believes that, based upon its current operating plan, its existing cash and cash equivalents, the net proceeds from this offering and any cash generated from operations will be sufficient to fund its operating activities, capital expenditures and other obligations through at least the next three years. However, if during that period or thereafter priceline.com is not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to priceline.com, these failures could have a material adverse effect on priceline.com's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be diluted.

MARKET-RELATED RISKS

    Priceline.com currently has no floating rate indebtedness, holds no derivative instruments and does not earn significant foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates do not generally have a direct effect on priceline.com's financial position. However, changes in currency exchange rates may affect the cost of international airline tickets and international hotel reservations offered through the priceline.com service, and so indirectly affect consumer demand for such products and priceline.com's revenue. In addition, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, priceline.com would also be affected by such changes.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Priceline.com is required to implement the statement in the first quarter of fiscal 2000. Priceline.com has not used derivative instruments and believes the impact of adoption of this statement will not have significant effect on its financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for Costs of Computer Software developed or obtained for internal use. This statement is effective for fiscal years beginning after December 15, 1998. This statement provides guidance on accounting for the cost of computer software developed or obtained for internal use. Priceline.com adopted this statement on January 1, 1999 and currently is in the process of evaluating its impact.

TAX MATTERS

NET OPERATING LOSS CARRYFORWARDS

    Through July 31, 1998, priceline.com operated as a limited liability company, and income taxes (benefits) accrued to its members. During the year ended December 31, 1998, priceline.com had a net loss, and since converting from a limited liability company to a corporation in July 1998, it has incurred a tax net operating loss of $9.3 million. Priceline.com's initial corporate tax return will be for the period August 1 through December 31, 1998. Priceline.com has provided a full valuation allowance on the deferred tax asset of $38.0 million because of the uncertainty regarding its realization. Priceline.com's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of its deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as priceline.com's history of losses from operations and expected future losses. See Notes 2 and 8 of Notes to Combined Financial Statements included elsewhere in this prospectus.

FEDERAL AIR TRANSPORTATION TAX ON AIRLINE TICKET SALES

    Currently, a federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service, such as the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to priceline.com as a charge for the use of its proprietary business method, it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. Priceline.com has been calculating this tax based on the fare paid to the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to priceline.com. Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, priceline.com has submitted a written request to the United States Internal Revenue Service seeking a determination of priceline.com's federal air transportation tax obligations. Such determination may not be favorable and may require priceline.com to collect federal air transportation tax on the total amount paid by consumers for air travel.

    If the determination of the Internal Revenue Service is unfavorable, priceline.com could owe $111,000 in additional taxes as of December 31, 1998. Priceline.com has accrued for such potential liability in its combined balance sheet as of December 31, 1998 and is providing for such potential liability on an ongoing basis. Priceline.com has agreed to indemnify and hold harmless certain of our participating airlines from any liability with respect to such taxes as well as to secure the payment of such taxes by a letter of credit.

NON-QUALIFIED STOCK OPTIONS

    Priceline.com currently has outstanding non-qualified stock options to purchase 23,800,875 shares issued to various employees, consultants and directors pursuant to the 1997 Omnibus Plan. Each option entitles its holder to purchase a share of common stock at a weighted average exercise price of approximately $1.25 per share, subject to adjustment in accordance with the 1997 Omnibus Plan. On exercise of an option, priceline.com will be entitled to an income tax deduction equal to the difference between the exercise price of the option and the then fair market value of the common stock. As the exercise of options is in the sole discretion of the holder of the options, the timing of the corresponding income tax deduction is outside the control of priceline.com.

YEAR 2000 READINESS DISCLOSURE

PRICELINE.COM'S STATE OF READINESS

    Priceline.com has defined Year 2000 compliance as follows:

    Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our products and services offered through the priceline.com service, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such services as applicable at any time hereafter.

    Priceline.com's internal systems include both its information technology systems and non-information technology systems. Priceline.com has initiated an assessment of its proprietary information technology systems, and expects to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, priceline.com has sought assurances from such vendors that their technology is Year 2000 compliant. All of priceline.com's material information technology system vendors have replied to inquiry letters sent by priceline.com stating that they either are Year 2000 compliant or expect to be so in a timely manner.

    Priceline.com is evaluating its non-information technology systems for Year 2000 compliance. It has not, to date, discovered any material Year 2000 issues with respect to its non-information technology systems.

    Priceline.com is in the process of contacting its material seller participants whose products or services are sold through the priceline.com service to determine if they are Year 2000 compliant. To date, all such seller participants have stated that they are, or expect to be, Year 2000 compliant in a timely manner.

    Priceline.com's customers are individual Internet users, and, therefore, priceline.com does not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

    Priceline.com has expensed amounts incurred in connection with Year 2000 compliance since its formation through December 31, 1998. Such amounts have not been material. The additional costs to make any other products or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

    Priceline.com is not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000. Nonetheless, it may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material seller participant to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    Notwithstanding priceline.com's Year 2000 compliance efforts, the failure of a material system or vendor, including a seller participant in the priceline.com service, or the Internet generally, to be Year 2000 compliant could harm the operation of the priceline.com service or prevent certain products and services being offered through the priceline.com service, or have other unforeseen, adverse consequences to the company.

    Finally, priceline.com also is subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating sellers in priceline.com services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliabilty and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

    Priceline.com has not yet developed a contingency plan to address situations that may result if it is unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

                                    BUSINESS

OVERVIEW

    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets and, during the period from launch through December 31, 1998, collected guaranteed offers for approximately 1.9 million airline tickets, representing approximately $400.0 million in total consumer demand, resulting in sales of approximately 134,900 airline tickets, representing approximately $30.4 million in revenue. During the two month period from January 1, 1999 through February 28, 1999, priceline.com collected guaranteed offers for approximately 830,300 airline tickets, representing approximately $170.0 million in total consumer demand. This demand resulted in sales of approximately 102,700 airline tickets, representing approximately $21.1 million in revenue. The number of offers that priceline.com accepts is affected by a variety of factors, including the number of reasonable offers received and the level of available inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
Overview."

    Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998 and home mortgages from a third party mortgage lender in January 1999. Priceline.com intends to continue to leverage the priceline.com brand over the next two years by expanding its product offerings to include rental cars, cruises, time shares, vacation packages, insurance and other financial services and a limited number of retail products. Through the innovative use of "adaptive marketing programs," priceline.com also markets customer acquisition programs for third parties, which facilitate the completion of a higher percentage of successful transactions through the priceline.com service and generate significant fee income for the company.

    Priceline.com offers products and services that are provided by participating sellers, many of whom are leaders in their industries. Eighteen domestic and international airlines currently participate in priceline.com's leisure airline ticket service, including Delta, Northwest, TWA, America West and leading international carriers. Participants in the priceline.com hotel reservation service include Marriott, Renaissance, Sheraton, Westin and several other nationally recognized hotel chains, as well as several important real estate investment trusts, including Meristar, Patriot and Starwood. Priceline.com does not publicly advertise the names of its seller participants in its airline and hotel programs. Priceline.com's mortgage service, which is offered through a joint marketing arrangement with LendingTree, an Internet-based mortgage service provider, includes a network of approximately 20 mortgage lending institutions.

    Priceline.com earns revenues upon the completion of successful transactions through the priceline.com service and through adaptive marketing programs offered through the priceline.com service. The manner in which it earns revenues varies, however, depending on the product or service sold. With respect to airline and hotel reservation services, priceline.com determines whether to fulfill a customer's offer based upon the available fares, rules and inventory that have been provided by participating sellers through their private data bases. Upon completion of a successful transaction, priceline.com earns the spread between the customer's named price and the fare or rate charged by the seller. With respect to priceline's automobile and mortgage services, a customer's offer is submitted directly to the participating sellers who determine whether to fulfill the offer. For these services, and for its adaptive marketing programs, priceline.com earns fees or other payments payable by the seller and/or the customer or by its adaptive marketing partner.

    Priceline.com believes that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. Based upon the results of an independent research study conducted for priceline.com, the company believes that as of September 1998, among adult Americans, the priceline.com "name your price" business proposition was the second most recognized e-commerce brand among the 13 leading brands included in the survey and one of the six most recognized Internet brands among the 25 leading brands included in the survey. Based on the study, priceline.com also believes that, after only five months of operation, 62.5 million (or 32%) of all adult Americans were aware of the priceline.com "name your price" proposition. Priceline.com's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. Beyond mere name recognition, priceline.com also believes that it enjoys high levels of consumer satisfaction among users of its service who provide powerful word-of-mouth endorsements. In addition, priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL and USA TODAY. The priceline.com service also has been awarded a four-star rating by YAHOO! INTERNET LIFE magazine as the "most creative way to get a good deal" on leisure airline tickets.

    Priceline.com believes that priceline.com's unique business model can be applied to a broad range of products and services. Priceline.com believes that this broad applicability of its business model, its first mover advantage, the strength of the priceline.com brand, its network of seller participants, its proprietary software systems and its intellectual property strategies provide it with significant competitive advantages.

INDUSTRY BACKGROUND

    THE GROWTH OF COMMERCE ON THE INTERNET

    The Internet has emerged as a significant interactive medium for conducting business. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide exceeded 97 million in 1998 and will grow to over 319 million by the end of 2002. International Data Corporation also estimates that annual worldwide commerce over the Internet will increase from approximately $32.0 billion in 1998 to approximately $425.0 billion by 2002. The factors driving this growth include the increasing number of personal computers in homes and offices, the decreasing cost of personal computers, technological innovations providing easier, faster and cheaper access to the Internet, the proliferation of content and services being provided on the Internet and the increasing use of the Internet by businesses and consumers as a medium for conducting business. The increasing use of the Internet as a commercial medium has been accompanied by a diversification in the type of commerce that is conducted on the Internet and a proliferation in the types of products and services available on the Internet.

    The Internet possesses a number of unique and commercially powerful characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or a group of individuals at little or no cost. The Internet has created a dynamic and particularly attractive medium for commerce, empowering consumers to gather more comparative purchasing data than is feasible with traditional commerce systems, to shop in ways that can be more convenient for them and to interact with sellers in many new ways. As the Internet has become more accessible and widely used for transactions, it has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction.

    LIMITATIONS OF TRADITIONAL PRICING MECHANISMS

    Under traditional retail pricing methods, sellers typically market products to consumers under brand names at fixed retail prices. Alternatively, prices can be established through auction processes. However, each of these forms of seller-driven commerce has certain significant disadvantages for both sellers and consumers. For example, in the retail pricing model, sellers who discount prices to clear excess inventory, utilize excess capacity or increase sales velocity, risk disruption of their existing distribution channels and damage to their retail pricing structures. They also lose the opportunity to earn incremental revenue from "free-riders," that is, consumers who would have been prepared to pay the undiscounted price for the product or service, but nevertheless obtain the benefit of the discounted price. Moreover, none of these pricing methods allow sellers to consider the flexibility of potential buyers before setting prices. Similarly, consumers are often forced to pay a higher price when the seller is setting a fixed retail price for a product with added features or under a specific brand, which the customer would otherwise have been prepared to forgo for a lower price. Auctions force consumers to compete against each other for the benefit of the seller, which always results in the product being sold on the basis of the highest bid.

    While the Internet has become a significant medium for conducting business, commerce presently conducted on the Internet is largely based upon traditional pricing methods. Priceline.com believes that the vast information sharing and communications power of the Internet creates an opportunity for significant change in the way commerce or business is conducted.

THE PRICELINE.COM SOLUTION

    Priceline.com has developed a demand collection system that uses the information sharing and communications power of the Internet to create a new way of pricing products and services. Priceline.com creates a new balance between the interests of buyers, who are willing to accept trade-offs in order to save money, and sellers, who are prepared to generate incremental revenue by selling products at below retail prices, provided that they can do so without disrupting their existing distribution channels or retail pricing structures. Priceline.com's demand collection system allows consumers to name the price they are prepared to pay when submitting an offer for a particular product or service within a specified range of substitutability. Priceline.com then either communicates such offers to multiple sellers who determine whether to accept the customer's offer or accesses participating sellers' private databases to determine whether it can fulfill the customer's offer on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. This system uses the flexibility of buyers to enable sellers to accept a lower price in order to sell excess inventory or capacity or to increase sales velocity. Priceline.com believes that its demand collection system addresses the limitations inherent in traditional pricing mechanisms in a manner that offers substantial benefits to both buyers and sellers.

    The principal advantages of the priceline.com system include the following:

    - COST SAVINGS AND PREFERRED METHOD OF PURCHASING FOR CONSUMERS. Priceline.com's demand collection system allows consumers to save money in a simple and compelling way--"name your price." Buyers effectively trade off flexibility about brands, product features and/or sellers in return for prices that are lower than those that can be obtained at that time through traditional retail distribution channels. Priceline.com believes that in many cases, such as purchasing a new car or obtaining a home mortgage, naming your own price over the Internet represents a preferred purchasing method to traditional retail channels, which may involve comparison shopping among a complex array of alternative features, sometimes protracted negotiations and dealings with numerous brokers or sales representatives. Priceline.com also believes that naming your price over the Internet is a preferred purchasing method to auctions, which result in a product being sold on the basis of the highest bid.

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    - INCREMENTAL REVENUE FOR SELLERS. Sellers use priceline.com as a revenue management tool to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. Priceline.com requires consumers to be flexible with respect to brands, such as a willingness to fly on any major airline; and/or product features, such as a willingness to fly at any time of the day; and/or seller, such as any BMW dealer in a specific geographic area. As a result, sellers' brands are not revealed to customers prior to the consummation of a transaction, thereby protecting their brand integrity. This shielding of brand identity enables sellers to accept offers at discounted prices through priceline.com without cannibalizing their own retail sales by publicly announcing discount prices and without competing against their own distributors. In effect, priceline.com serves as a discreet and insulated channel of distribution. Sellers are further protected by the fact that each transaction is independent and the prices at which offers are accepted are not revealed to subsequent users of the priceline.com service. Priceline.com gives sellers the ability to exercise a greater degree of pricing flexibility without trading high-margin sales for low-margin sales, thereby enabling sellers to expand their total revenues and, in some cases, gain market share at the expense of non-participating competitors.

    - PROPRIETARY SELLER NETWORKS. Priceline.com assembles proprietary networks of industry leading sellers that represent high quality brands, such as Delta, Northwest, TWA, America West, Marriott, Renaissance, Sheraton and Westin. By establishing attractive networks of seller participants with reputations for quality, scale and national presence, priceline.com fosters increased participation by both buyers and sellers. Each participant in these unique seller networks is willing to consider and accept consumer offers at prices that are below its retail prices. Moreover, by shielding the seller's brand and not revealing the final selling price to other consumers, priceline.com encourages participating sellers to be aggressive in their pricing. Priceline.com believes that as more and more sellers in an industry join the priceline.com service, other industry participants will want to join the system.

    - GUARANTEED CONSUMER DEMAND FOR SELLERS. Each customer who makes an offer through priceline.com must guarantee his offer with a major credit card. The guaranteed aspect of the demand is attractive to sellers because they know that priceline.com offers them a confirmed sale whenever they accept a buyer's offer. Sellers can be sure that collected demand represents willing buyers, at each named price, rather than browsing shoppers who have made no commitment to purchase. Priceline.com's database of consumer offers also provides sellers with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

    - BROAD APPLICATIONS ACROSS MULTIPLE MARKETS. In contrast to many e-commerce companies that are building brands in vertical categories or groups of related categories, priceline.com believes that its e-commerce business model has horizontal application to products and services in a wide range of industries. Priceline.com further believes that the broad applicability of the priceline.com service and the strength of the priceline.com brand afford it the opportunity to obtain substantial economies of scale and offer the potential for priceline.com to become a major new channel of distribution. The breadth of potential applications of the priceline.com business model also is enhanced by various cross-selling opportunities, since priceline.com expects that consumers who successfully complete transactions through priceline.com will return to priceline.com to purchase other products and services.

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THE PRICELINE.COM GROWTH STRATEGY

    Priceline.com's objective is to continue to expand the priceline.com business and to establish priceline.com's demand collection system as a leading source for the purchase of products and services on the Internet. The key elements of priceline.com's strategy are as follows:

    - STRENGTHEN THE PRICELINE.COM BRAND. Priceline.com intends to establish priceline.com as the leading consumer brand for buyer-driven commerce over the Internet. To achieve this objective, priceline.com intends to continue to pursue an aggressive brand development strategy through mass market and targeted advertising and promotions, press coverage and strong word-of-mouth support. While priceline.com believes it is already one of the most recognized e-commerce brands among adult Americans, priceline.com believes that it can expand the public's association with the priceline.com "name your price" proposition to a broad range of products and services.

    - LEVERAGE THE PRICELINE.COM BRAND OVER NUMEROUS PRODUCTS AND SERVICES. Priceline.com intends to leverage the priceline.com brand across numerous products and services to achieve significant revenue scale and growth. In contrast to most e-commerce businesses that operate in one or two "vertical" markets, priceline.com is a "horizontal" commerce system that can benefit both buyers and sellers in a broad range of industries. Priceline.com's strategy is to make available multiple product and service offerings at a single Web site under a common brand to take advantage of these market opportunities. Over the next two years, priceline.com intends to offer products and services in four sectors of the economy where its demand collection system is particularly well suited. These sectors are:

       - travel, including leisure airline tickets and hotel rooms, rental cars, "all-inclusives" resorts, cruises and time shares;

       - financial services, including home mortgages, credit card balance consolidation and automobile and life insurance;

       - automobile sales and related financing; and

       - retail products, including computers, home electronics and other consumer products.

      In these sectors, the priceline.com service currently offers leisure airline tickets, hotel rooms, home mortgages and, on a test basis, automobiles. Given the size and scope of these markets, priceline.com believes it can achieve a large revenue base and sustain revenue growth by capturing even a small portion of the excess unsold inventory or capacity in these sectors and by capturing even relatively small amounts of market share from traditional seller-driven channels of retail distribution.

    - EXPAND SELLER PARTICIPANT NETWORKS. Priceline.com intends to continue to expand its alliances with major seller participants selected for reputation, quality and national presence to create proprietary seller networks for each of its major products and services. A critical element of the priceline.com business has been priceline.com's ability to demonstrate to its seller participants that priceline.com can generate incremental revenues for sellers without disrupting their existing distribution channels or retail pricing structures. Priceline.com intends to form and maintain alliances with industry leaders by designing its products and services in a way that requires consumers to accept some trade-offs from currently available retail product offerings in return for lower prices. Such trade-offs typically include not knowing the identity of the seller or brand prior to the acceptance of a customer's offer by a seller.

    - ENHANCE SITE FUNCTIONALITY AND INCREASE CONSUMER USAGE. Priceline.com intends to frequently update and enhance the features of the priceline.com service. Priceline.com continually monitors feedback from consumers and frequently adds new features to further refine and simplify the buying process. Priceline.com also receives offers and provides customer service by telephone to

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      assist consumers in the offer process. By continuing to increase the functionality of the service and enhance the consumer experience, priceline.com believes that it will continue to increase customer usage and loyalty.

    - EXPAND ADAPTIVE MARKETING PROGRAMS. Priceline.com intends to further develop and expand what it refers to as "adaptive marketing programs." Adaptive marketing programs include two distinct initiatives. "Adaptive promotions" allow consumers to increase the amount of their offers, and thus their likelihood of success, at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy an airline ticket can increase the amount of his offer by a stated amount by applying online for a credit card issued by one of priceline.com's strategic sponsors. These promotions have the effect of increasing the percentage of successful offers at no additional cost to the customer, while at the same time enabling priceline.com to earn significant fee income, which it can use to offset the sale of products and services below its unit cost. The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions.

    - INCREASE FINANCIAL RETURNS OVER TIME. While it is inherent in the nature of priceline.com's business model that not all offers will be acceptable to sellers, an integral part of priceline.com's strategy is to ensure that a high percentage of reasonable offers get accepted, thereby increasing financial returns while reinforcing the priceline.com service. As consumers have become more familiar with the service, priceline.com has been able to increase the percentage of offers it satisfies and expects this trend to continue. As its revenue base grows, priceline.com intends to increase its financial returns over time. Priceline.com's revenue model for travel services enables it to balance revenue growth against gross profit margins, thereby enhancing its ability to manage a targeted gross margin as a percentage of revenues. Priceline.com initially intends to emphasize revenue growth over profit margins in order to achieve significant revenue scale and to further strengthen the priceline.com brand. However, over time, as its revenue base increases, priceline.com believes it will be able to capture a greater portion of the incremental profit that it generates for participating sellers and thereby increase its profit margins and financial returns.

    - EXPLORE INTERNATIONAL EXPANSION. Priceline.com believes that the international scope of the Internet and the global demand for the types of products and services that it intends to make available through priceline.com presents opportunities to expand its service internationally. Given the anticipated continued increase in use of the Internet throughout the world, priceline.com intends to explore avenues and strategies for international expansion. It believes that joint ventures and licensing arrangements with international partners are likely to be the preferred methods of international expansion, as they will enable priceline.com to combine its expertise in demand collection systems with its partners' expertise in their local markets.

THE PRICELINE.COM BUSINESS MODEL

    Priceline.com believes that its demand collection system is a powerful new business model for conducting commerce on the Internet. The priceline.com business model is designed to allow consumers to save money on a wide range of products and services by trading flexibility regarding brands, product features and/or sellers in return for being able to buy products and services at prices that are lower than those charged through traditional retail channels of distribution. The priceline.com business model motivates sellers to offer products through priceline.com at below their retail prices by enabling them to generate incremental revenue while protecting their existing channels of distribution and retail pricing structures.

    The priceline.com business model enables the company to earn substantial revenues without charging customers for submitting offers through, or charging sellers for participating in, the priceline.com system. Priceline.com has the flexibility to earn fixed or percentage based fees by serving as an intermediary on the

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sale of products or services, or to earn the spread between the customer's offer and the cost of a product or service by serving as principal in a transaction. Consumer fees are payable only upon completion of successful transactions. This unique revenue structure enables priceline.com to manage the level of gross margins and, as appropriate, balance revenue growth with margin growth.

    In addition to its unique revenue structure, the defining elements of the priceline.com business model are the following:

    - the buyer specifies or accepts a RANGE OF SUBSTITUTABILITY among brands, product features and/or sellers; for example, he agrees to stay at any three-star hotel in a certain area, agrees to fly at any time of the day or agrees to purchase a new car from any factory-authorized dealer;

    - the buyer NAMES THE PRICE he is prepared to pay for the products or services within the specified range of substitutability;

    - the buyer GUARANTEES HIS OFFER for a specified time period by securing all or a portion of his potential payment for the product or service with a major credit card;

    - companies sell products or services at prices below their currently available retail prices using priceline.com as a BRAND SHIELD to protect their retail pricing structures and channels of distribution;

    - each guaranteed offer can be consummated with products or services from any of a GROUP OF SELLERS; and

    - offers made through priceline.com are held open for a specified period of time, and CANNOT BE CANCELED by either the seller or the buyer.

    The priceline.com consumer proposition is simple and compelling: realize immediate savings by using the Internet to name your own price when you are willing to be flexible about brands, product features and/or sellers. A central premise of the priceline.com consumer proposition is that in many product and service categories there are a significant number of consumers for whom brands, product features or sellers are interchangeable, particularly if agreeing to a substitution among brands or sellers will result in saving money. For example, priceline.com believes that many leisure travelers are relatively indifferent about the brand of major airline they fly. Similarly many consumers are indifferent to which financial services company provides them with a credit card or home mortgage. Priceline.com also believes that many consumers prefer not to spend time and effort engaged in an evaluative process among similar products, brands or sellers, which they consider to be substitutable. Finally, priceline.com is appealing to some consumers because it does not charge a customer to submit an offer, and priceline.com's Web site provides convenient access, available 24 hours a day, seven days a week.

    Priceline.com believes that the collection of large volumes of consumer demand is essential to building networks of multiple sellers. Priceline.com also believes that it is important that all of the demand it collects is GUARANTEED by the buyers, that offers must be held open for a specified time period and that once an offer is accepted it generally cannot be canceled or the purchase price refunded. This approach assures sellers that a customer's offer is bona fide and that once an offer is accepted, the seller will generate an immediate sale, rather than an invitation to further negotiation or comparison shopping.

    The priceline.com business model is predicated on the assumption that sellers almost invariably have excess inventory or capacity that they would sell at lower prices, if they could do so without either lowering their prices to their retail customers or advertising that lower prices are available. Priceline.com allows sellers to capture demand below their retail "price line," without allowing retail customers who might be willing to pay more to "free ride" down to the lower price. The ability to offer prices below the retail price line generates incremental revenue by accessing buyer segments otherwise priced out of the market and, in certain cases, by capturing market share from nonparticipating competitors. Finally, priceline.com's database of consumer offers benefits sellers by providing them with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

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    Priceline.com believes that its demand collection system is ideally suited to industries characterized by low variable costs relative to total cost, which results in high profit contribution margins and provides sellers with a strong incentive to sell products at prices below their retail prices to generate incremental sales, provided that they can do so without threatening their existing distribution channels or retail pricing structures. Low variable costs frequently exist in industries with expiring or rapidly aging inventory. Priceline.com also believes, however, that its demand collection system will prove to be effective even in industries that are not characterized by rapidly aging inventories and low variable costs because a significant number of consumers will prefer the relative cost savings, ease of use and convenience of priceline.com's name your price system to traditional retail distribution channels, and sellers will be attracted to the potential of the priceline.com service to increase sales velocity, which is often a significant factor in the success of businesses in these industries.

    Priceline.com believes that markets characterized by a large degree of brand, product feature or seller substitutability are substantial and include both those in industries characterized by high profit contribution margins and industries in which many consumers are dissatisfied with traditional retail distribution methods. In the business-to-consumer market, travel, new car sales, financial services and many retail products offer substantial ranges of substitutability in consumers' minds. In the business-to-business market, long distance service, media sales and office supplies are subject to high degrees of product or brand substitutability. In the consumer-to-consumer market, there are often multiple sellers that are ready, willing and able to offer new or nearly new products that consumers consider substitutable. Priceline.com believes that its business model can be applied to each of these markets, thereby providing it with considerable potential for long term growth.

PRODUCTS AND SERVICES

    Priceline.com launched the priceline.com service on April 6, 1998 with the sale of leisure airline tickets. Since that time, the priceline.com service has been expanded to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998 and home mortgages from a third party mortgage lender in January 1999. Priceline.com also intends to expand its product offerings over the next two years to include other leisure travel products such as rental cars, cruises, time shares, and vacation packages; automobile and personal insurance and other financial services products; and certain retail products such as computers, home electronics and other consumer products.

    TRAVEL SERVICES

    LEISURE AIRLINE TICKETS. Priceline.com commenced its service with the sale of leisure airline tickets. The number of airlines participating in priceline.com's airline ticket service has increased substantially since the launch of the business, from an initial group of two domestic airlines and four international airlines, to a total of five domestic airlines and 13 international airlines. Priceline.com also purchases and resells a small percentage of its tickets from airline ticket consolidators. Airlines participate in priceline.com's airline ticket service by making available to priceline.com unpublished fares and, in some cases, dedicated or special inventory. Priceline.com does not publicly advertise the names of airlines participating in its airline ticket service.

    Consumers can make offers to purchase airline tickets through the priceline.com Web site or the 1-800-Priceline call center. The vast majority of all airline ticket requests are made through priceline.com's Web site. To make an offer, the customer specifies (1) the origin and destination of the trip, (2) the dates on which he wishes to depart and return and (3) the price he is willing to pay, and guarantees the offer with a credit card. Consumers must agree to, among others, the following conditions:

    - to fly on any major full-service airline, which is defined by the United States Department of Transportation;

    - to leave at any time of the day on their desired dates of departure and return;

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    - to purchase only round trip economy class tickets between the same two points of departure and return;

    - to accept up to one stop or connection;

    - to receive no frequent flier miles or upgrades; and

    - to accept tickets that cannot be refunded or changed.

    Consumers are informed that they can increase their chances of obtaining the desired ticket by accepting greater flexibility, such as accepting flights outside of priceline.com's normal flight times or accepting more than one stop or connection. Consumers also are given the opportunity to have their offers increased by a specified dollar amount, and thereby increase the likelihood of success, if they agree to participate in an adaptive promotion during the process of submitting their offers, such as applying for a credit card or subscribing to a magazine. In order to encourage reasonable initial offers, consumers are not permitted to make revised offers for an identical itinerary within seven days of an unsuccessful offer.

    When priceline.com receives an offer, it determines whether to fulfill the offer based upon the available fares, rules and inventory that have been provided by participating airlines. Such fares and rules are filed by participating airlines in a private database known as SecureRate within the Worldspan central reservation system. As a certified travel agency, priceline.com also has access to the published "tariff" fares of all airlines, including those not participating in the priceline.com service, although priceline.com currently does not sell tickets purchased pursuant to published tariff fares. If a qualifying airfare is identified, a search in Worldspan is initiated to find seat availability on the requested dates of travel. Where more than one seller is able to fulfill the customer's offer, priceline.com awards the business based on an allocation protocol.

    A customer is notified whether his offer has been accepted within one hour for domestic flights and within twenty-four hours for international flights. If priceline.com is able to obtain an airline ticket within the parameters specified by the customer, the customer's credit card is charged for the amount of the customer's offer and the ticket is delivered to the customer by the delivery method specified by the customer. Approximately 90% of the tickets issued through priceline.com are electronic tickets for which there is no delivery charge. Priceline.com does not charge a fee to either the customer or the airline, but earns the spread, if any, between the customer's offered price and the cost to purchase the ticket from the airline.

    HOTELS. In October 1998, priceline.com launched its second travel service, which allows consumers to name their price for hotel room reservations. Priceline.com's hotel reservation service currently is available in more than 220 cities, including over 30 metropolitan areas, which include Atlanta, Boston, Chicago, Los Angeles, New York, Orlando and San Francisco. Priceline.com intends to expand its hotel reservation service during 1999 to include substantially all major cities and metropolitan areas in the United States and various international destinations. Seller participants in the hotel reservation service include several of the most significant national hotel chains, including Marriott, Renaissance, Sheraton and Westin, as well as several important real estate investment trusts, including Meristar, Patriot and Starwood, and independent property owners. Hotels participate by filing private discounted rates with related inventory control rules in priceline.com's private database in the Worldspan centralized reservation system for hotel rooms. These rates generally are not available to the general public or to consolidators and other discount distributors who sell to the public.

    Priceline.com's hotel reservation service operates in a manner similar to its airline ticket service. Consumers are required to accept certain trade-offs with respect to brands or product features in return for saving money. For example, consumers are required to accept a reservation in any hotel within a specified geographic area within a designated "class" of service (1, 2, 3, 4 or 5-star) and must accept limitations on changes and cancellations. Priceline.com determines the class of service for each participating hotel based upon published industry reports, the amenities available at each property and other factors

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such as age and decor. As with the airline ticket service, the target market for
priceline.com's hotel reservation service is the leisure travel market.

    Consumers can make offers for a hotel reservation through the priceline.com Web site or 1-800-Priceline call center. To make an offer, the customer (1) specifies (a) his dates of stay, (b) the metropolitan area, including geographic zones within that metropolitan area, (c) the class of hotel service and (d) the price he is willing to pay; and (2) guarantees the offer with a credit card. Upon receipt of an offer for a hotel reservation, priceline.com systematically compares the offer with rates and inventory rules provided by sellers through their reservation systems and determines whether to fulfill the offer based upon available inventory. Within a specified time, which currently is one hour, the customer is notified whether his offer has been accepted. When selling a hotel reservation, priceline.com earns the spread between the consumer's offer price and the price charged to the company by the hotel. Priceline.com also earns fee income from adaptive promotions that it makes available to consumers during the course of submitting an offer for a hotel reservation.

    The dynamics of the hotel industry are similar to those of the airline industry in that both industries are characterized by expiring inventory and low marginal costs so that the sale of any excess inventory provides a significant contribution to profits. As with the airline industry, a significant amount of available inventory in the hotel industry expires unsold. Priceline.com also believes that consumers are willing to trade off brand identity for lower rates with a specified class of hotel service and that such industry dynamics make priceline.com's demand collection system particularly well-suited to the hotel industry. Priceline.com also believes that the hotel reservation service will create opportunities for cross-selling to leisure travelers who purchase airline tickets through priceline.com.

    OTHER TRAVEL SERVICES. Priceline.com intends to expand its products and services within the leisure travel industry over the next two years to encompass the rental car, cruise, all-inclusive resort, time share and vacation package segments.

    FINANCIAL SERVICES PRODUCTS

    HOME MORTGAGES. Priceline.com introduced its home mortgage service in January 1999. Priceline.com's mortgage service allows consumers to name their interest rate for mortgages of a specified term, including purchase money mortgages, refinancings and home equity loans. LendingTree, an Internet based mortgage service provider, is priceline.com's joint marketing partner in connection with its mortgage service. Under priceline.com's agreement with LendingTree, priceline.com is responsible for maintaining the mortgage service on the priceline.com Web site and for consumer marketing. LendingTree serves as the mortgage broker and operates the back-end processing system, which presents offers received through priceline.com to multiple mortgage lending institutions for consideration. LendingTree maintains its own online mortgage service, which includes a network of over 20 mortgage lending institutions. See "-- Strategic Alliances -- Marketing Agreement for Mortgage Services."

    To obtain a home mortgage through the priceline.com service, consumers access the priceline.com Web site and specify the amount of the loan, the term and the interest rate they are willing to pay. Consumers complete a simplified loan application as part of the process of making an offer. In connection with making an offer, consumers are required to guarantee with a major credit card the payment of a fee of $200, to be credited against closing costs if their offer is accepted. Priceline.com transmits each offer to LendingTree, which in turn presents the offer to multiple lenders who can either accept the offered terms, or return a counteroffer to the consumer. Priceline.com notifies the customer within 48 hours whether his offer has been accepted. Upon the closing of a mortgage placed through priceline.com's mortgage service, LendingTree receives a fee from the lending institution, and priceline.com receives a fee from LendingTree.

    According to industry data published in 1998, approximately $1.1 trillion of home mortgages were entered into in the United States in 1996. Priceline.com believes that consumers are largely indifferent to

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which mortgage issuer provides their mortgage and seek merely to obtain the lowest cost in the most efficient manner. Moreover, comparison shopping among the hundreds of mortgage lenders can be a frustrating experience for consumers. Priceline.com believes the priceline.com mortgage service will provide consumers with a simple and efficient vehicle for obtaining the interest rate they seek through a preferable purchasing process. For lenders, the priceline.com mortgage service will provide guaranteed demand from consumers who are committed to buy and will submit that demand in a format that can be reviewed and evaluated by the lender with minimal variable costs.

    OTHER FINANCIAL SERVICES PRODUCTS. Priceline.com intends to expand its products and services within the financial services industry over the next two years to include unsecured personal loans, credit card balance consolidations and automobile and life insurance policies. As with its other products and services, priceline.com intends to expand its financial product services by entering into strategic relationships with leading industry participants. Priceline.com believes its financial product services will have broad demographic appeal among consumers who seek to obtain the most attractive economic terms in the most efficient manner from what they perceive to be substitutable suppliers.

    NEW CAR SALES

    Priceline.com introduced a new car sales service on a test basis in the New York metropolitan area in July 1998. Priceline.com is using the New York market to learn more about the automobile sales over the Internet and to develop product features and systems support. In the first half of 1999, priceline.com intends to introduce its new car sales service in a prototype market, which presently is expected to be a city with a population of approximately one million. Once the service's product features have been refined and its performance expectations have been achieved in this prototype market, priceline.com expects to implement a gradual roll-out to additional metropolitan markets in the United States. Priceline.com's new car sales service currently does not offer automobile financing. Because a significant majority of new car buyers finance their purchase, priceline.com intends to add a financing feature to its program, for both leasing and lending, prior to a broader roll-out of the service, including a "budget worksheet" that will assist customers in determining what cars they can afford to purchase.

    Priceline.com's new car sales service accepts offers for every major brand of automobile. To purchase a new car through the priceline.com service, consumers name the price for a new car with specified model options, and agrees to purchase such car from any factory authorized dealer within a specified geographic radius. To help consumers submit reasonable requests, both the manufacturer's suggested retail price and the dealer invoice price for the vehicles and options requested are displayed on the priceline.com Web site. Upon receiving an offer for a new car, priceline.com transmits the customer's offer to factory authorized dealers within the specified geographic radius, without disclosing the identity of the customer. Priceline.com directs the sale to the first dealer that notifies the company that it is willing to accept the customer's offer. Priceline.com then notifies the customer to pick up the vehicle from that dealer and the transaction is closed directly between them.

    Due to the numerous features and options on a new automobile, the range of product substitutability that consumers will accept is lower in the case of new cars than with airline tickets or hotels. As a result, a dealer that may not be able to precisely fulfill a customer's offer is permitted to make a counteroffer through priceline.com. The counteroffer may specify a different product package or price. The customer is free to accept or reject such a counteroffer. The customer also is permitted to submit an additional offer through priceline.com.

    Once an offer for a new car is accepted by a dealer, the consumer completes the transaction directly with the dealer and receives the same standard manufacturer's warranty and other terms that are available with respect to any new car purchased at that dealer. When a sale is completed, priceline.com is paid a fee, which is currently $25, from the customer and an additional fee from the auto dealer. If the customer fails to consummate the transaction within 14 business days of being notified that an offer is accepted, the

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customer is charged a cancellation fee, which is currently $200, half of which is payable to priceline.com with the other half payable to the dealer.

    Priceline.com believes that, for many consumers, purchasing an automobile through priceline.com's new car sales service will be a preferred purchasing method compared to traditional retail channels which often involve protracted negotiations with numerous dealers, some of which may utilize aggressive sales tactics. Priceline.com also believes that many automobile dealers will view the priceline.com service as an attractive way to generate incremental sales through a low cost distribution channel.

    The priceline.com new car sales service is differentiated from other Internet car sales services, which serve as lead generators for participating car dealers. Under such services, multiple dealers may contact the customer in response to the customer's inquiry to the Internet service. By contrast, priceline.com's new car sales service does not reveal the identity of the customer to the auto dealer until the dealer has accepted the customer's offer. Furthermore, in contrast to other Internet car sales services, dealers are not required to pay a participation fee to review offers from the priceline.com service.

ADAPTIVE MARKETING PROGRAMS

    Priceline.com has developed adaptive marketing programs to help bridge the gap between consumer offers and seller prices, provide users of the priceline.com service with other desired products, and generate additional revenue for the company. These programs also serve as an integral part of priceline.com's strategy of building customer loyalty.

    Priceline.com intends to further develop and expand its adaptive marketing programs, which presently include two distinct initiatives. The first, which it refers to as "adaptive promotions," allows consumers to increase the amount of their offers, and thus their likelihood of success, at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy an airline ticket can immediately increase the amount of his offer by $50 by applying online for a credit card. If the customer obtains the requested ticket, he still pays only the amount contained in his original offer. For example, if a customer makes an offer to purchase a round trip ticket from New York to Chicago for $200 and, in the process of submitting that offer, he applies for a credit card, the offer would be submitted at $250, but the customer would have to pay only $200 for the ticket.

    The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions. For example, a customer whose offer for an airline ticket was slightly below acceptable levels could be offered a second related product such as a hotel room reservation or a rental car day at a combined price that provided an acceptable margin for the sellers of both products and for priceline.com.

    Priceline.com's principal adaptive promotion offers consumers the ability to apply for a credit card issued by Capital One Bank while submitting offers through priceline.com. In connection with this promotion, priceline.com is paid a fee by Capital One for each qualifying credit card application. Substantially all of priceline.com's adaptive marketing revenues to date have been derived from the Capital One promotion. Priceline.com has entered into an agreement in principle with First USA Bank, one of the nation's leading credit card issuers, under which First USA would replace Capital One as priceline.com's strategic partner in its credit card adaptive marketing program. Priceline.com also has a co-marketing agreement with E*TRADE Group, Inc. to establish an adaptive marketing program under which E*TRADE will compensate priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. In addition, priceline.com has an adaptive marketing promotion for magazine subscriptions pursuant to a revenue sharing arrangement with NewSub Services, Inc. See "Risk Factors -- We are Dependent on Adaptive Marketing Programs" and "--Strategic Alliances -- Adaptive Marketing Alliances."

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MARKETING AND BRAND AWARENESS

    Priceline.com has established itself as a leading e-commerce brand through an aggressive marketing and promotion campaign. From inception through December 31, 1998, priceline.com incurred $24.4 million for sales and marketing expense. It intends to continue to pursue an aggressive marketing strategy designed to promote brand awareness and the concept that consumers can save money on a wide range of products and services through priceline.com. Underlying priceline.com's marketing strategy is the company's belief that its target market is all consumers, not just Internet-savvy consumers. Substantially all of such spending has been for radio and newspaper advertising. Priceline.com's campaign features the actor William Shatner as its spokesperson.

    Priceline.com supplements its paid advertising and promotion with targeted media coverage. Priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL and USA TODAY, reflecting the intuitive appeal of the priceline.com business model and its strong word-of-mouth support. In addition, priceline.com engages in grass roots marketing such as promotional events on college campuses and co-promotions with popular media such as MTV.

    Priceline.com believes that the priceline.com service has achieved widespread brand awareness. Based upon the results of an independent research study conducted for priceline.com, the company believes that, as of September 1998, among adult Americans, the priceline.com "name your price" business proposition was the second most recognized e-commerce brand among the 13 leading brands included in the survey and one of the six most recognized Internet brands among the 25 leading brands included in the survey. Based on the study, priceline.com also believes that, after only five months of operation, 62.5 million (or 32%) of all adult Americans were aware of the priceline.com "name your price" proposition. Priceline.com's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. Priceline.com also believes that it enjoys high levels of consumer satisfaction among users of its service who provide powerful word-of-mouth endorsements.

STRATEGIC ALLIANCES

    AIRLINE ALLIANCES AND RELATIONSHIPS

    Priceline.com has entered into Airline Participation Agreements with five domestic and 13 international airlines. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which ticket inventory provided by the airlines may be sold. Such terms and conditions include the following:

    - the tickets must be non-refundable, non-endorsable and non-changeable;

    - all travel must be round-trip between the same two points of departure and return, with no stopovers permitted;

    - the tickets are not eligible for frequent flyer mileage or upgrades;

    - consumers must agree to accept up to one stop or connection on both their departing and return flights;

    - consumers must be willing to fly on any participating airline;

    - consumers must be willing to depart at any time after 6 a.m. and land any time before 10 p.m. on the requested dates;

    - all offers must be guaranteed with a major credit card; and

    - consumers are limited in their ability to make multiple offers with respect to the same travel itinerary.

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    The Airline Participation Agreements generally are subject to termination upon 30 days' notice by priceline.com or the airline. While priceline.com's agreement with Delta nominally has a ten-year term, the Agreement does not impose any material obligations on Delta. In particular, Delta is not at any time obligated to supply airline tickets to priceline.com and may supply airline tickets to priceline.com's competitors at any time, without offering any airline tickets to priceline.com, or may offer tickets to priceline.com's competitors at more favorable prices than those offered to priceline.com.

    In addition to the Airline Participation Agreements, priceline.com entered into a related agreement with Delta which provides, among other things, certain incentives designed to encourage Delta to increase its participation in priceline.com's buying service. For example, Delta is entitled to share in revenue generated from airline ticket sales on Delta if priceline.com's gross margin on such sales exceeds approximately 12% in any calendar quarter. In addition, priceline.com is required to use the highest qualifying fare to fulfill ticket requests allocable to Delta, subject to an agreed minimum profit margin to priceline.com. The agreement also requires, subject to various exceptions, Delta's approval of the addition of new carriers to the priceline.com service and restricts both the volume of tickets that may be sold and the routes for which tickets may be offered by specified carriers through the priceline.com service. Delta also may require the exclusion of specific markets in order for certain other airlines to participate. Further, priceline.com is required to license its buyer-driven commerce system to Delta on a non-exclusive basis and on commercially reasonable terms under specified conditions. In addition, priceline.com's ability to transfer or license its intellectual property to other travel providers is limited in the manner set forth in the agreement.

    In connection with the Airline Participation Agreement with Delta, priceline.com also issued a warrant to Delta to purchase up to 18,619,402 shares of common stock at an exercise price of approximately $0.93 per share. The Delta warrant will become exercisable at the earlier of December 31, 2005, or Delta's achievement of certain performance thresholds of ticket sales.

    Priceline.com also has issued to several participating airlines warrants to purchase an aggregate of 2,187,500 shares of common stock, comprised of warrants to purchase 937,500 shares of common stock at an exercise price of $3.20 per share and warrants to purchase 1,250,000 shares of common stock at an exercise price of $6.40 per share. The warrants having an exercise price of $3.20 per share become exercisable 210 days after the completion of this offering. With respect to the warrants having an exercise price of $6.40 per share, warrants relating to one-half of the underlying shares become exercisable on December 31, 1999, and warrants relating to the remaining underlying shares become exercisable on December 31, 2000, subject to earlier termination of such warrants in the circumstances identified in the warrant agreement.

    MARKETING AGREEMENT FOR MORTGAGE SERVICES

    In connection with priceline.com's home mortgage service, priceline.com has entered into a joint marketing relationship with LendingTree, an Internet based mortgage service provider. Under this arrangement, priceline.com is responsible for maintaining the mortgage service for the priceline.com Web site and for consumer marketing. LendingTree provides the back-end processing system, which presents the priceline.com offers to multiple mortgage lending institutions for consideration.

    Under the terms of the Internet Marketing and Licensing Agreement, effective as of August 1, 1998, between priceline.com and LendingTree, priceline.com receives the majority of the net revenue generated by the mortgage program, and the balance is earned by LendingTree. LendingTree is responsible for providing
(1) the substantive mortgage content of the mortgage service for the priceline.com Web site; (2) a network of lenders to participate in the mortgage program; (3) customer service; and (4) the software required to effect a communication system between priceline.com, LendingTree and the participating lenders. LendingTree also is responsible for compliance with all regulations applicable to the mortgage service and products, including the maintenance of requisite broker licenses, registration, approvals and

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exemptions. The initial term of the agreement began on August 1, 1998, expires one year from the commencement of the priceline.com mortgage service and renews automatically thereafter. The agreement may be terminated by either party after the initial term expires, or immediately in the event that the other party materially breaches the agreement or becomes subject to a bankruptcy proceeding.

    HOTEL ALLIANCES

    In connection with priceline.com's hotel service, priceline.com has entered into letter agreements with eight hotel chains. The agreements generally provide for the hotels to supply priceline.com with competitive net rates for hotel properties included in the priceline.com service. Hotels must be of 2-star quality or higher, with priceline.com to make the final quality determination. These letter agreements do not require the hotels to provide any minimum level of inventory. In most cases, the agreements are cancellable by either party at any time.

    ADAPTIVE MARKETING ALLIANCES


    Priceline.com's principal adaptive marketing promotion offers consumers the ability to apply for a credit card issued by Capital One while submitting offers through priceline.com. In connection with this promotion, priceline.com is paid a fee by Capital One for each qualifying credit card application. On March 3, 1999, Capital One exercised its contractual option to cease accepting credit card applications through priceline.com effective May 1, 1999 unless priceline.com enters into a new agreement with them on revised terms which they have offered to priceline.com. Priceline.com has entered into an agreement in principle with First USA Bank, a leading national credit card issuer, under which First USA would replace Capital One as priceline.com's strategic partner in its credit card adaptive marketing program. Under the First USA adaptive marketing program, priceline.com would enable its customers to increase the amount of their offers by a specified amount by applying online for a First USA credit card and would offer other promotions linked to the First USA customer acquisition program. Priceline.com would earn fees in a variety of ways including (1) upon the acceptance by First USA of credit card applications submitted through the priceline.com service, up to a specified maximum amount of five million accepted credit card applications, subject to reduction under certain circumstances by First USA, (2) upon the activation of credit card accounts acquired for First USA through the priceline.com service and based upon the use of such accounts (3) for transfers of balances from other credit cards to First USA credit cards through the priceline.com service. The First USA agreement would have a term of five years, subject to certain earlier termination and repricing rights of First USA. For example, subject to our rights of renegotiation, First USA would have the right to terminate the agreement after one year (and earlier under certain circumstances) if its financial returns under the adaptive marketing program were not at least equivalent to certain agreed upon levels.


    While priceline.com expects to enter into a definitive agreement with First USA, there can be no assurance that such an agreement will in fact be executed, or that the terms of any such agreement will be substantially the same as, or similar to, those contemplated in the agreement in principle. Moreover, priceline.com can give no assurance that a new adaptive marketing credit card program with First USA or any other credit card issuer will be established by the expiration of the Capital One program or that it will provide priceline.com with financial benefits comparable to those provided under the Capital One program. Capital One currently pays a fee for each qualifying credit card application submitted over the priceline.com service. The fee structure of the First USA program is based on the factors described above which may or may not result in revenues comparable to those under the Capital One program. If priceline.com fails to secure a new adaptive marketing program with First USA or another credit card issuer, its revenues and gross margin are likely to decrease significantly, which could materially and adversely affect its business and prospects.

    Priceline.com also has a co-marketing agreement with E*TRADE to establish an adaptive marketing program under which E*TRADE will compensate priceline.com for offering priceline.com customers the

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
opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. As the first phase of this program, priceline.com and E*TRADE have established the Customer Affinity Share Purchase Program under which customers of priceline.com who also are account holders at E*TRADE will receive priority in the allocation by E*TRADE of priceline.com shares in this offering, subject to a maximum allocation of 100 shares per customer account and limited by the total number of shares made available to E*TRADE. The parties intend to expand the adaptive marketing program to apply to offers by customers for products and services over the priceline.com service. However, under the terms of the co-marketing agreement, E*TRADE will be permitted to terminate the expanded program at any time. Under the co-marketing agreement, E*TRADE has agreed to pay priceline.com a daily fee, which increases in increments based on the number of funded account applications submitted to E*TRADE by priceline.com customers. E*TRADE also has agreed to pay priceline.com an additional fee in certain circumstances for each successful priceline.com transaction in which the customer participates in the E*TRADE adaptive marketing program.

    Priceline.com also offers an adaptive marketing promotion for magazine subscriptions pursuant to a revenue sharing agreement with NewSub Services, Inc., a magazine subscription agent that is an affiliate of priceline.com's Founder and Vice Chairman, Mr. Jay S. Walker. Under the agreement with NewSub Services, priceline.com shares in a percentage of the revenues generated upon the conversion of priceline.com generated subscriptions to annual subscriptions after a six month free trial period.

COMPETITION

    Priceline.com competes with both online and traditional sellers of the products and services offered on priceline.com. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. In addition, the traditional retail industry for the products and services priceline.com offers is intensely competitive.

    Priceline.com currently or potentially competes with a variety of companies with respect to each product or service it offers. With respect to travel products, these competitors include:

    - Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia.com;

    - traditional travel agencies;

    - consolidators and wholesalers of airline tickets and other travel products;

    - individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and

    - operators of travel industry reservation databases such as Worldspan and Sabre.

Priceline.com's current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto super stores such as Auto Nation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, priceline.com's competitors include:

    - banks and other financial institutions;

    - online and traditional mortgage and insurance brokers, including Quicken Mortgage, E-Loan and Home Shark; and

    - insurance companies.

While priceline.com faces competition from all of these current or potential competitors, its business and financial position would be particularly at risk if the airlines chose to establish their own buyer-driven commerce system to sell excess inventory.

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
    Priceline.com potentially faces competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!, who could choose to compete with priceline.com either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with priceline.com. Competition from these and other sources could have a material adverse effect on priceline.com's business, results of operations and financial condition.

    Priceline.com believes that the principal competitive factors in its markets are brand recognition, price, Web site accessibility, ability to fulfill offers, customer service, reliability of delivery, ease of use, and technical expertise and capabilities. Many of priceline.com's current and potential competitors, including Internet directories and search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than priceline.com. Some of these competitors may be able to secure products and services on more favorable terms than priceline.com. In addition, many of these competitors may be able to devote significantly greater resources to:

    - marketing and promotional campaigns;

    - attracting traffic to their Web sites;

    - attracting and retaining key employees; and

    - Web site and systems development.

Increased competition could result in reduced operating margins and loss of market share and could damage priceline.com's brand. There can be no assurance that priceline.com will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on priceline.com's business, results of operations and financial condition.

OPERATIONS AND TECHNOLOGY

    Priceline.com's business is supported by a state of the art systems platform, which was designed with an emphasis on scalability, performance and reliability. Priceline.com's core demand collection and offer processing systems are proprietary to priceline.com. The software platform and architecture are built on server-side Java, C++, and ISO standard SQL scripts integrated with an Oracle relational database system. This internal platform was designed to include open application protocol interfaces that can provide real-time connectivity to vendors in the range of industries in which the priceline.com operates. These include large global inventory systems, such as airline and hotel reservation systems, for example, the Worldspan central reservation systems; and financial service providers; as well as individual inventory suppliers, such as auto dealers, individual hotels and hard goods merchants. Priceline.com's Internet servers utilize Verisign digital certificates to help it conduct secure communications and transactions.

    Priceline.com out-sources most of its call center and customer service functions, and uses a real-time interactive voice response system with transfer capabilities to its call centers and customer service centers in Stamford, Connecticut; Columbus, Ohio; and Charlotte, North Carolina.

    Priceline.com's systems infrastructure, Web and database servers are hosted at Exodus Communications, Inc. in Jersey City, New Jersey, which provides communication lines from multiple providers including UUNet and AT&T, as well as 24-hour monitoring and engineering support. Exodus has its own generator and multiple back-up systems in Jersey City. Priceline.com also maintains an uninterruptible power supply system and generator and redundant servers at its Stamford, Connecticut headquarters to provide service capability if the Exodus site fails.

    While priceline.com primarily is an Internet business, it also offers phone service through its toll-free number, 1-800-Priceline. This service allows consumers who do not have access to a computer to phone in

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their orders. From launch to December 31, 1998, priceline.com has received approximately 15% of its airline ticket orders through its toll-free number. In addition, consumers who choose not to transmit their credit card information via the Internet have the option of submitting their credit card information through the phone service. Priceline.com also uses its toll-free number to provide customer service.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Priceline.com holds a business process patent issued by the United States Patent and Trademark Office which is directed to a unique buyer-driven commerce system. While so-called business process patents are only now becoming widely understood by the general business community, a decision by the Court of Appeals for the Federal Circuit (the highest United States appellate court for patent-related appeals below the United States Supreme Court), recently affirmed the validity of patents covering software-implemented business processes. STATE STREET BANK & TRUST CO. V. SIGNATURE FINANCIAL GROUP, INC. (July 1998).

    Priceline.com currently holds two issued United States patents, No. 5,794,207 and No. 5,797,127, as well as one allowed and eighteen pending United States patent applications and one pending international patent application. Priceline.com is in the process of filing at least three more patent applications, with an ongoing program for identifying and protecting new inventions. Priceline.com's core business method patent is directed to a unique buyer-driven commerce system using a computer to collect credit card-backed or other financial account-backed conditional purchase offers to present to multiple sellers, receive one or more acceptances or fulfillments of these offers, and use the credit card or other financial account to provide a payment to one or more of the sellers. The pending patent applications are directed to various operational features of the system, as well as to product-specific enhancements.

    While priceline.com believes that its core buyer-driven commerce patent, together with its pending patent applications, help to protect the priceline.com business, there can be no assurance that (1) the core buyer-driven patent or any other patent can be successfully defended against challenges by third parties;
(2) the pending patent applications will result in the issuance of patents; (3) competitors or potential competitors of priceline.com will not devise new methods of competing with the company that are not covered by priceline.com's patent or patent applications; (4) because of variations in the application of our business model to each of our products and services, our core buyer-driven commerce patent may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories; or (5) a third party will not have or obtain one or more patents that prevent priceline.com from practicing features of its business or will require priceline.com to pay for a license to use those features. Priceline.com has been notified that a third party patent applicant has challenged its core patent through an interference action in the United States Patent and Trademark Office. See "-- Legal Proceedings." In addition, priceline.com has learned of several Internet travel services that appear to use customer-offer based transaction models.

    Priceline.com seeks to protect its copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, priceline.com attempts to register its trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which priceline.com's services are made available online. See "Risk Factors -- Our Success Depends on Our Ability to Protect Our Intellectual Property." A third party has sued priceline.com for, among other things, misappropriation of trade secrets. See "Legal Proceedings."

    Priceline.com currently owns the Internet domain name "priceline.com." Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Priceline.com, therefore, could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value

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of its trademarks and other proprietary rights. See "Risk Factors -- Our Success
Depends on Our Ability to Protect Our Intellectual Property."

GOVERNMENTAL REGULATION

    The products and services offered through the priceline.com service are regulated by federal and state governments.

    TRAVEL SERVICES

    Priceline.com is subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, Priceline Travel is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airline Reporting Corporation. Priceline.com also will be making similar filings for registration and membership prior to consummation of this offering. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements. All travel registrations were previously held by Priceline Travel. To the extent that such registrations could be transferred by merger, priceline.com succeeded to all such registrations by merging with Priceline Travel as of March 24, 1999. Priceline.com has obtained other required travel related registrations.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state and/or a franchise agreement with the manufacturers of the automobiles to be sold. Priceline.com believes that it is not subject to such automobile dealer/broker laws because priceline.com is a car buying service, and not a seller or broker of automobiles, operating on behalf of customers and participating dealers.

    It is uncertain how automobile dealer and broker laws apply to the provision of automobile selling services offered through the Internet. Priceline.com has been orally advised by representatives of a number of states that, generally, no enforcement action will be initiated against Internet companies for non-compliance with such laws until clearer regulatory or legislative guidance is provided.

    It is possible, however, that state regulatory bodies could take the view that priceline.com is subject to automobile broker and dealer laws, in which case they could attempt to require priceline.com to register as an automobile broker/dealer in the applicable states. Given the nature of priceline.com's business, any requirement to register under such laws could severely interfere with the conduct of its business.

    HOME MORTGAGES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures, loan solicitation procedures and a variety of other practices throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act, prohibits the payment and receipt of mortgage loan referral fees. The act, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    Priceline.com introduced its home mortgage service in January 1999. LendingTree serves as the mortgage broker and provides all mortgage brokerage services. Priceline.com provides and is responsible for maintaining the home mortgage service on its Web site and develops and purchases all advertising. LendingTree will compensate priceline.com for the fair market value of its non-referral services. Priceline.com believes that offering the priceline.com home mortgage service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring priceline.com's registration and compliance and could scrutinize the compensation arrangement between LendingTree and priceline.com under Real Estate Settlement Procedures Act or other federal or state laws. Such action could severely interfere with the conduct of the priceline.com business.

    LendingTree provides the mortgage brokerage services offered through the priceline.com home mortgage service on priceline.com's Web site and is responsible for maintaining the necessary and appropriate state registrations and licenses associated with LendingTree's provision of those mortgage brokerage services. If a federal or state regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable federal or state law requirements pertaining to LendingTree's provision of mortgage brokerage services, the priceline.com home mortgage service could be materially and adversely affected and priceline.com may be unable to continue to make its home mortgage services Web site available, either to residents of affected state(s) or on a national basis.

    CONSUMER PROTECTION AND RELATED LAWS

    All of priceline.com's services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. Priceline.com is also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of the priceline.com business.

    BUSINESS QUALIFICATION LAWS

    Because priceline.com's service is available over the Internet in multiple states, and because it sells to numerous consumers resident in such states, such jurisdictions may claim that priceline.com is required to qualify to do business as a foreign corporation in each such state. Priceline.com is qualified to do business in a limited number of states, and failure by priceline.com to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject priceline.com to taxes and penalties for the failure to so qualify and limit its ability to conduct litigation in such states.

    INTERNATIONAL EXPANSION

    Priceline.com intends to explore opportunities for expanding the priceline.com business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

LEGAL PROCEEDINGS

    On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor in at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent (U.S. Patent Number: 5,845,265). Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from the priceline.com core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of the priceline.com patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of an Internet travel service that, according to such announcement, commenced on-line operations in the fourth quarter of 1998 and purports to compete with priceline.com.


    While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston and pay damages from the date such patent issued at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.


    On January 19, 1999, a lawsuit was filed in the United States District Court for the Northern District of California by Marketel International, Inc., a California corporation, under the caption MARKETEL INTERNATIONAL INC. V. PRICELINE.COM ET. AL., No. C-99-1061 (N.D. CA 1999), against priceline.com, Priceline Travel, Walker Asset Management, Walker Digital, Mr. Jay S. Walker, priceline.com's Founder and Vice Chairman, and Mr. Andre Jaeckle, an individual who made a $1 million loan to priceline.com bearing interest at a rate of 6% per year, and in connection therewith, received warrants, which have subsequently been fully exercised, to purchase 62,500 shares of our common stock. On February 22, 1999, Marketel filed an amended and supplemental complaint. The amended complaint filed by Marketel, which joins as defendants Mr. Timothy G. Brier, our Executive Vice President, Travel, Mr. Bruce Schneier, an individual and consultant to Walker Digital, and Mr. James Jorasch, an individual and employee of Walker Digital, alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition, and false advertising, and seeks injunctive relief and damages in an unspecified amount. In its amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans and processes, and which an executive of Marketel allegedly provided to Messrs. Walker and Jaeckle in confidence approximately ten years ago. The amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of US patent No. 5794207, which was issued on August 11, 1998 with Jay S. Walker, Bruce Schneier and James Jorasch listed as the inventors and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, priceline.com believes that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Priceline.com's Internet-based model was independently developed by Walker Digital and priceline.com, and practiced by priceline.com starting in 1998. Based on publicly available information and Marketel's complaint, priceline.com understands that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. Priceline.com believes that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its active status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of its complaint.

    On February 5, and February 10, 1999, the defendants filed their answer and amended answer, respectively, to the amended complaint, in which they denied the material allegations of liability in the complaint. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's amended complaint and believe that the amended complaint is without merit. Priceline.com intends to defend vigorously against the action. Defending the law suit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the terms of the indemnification obligations contained in the Purchaser and Intercompany Agreement with Walker Digital, Walker Digital has agreed to indemnify priceline.com for damages, liability and legal expenses incurred in connection with the Marketel litigation.

    From time to time priceline.com has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by the company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

EMPLOYEES

    Currently, priceline.com has 194 full-time employees. In addition, through an Intercompany Agreement with Walker Digital Corporation, priceline.com receives a variety of services, including research and development, patent and other intellectual property services and technical support. Priceline.com also employs independent contractors to support its customer service and system support functions. See "Certain Transactions."

    Priceline.com has never had a work stoppage and its employees are not represented by any collective bargaining unit. It considers its relations with its employees to be good. Priceline.com's future success will depend, in part, on its ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

FACILITIES

    Priceline.com's executive, administrative and operating offices are located in approximately 35,000 square feet of leased office space located in Stamford, Connecticut. Priceline.com is subleasing this office space from Walker Digital on a month-to-month basis. Priceline.com also has guaranteed Walker Digital's obligations under a lease of office space in New York City that is used by both companies. Priceline.com anticipates that it will require additional space within the next 12 months to accommodate its anticipated growth and that suitable office space will be available on commercially reasonable terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information regarding the directors and executive officers of priceline.com as of the date hereof. Service with priceline.com prior to July 1998 was rendered to priceline.com's predecessor, priceline.com LLC.

NAME                                           AGE                                POSITION
------------------------------------------     ---     ---------------------------------------------------------------
Richard S. Braddock.......................         57  Chairman and Chief Executive Officer
Jay S. Walker.............................         43  Founder and Vice Chairman
Jesse M. Fink.............................         42  Chief Operating Officer
Paul E. Francis...........................         44  Chief Financial Officer
Ronald V. Rose............................         48  Chief Information Officer
Mark Benerofe.............................         39  Executive Vice President, Corporate Development
Timothy G. Brier..........................         50  Executive Vice President, Travel
Melissa M. Taub...........................         35  Senior Vice President, General Counsel and Secretary
Thomas P. D'Angelo........................         39  Vice President, Finance and Controller
Paul A. Allaire...........................         60  Director
Ralph M. Bahna(a).........................         56  Director
Paul J. Blackney(b).......................         52  Director
William E. Ford(b)........................         37  Director
Marshall Loeb(a)..........................         69  Director
N.J. Nicholas, Jr.(a)(b)..................         59  Director
Nancy B. Peretsman........................         44  Director

------------------------

(a) Member of the Compensation Committee.

(b) Member of the Audit Committee.

    RICHARD S. BRADDOCK has served as Chairman of the board of directors and Chief Executive Officer of priceline.com since August 1998. From December 1997 to January 1999, he served as the non-executive Chairman of True North Communications, Inc., an advertising company, and Ion Laser Technology, a laser technology company. From September 1996 to August 1997, he served as a special advisor to General Atlantic Partners, LLC, a private equity fund. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He also served as Chief Executive Officer of Medco Containment Services during 1993. From 1973 to 1993, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of NewSub Services, Inc.; Amtec, Inc, a semiconductor equipment manufacturer; Eastman Kodak Company, an imaging products company; E*TRADE Group, Inc., a provider of online investing services; and Cadbury Schweppes plc, a global beverage and confectionery manufacturer.

    JAY S. WALKER is priceline.com's Founder and has served as Vice Chairman of the board of directors of priceline.com since August 1998. From inception through August 1998, he served as Chairman of the board of directors and Chief Executive Officer of priceline.com. Mr. Walker is an entrepreneur and has been actively engaged in the start-up of new enterprises for more than 15 years. Mr. Walker serves as Chairman of the board of directors of Walker Digital Corporation, which he founded in September 1994. In addition, he is the co-founder and non-executive Chairman of NewSub Services, Inc., a direct marketing firm he co-founded in 1992.

    JESSE M. FINK has been the Chief Operating Officer of priceline.com since its inception. Since June 1996, he has served as Chief Operating Officer of Walker Digital Corporation. From November 1984 to

June 1996, Mr. Fink served in various capacities with C.U.C. International, a membership marketing company that is now part of Cendant Corporation, including as a Divisional Senior Vice President--New Business Development.

    PAUL E. FRANCIS has been the Chief Financial Officer of priceline.com since its inception. From June 1997 to December 1998, Mr. Francis also was Chief Financial Officer of Walker Digital. From April 1993 to February 1997, Mr. Francis was Executive Vice President--Finance and Administration, Chief Financial Officer and a member of the Board of Directors of Ann Taylor Stores Corporation, a specialty retailer of women's apparel. From 1986 to April 1993, Mr. Francis served in a variety of positions at Merrill Lynch & Co. and certain of its affiliates, including Managing Director in the Investment Banking Division.

    RONALD V. ROSE has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council. In 1998, Mr. Rose assisted in creating Xpresso, a leading JAVA financial desktop computer, and from 1991 to 1995, Mr. Rose assisted Bedford Associates, Inc., a technology company, in creating two technology start-up business units focused on telecommunications and technology consulting.

    MARK BENEROFE has been Executive Vice President, Corporate Development, of priceline.com since August 1998. He also has been Chief Marketing Officer of Walker Digital Corporation since August 1998. From 1996 to 1998, Mr. Benerofe was Senior Vice President, Entertainment Programming & Systems Development, of Sony Online Entertainment, an entertainment and electronics company. From 1993 to 1998, he was a partner in Vortex Communications, a strategic marketing and product development service for online commerce, and from 1993 to 1994, he was the Director of Interactive Media at Microsoft.

    TIMOTHY G. BRIER has been an Executive Vice President, Travel of priceline.com since its inception, and the President of Priceline Travel since June 1998. In 1994, Mr. Brier co-founded CAP Systems, a division of NewSub Services, Inc., that provides affinity marketing programs to airlines, and served as its President from 1995 to 1998. From 1990 to 1995, he was Vice President of Marketing for Continental Airlines. From 1988 to 1990, Mr. Brier was Vice President of Marketing Planning for Pan American World Airways and from 1985 to 1988 was Vice President of Marketing for TWA.

    MELISSA M. TAUB has been Senior Vice President, General Counsel and Secretary of priceline.com since September 1998. Prior to joining priceline.com, Ms. Taub practiced law in the Business Clients Department of Cummings & Lockwood, a law firm with its principal office located in Stamford, Connecticut, serving as a partner from January 1998 to September 1998 and an associate from 1989 to December 1997.

    THOMAS P. D'ANGELO has been Vice President, Finance and Controller of priceline.com since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency.

    PAUL A. ALLAIRE has served as a director of priceline.com since February 1999. Since 1991, he has been the Chairman and Chief Executive Officer and the Chairman of the Executive Committee of Xerox Corporation, a company offering document processing services and products, and serves as a director of various affiliates of Xerox. Mr. Allaire also serves as a director of J.P. Morgan & Co., Inc., a global financial services company; Lucent Technologies Inc., a global communications systems and software company; Sara Lee Corporation, a global consumer packaged goods company; and SmithKline Beecham p.l.c., a healthcare company. Mr. Allaire is a member of The Business Roundtable and the Business Council and is a member of the board of directors of the Council on Foreign Relations, the Ford Foundation, and the Council on Competitiveness.

    RALPH M. BAHNA has served as a director of priceline.com since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop a chain of hotels named Club Quarters-TM-. From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.

    PAUL J. BLACKNEY has served as a director of priceline.com since July 1998. Since January 1998, he has been the Chairman of XTRA On-Line Corporation, a business to business desktop booking system. Since September 1993, he has been the Chairman and President of Galileo Japan. From September 1993 to September 1997, Mr. Blackney served as President and Chief Executive Officer of Apollo Travel Services Partnership, an airline central reservation system, and from March 1990 to September 1993, he served as Senior Vice President of Operations at Covia, an airline central reservation system.

    WILLIAM E. FORD has served as a director of priceline.com since July 31, 1998. He is a Managing Member of General Atlantic Partners, LLC, a private equity firm that invests in software and information technology companies, where he has served since 1991. Mr. Ford also serves as a director of GT Interactive Software Corp., an interactive entertainment software company; MAPICS, Inc., a resources planning software applications company; Envoy Corporation, an electronic data processing company; LHS Group Inc., a billing solutions company; E*TRADE Group, Inc., an online discount broker; Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the healthcare industry; and several private information technology companies. Mr. Ford serves on priceline.com's board of directors as the designee of General Atlantic pursuant to the terms of the Series A convertible preferred stock. He also serves as a director of NewSub Services, Inc.

    MARSHALL LOEB has served as a director of priceline.com since July 1998. He is the Editor of the COLUMBIA JOURNALISM REVIEW and the author of MARSHALL LOEB'S LIFETIME FINANCIAL STRATEGIES. Mr. Loeb also is the broadcast commentator for the CBS Radio Network "Your Dollars" program. Mr. Loeb is a member of the Board of Overseers for the Stern School of Business at New York University and is the Chairman of the Advisory Board of the Bagehot Fellows Program at Columbia University. From 1994 to 1996, he was a columnist for FORTUNE and from 1986 to 1994, he served as the Managing Editor of FORTUNE magazine. From 1980 to 1984, he also was Managing Editor of MONEY magazine. Mr. Loeb also has served as the Business Editor, Nation Editor and Economics Editor of TIME magazine.

    N. J. NICHOLAS, JR. has served as a director of priceline.com since July 1998. Mr. Nicholas is a private investor and from 1990 to 1992 was the co-Chief Executive Officer of Time Warner Inc. From 1986 to 1990, he was President of Time Inc. Mr. Nicholas also is a director of the Bankers Trust Company, an investment bank; BT Capital Partners, an affiliate of Bankers Trust; Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices; and Xerox Corporation, a document processing company. He also serves on the boards of several privately owned companies, including NewSub Services, Inc., and is Chairman of the Advisory Board of the Columbia University Graduate School of Journalism.

    NANCY B. PERETSMAN has served as a director of priceline.com since February 1999. Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank. Prior to joining Allen & Company Incorporated, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director since 1990. She served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee. Ms. Peretsman also serves on the board of NewSub Services, Inc.

BOARD COMMITTEES

    Priceline.com's board of directors has an Audit Committee and a Compensation Committee. The Audit Committee of the Board consists of Messrs. Paul J. Blackney, William E. Ford and N.J. Nicholas, Jr. The Audit Committee reviews priceline.com's financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by priceline.com's independent auditors. Mr. Ford is Chairman of the Audit Committee. The Compensation Committee of the board consists of Messrs. Ralph M. Bahna, Marshall Loeb and N.J. Nicholas, Jr. The Compensation Committee makes recommendations to the board concerning salaries and incentive compensation for priceline.com's officers and employees and administers priceline.com's employee benefit plans. Mr. Nicholas is Chairman of the Compensation Committee.

DIRECTOR COMPENSATION

    Directors who are also employees of priceline.com receive no compensation for serving on the board of directors. With respect to directors who are not employees of priceline.com, priceline.com reimburses such non-employee directors for all travel and other expenses incurred in connection with attending board of directors and committee meetings. Non-employee directors are also eligible to receive stock option grants under the 1997 Omnibus Plan. Pursuant to such plan, Messrs. Bahna, Blackney, Ford, Loeb and Nicholas and Ms. Peretsman received grants of 31,250 options each in December 1998 and Mr. Allaire received a grant of 37,500 options in December 1998. Such options have vested and are exercisable at any time at an exercise price of $3.20 per share, subject to certain restrictions described under "Shares Eligible for Future Sale."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the board of directors is an officer or employee of priceline.com. No executive officer of priceline.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on priceline.com's Compensation Committee.

SUMMARY OF COMPENSATION

    The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1998, by priceline.com's Chief Executive Officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                                                               NUMBER OF
                                                                  ANNUAL COMPENSATION         SECURITIES
                                                            -------------------------------   UNDERLYING       ALL OTHER
                                                                        SALARY                  OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                                   YEAR        ($)     BONUS ($)       (#)             ($)
----------------------------------------------------------  ---------  ---------  ---------  -------------  ---------------
Richard S. Braddock(a)....................................       1998    112,500     --        6,250,000          (c)
  Chairman and Chief Executive Officer

Jay S. Walker(b)..........................................       1998    250,000     --        1,515,000          --
  Vice Chairman and Founder

Jesse M. Fink.............................................       1998    227,083     --        2,443,750           1,028(e)
  Chief Operating Officer

Paul E. Francis...........................................       1998    225,000(d)    --      1,035,000             413(e)
  Chief Financial Officer

Timothy G. Brier..........................................       1998    177,083     72,917    2,003,125           6,789(e)
  Executive Vice President

------------------------------

(a) Mr. Braddock commenced serving as Chairman and Chief Executive Officer in August 1998.

(b) Mr. Walker served as Chairman and Chief Executive Officer of priceline.com LLC from its formation until its conversion into priceline.com in August 1998, and of priceline.com from its inception until August 1998.

(c) Excludes the grant to Mr. Braddock in July 1998 of a profits interest with respect to 6,500,000 units in priceline.com's predecessor, priceline.com LLC, which units were converted into 8,125,000 shares of common stock.

(d) Includes distributions as a member in priceline.com's predecessor, priceline.com LLC.

(e) Represents life insurance premiums paid and, in the case of Mr. Fink, disability insurance premiums paid for the fiscal year.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options to priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS (A)
                                              ------------------------------------------------------------
                                               NUMBER OF
                                              SECURITIES
                                              UNDERLYING     % OF TOTAL                                     GRANT DATE
                                                OPTIONS    OPTIONS GRANTED   EXERCISE OR                      PRESENT
                                                GRANTED    TO EMPLOYEES IN   BASE PRICE                        VALUE
NAME                                              (#)        FISCAL YEAR       ($/SH)      EXPIRATION DATE    ($)(B)
--------------------------------------------  -----------  ---------------  -------------  ---------------  -----------
Richard S. Braddock.........................   6,250,000           30.6            0.80         6/1/2008       812,579
Jay S. Walker...............................   1,515,000            7.4            0.80         6/1/2008       196,969
Jesse M. Fink...............................   2,443,750           12.0            0.80         6/1/2008       317,718
Paul E. Francis.............................   1,035,000            5.1            0.80         6/1/2008       139,563
Timothy G. Brier............................   2,003,125            9.8            0.80         6/1/2008       260,431

------------------------------

(a) Options become exercisable as follows: (1) with respect to Mr. Braddock: (a) 2,500,000 shares will vest upon consummation of this offering, but are not exercisable until expiration of the lock-up period, and (b) 3,750,000 shares will vest on the earliest to occur of (x) priceline.com having a public market capitalization of $750.0 million for five consecutive trading days,
    (y) priceline.com having pre-tax operating income of $30.0 million or more over a twelve-month period occurring over four consecutive fiscal quarters or (z) August 15, 2007, but are not exercisable until expiration of the lock-up period; (2) with respect to Mr. Walker: (a) 1,250,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 132,500 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest and become exercisable on June 1, 2000; (3) with respect to Mr. Fink: (a) 1,500,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 625,000 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest and become exercisable on June 1, 2000; (4) with respect to Mr. Francis, (a) 375,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 375,000 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest and become exercisable on June 1, 2000; and
    (5) with respect to Mr. Brier: (a) 937,500 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 625,000 shares will vest on June 1, 1999, but that are not exerciseable until expiration of the lock-up period and (c) the remainder of the shares vest and become exercisable on June 1, 2000.

(b) Based on Black-Scholes pricing model, using a discount rate of 6 percent, an expected life of 3 years, no dividends and no volatility.

EXERCISE OF OPTIONS AND YEAR-END VALUES

    The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers and the fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                    NUMBER OF SHARES      VALUE OF
                                                                                       UNDERLYING      UNEXERCISED IN-
                                                                                       UNEXERCISED        THE-MONEY
                                                                                    OPTIONS AT FY- END OPTIONS AT FY-
                                                                                           (#)           END ($) (A)
                                                                                    -----------------  ---------------
                                                 SHARES ACQUIRED        VALUE         EXERCISABLE/      EXERCISABLE/
NAMES                                            ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE     UNEXERCISABLE
----------------------------------------------  -----------------  ---------------  -----------------  ---------------
Richard S. Braddock...........................         --                --            0/6,250,000      0/18,750,000
Jay S. Walker.................................         --                --            0/1,515,000       0/4,545,000
Jesse M. Fink.................................         --                --            0/2,443,750       0/7,331,250
Paul E. Francis...............................         --                --            0/1,035,000       0/3,105,000
Timothy G. Brier..............................         --                --            0/2,003,125       0/6,009,375

------------------------------

(a) Assumes a fiscal year-end market price of $3.20 per share.

STOCK BASED PLANS

    Pursuant to the priceline.com Incorporated 1997 Omnibus Plan, priceline.com has granted awards of options to certain officers, other employees, consultants and directors of priceline.com. The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1997 Omnibus Plan is 23,875,000, subject to adjustment as provided therein. Of such number, 23,800,875 options covering shares of common stock were outstanding under the 1997 Omnibus Plan as of March 17, 1999. In February 1999, priceline.com established the priceline.com Incorporated 1999 Omnibus Plan, pursuant to which awards will be made to certain officers, other employees, consultants and directors of priceline.com from time to time following the consummation of this offering. The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan is 9,375,000, subject to adjustment.

    Set forth below is a description of the provisions of the 1999 Omnibus Plan and the provisions of the 1997 Omnibus Plan. The description is only a summary and is qualified in its entirety by the provisions of such plans. Terms not defined herein have the meanings given to such terms in the respective plans.

PRICELINE.COM INCORPORATED 1997 OMNIBUS PLAN

    The 1997 Omnibus Plan was ratified and approved by the board of directors and stockholders of priceline.com and by the Board of Managers and the members of priceline.com LLC in 1997. The 1997 Omnibus Plan is intended to promote the long term financial interests and growth of priceline.com by providing employees, officers, directors and consultants of priceline.com with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, the company and to acquire a proprietary interest in the long-term success of the company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    GENERAL

    The 1997 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of priceline.com and its affiliates as the compensation committee, which is the committee of the board appointed to administer the 1997 Omnibus Plan, may select from time to time. Awards under the 1997 Omnibus Plan may be made in the form of options to acquire priceline.com common stock. Some of the options granted under the 1997 Omnibus Plan may qualify as "incentive stock options;" as defined in the Internal Revenue Code of 1986, generally referred to as the "Code," and some of the options granted under the 1997 Omnibus Plan will not qualify as incentive stock options. Such options are generally referred to as "non-qualified stock options." Awards under the 1997 Omnibus Plan may also be made in the form of appreciation rights with respect to common stock, which appreciation rights may be granted in tandem with other awards or may be granted independent of other awards, or may be made in the form of restricted stock, phantom stock, stock bonuses or other awards.

    If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1997 Omnibus Plan.

    In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1997 Omnibus Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, grant price, or purchase price relating to any award; and (4) the maximum number of shares of common stock subject to outstanding awards that may be awarded to any employee during any priceline.com tax year; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with the applicable provisions of the Code.

    ADMINISTRATION

    The 1997 Omnibus Plan will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1997 Omnibus Plan, to administer the 1997 Omnibus Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1997 Omnibus Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting priceline.com or the financial statements of priceline.com, to the extent not inconsistent with Section 162(m) of the Code, if applicable, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1997 Omnibus Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1997 Omnibus Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1997 Omnibus Plan.

    The compensation committee may, in its absolute discretion, without amendment to the 1997 Omnibus Plan, (a) accelerate the date on which any option or stand-alone appreciation right granted under the 1997 Omnibus Plan becomes exercisable, waive or amend the operation of provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option or stand-alone appreciation right, (b) accelerate the vesting or waive any condition imposed with respect to any restricted stock, phantom stock or other awards and (c) otherwise adjust any of the terms applicable to any award.

    AWARDS UNDER THE 1997 OMNIBUS PLAN

    STOCK OPTIONS; STOCK APPRECIATION RIGHTS

    Unless otherwise determined by the compensation committee, options granted pursuant to the 1997 Omnibus Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an option be exercised more than 10 years following the date of its grant. The "option exercise price," which is the purchase price per share payable upon the exercise of an option, will be established by the compensation committee; PROVIDED, HOWEVER, that incentive stock options may not have an exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the compensation committee: (1) in cash or by personal check, certified check, bank cashier's check or wire transfer; (2) subject to the approval of the compensation committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or (3) subject to the approval of the compensation committee, by such other provision as the compensation committee may from time to time authorize.

    The compensation committee also has the authority to specify, at the time of grant or, with respect to non-qualified stock options at or after the time of grant, that a participant shall be granted a new non-qualified stock option, otherwise known as a "reload option," for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the

1997 Omnibus Plan at the time of such exercise; PROVIDED, HOWEVER, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the 1997 Omnibus Plan.

    Appreciation rights with respect to priceline.com's common stock may be granted alone or in tandem with options. An appreciation right is a right to be paid an amount in cash for each share of common stock subject to the appreciation right equal to the excess of the fair market value of a share of common stock on the date the appreciation right is exercised over either the fair market value of a share of common stock on the date of grant, in case of a stand-alone appreciation right, or the exercise price of the related stock option, in case of a tandem appreciation right.

    RESTRICTED STOCK; PHANTOM STOCK

    A restricted stock award is an award of common stock and a phantom stock award is an award of the right to receive cash or common stock at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the compensation committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, when granted to executive officers, in such installments, or otherwise, as the compensation committee may determine. The compensation committee may grant such restricted stock or phantom stock to such persons, in such amounts, and subject to such terms and conditions as the compensation committee may determine in its discretion; PROVIDED, HOWEVER, that shares of restricted stock and phantom stock granted to executive officers may vest upon the attainment of performance goals pre-established by the compensation committee, based on one or more of the following criteria: return on total owner equity; earnings per share; pre-tax income or after-tax income; revenue; return on assets; increases in EBITDA; or such other criteria as the stockholders of priceline.com may approve.

    OTHER AWARDS

    Upon a determination by the compensation committee, an executive officer may receive awards of shares of common stock. In addition, other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 1997 Omnibus Plan. Subject to the provisions of the 1997 Omnibus Plan, the compensation committee will have the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such other awards.

    AMENDMENT; TERMINATION

    The board of directors or the compensation committee may suspend, revise, terminate or amend the 1997 Omnibus Plan at any time; PROVIDED, HOWEVER, that
(1) stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which is generally referred to as the "Exchange Act," or if and to the extent the board determines that such approval is required for purposes of satisfying
Section 162(m) or Section 422 of the Code and (2) no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    NEW 1997 OMNIBUS PLAN BENEFITS

    Prior to the consummation of the offering, priceline.com intends to grant additional awards under the 1997 Omnibus Plan up to the maximum number of shares currently reserved for the grant or settlement of awards under the 1997 Omnibus Plan. See "Option Grants in Last Fiscal Year" for the name, position and grant information for 1997 Omnibus Plan participants who were granted awards thereunder during fiscal year 1998.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the 1997 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NON-QUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Priceline.com will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Priceline.com will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and priceline.com will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to priceline.com, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by priceline.com or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

    A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (x) the lesser of (1) the fair market value of the shares at the time of exercise of the incentive stock option and (2) the amount realized on such disqualifying disposition of the shares over (y) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and priceline.com will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by priceline.com.

    APPRECIATION RIGHTS

    The grant of appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of appreciation rights, the amount received is generally taxable as ordinary income, and priceline.com is entitled to a corresponding deduction.

    RESTRICTED STOCK

    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to priceline.com. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, priceline.com generally will be entitled to a deduction in the same amount.

    Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income, for example, if a Section 83(b) election was previously made or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

    PHANTOM STOCK

    The grant of phantom stock has no federal income tax consequences at the time of grant. Upon the receipt of payment, the amount received is generally taxable as ordinary income, and priceline.com is entitled to a corresponding deduction.

    OTHER TYPES OF AWARDS

    The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for priceline.com. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and priceline.com generally will be entitled to a tax deduction in the same amount.

PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

    In February 1999, priceline.com established the 1999 Omnibus Plan. The 1999 Omnibus Plan is intended to promote the long-term financial interests and growth of priceline.com by providing employees of priceline.com with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the company and to acquire a proprietary interest in the long-term success of the company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    GENERAL

    The 1999 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of priceline.com and its affiliates as the compensation committee, which is the committee of the board of directors appointed to administer the Plan may select from time to time. Awards under the 1999 Omnibus Plan may be made in the form of incentive stock options, non-qualified stock options, restricted stock or other awards.

    The maximum number of shares of common stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan is 9,375,000 subject to adjustment as provided in the 1999 Omnibus Plan. The maximum number of shares of common stock that may be awarded in respect of options, restricted stock and other awards to a single individual in any given year may not exceed 9,375,000, 3,125,000 and 6,250,000, respectively, which amounts are subject to adjustment as described below. Awards (either as options, restricted stock or other awards) will be made in a manner consistent with Section 162(m) of the Code. Shares of common stock acquired upon the exercise or settlement of awards may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by priceline.com in the open market, in private transactions or otherwise. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1999 Omnibus Plan.

    Except as provided in an agreement evidencing the grant of an award, in the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1999 Omnibus Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (2) the number and kind of shares of common stock or other property, including cash, issued or issuable in respect of outstanding awards, (3) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code, (4) the performance criteria with respect to an award and (5) the individual limitations applicable to awards.

    ADMINISTRATION

    The 1999 Omnibus Plan is administered by the compensation committee, the composition of which will at all times satisfy the provisions of Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act. The compensation committee has the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Omnibus Plan, to administer, and to exercise all the powers and authorities either specifically granted to it under, the 1999 Omnibus Plan or necessary or advisable in the administration of the 1999 Omnibus Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting priceline.com or the financial statements of priceline.com, to the extent not inconsistent with Section 162(m) of the Code, if applicable, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1999 Omnibus Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1999 Omnibus Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Omnibus Plan.

    The compensation committee may, in its absolute discretion, without amendment to the 1999 Omnibus Plan, (a) accelerate the date on which any option granted thereunder becomes exercisable, waive or amend the operation of the 1999 Omnibus Plan provisions thereunder respecting exercise after termination of employment or otherwise adjust any of the terms of such option, (b) accelerate the vesting or waive any condition imposed with respect to any restricted stock and (c) otherwise adjust any of the terms applicable to any award.

    AWARDS UNDER THE 1999 OMNIBUS PLAN

    STOCK OPTIONS

    Unless otherwise determined by the compensation committee, options granted pursuant to the 1999 Omnibus Plan become exercisable ratably over three years commencing on the first anniversary of the date of grant. The "option exercise price," which is the purchase price per share payable upon the exercise of an option, will be established by the compensation committee; PROVIDED, HOWEVER, that the option exercise price may be no less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof: (1) in cash or by personal check, certified check, bank cashier's check or wire transfer; (2) subject to the approval of the compensation committee, in stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or (3) in such other manner as the compensation committee may from time to time authorize.

    RESTRICTED STOCK

    The compensation committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions, including the attainment of performance goals, which performance goals may be based upon one or more of the following criteria: pre-tax or after-tax income; operating profit; return on equity, assets, capital or investment; earnings or book value per share; sales or revenues; operating expenses; stock price appreciation; and the implementation or completion of critical projects or processes, as the compensation committee may determine in its discretion. Unless the compensation committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

    OTHER AWARDS

    Other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 1999 Omnibus Plan. Subject to the provisions of the 1999 Omnibus Plan, the compensation committee has the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such other awards, including the attainment of performance goals.

    OTHER FEATURES OF THE 1999 OMNIBUS PLAN

    In the event of a Change in Control, as defined in the 1999 Omnibus Plan, of priceline.com, all outstanding awards will become fully vested and/or immediately exercisable and any restrictions thereon will lapse.

    The board or the compensation committee may suspend, revise, terminate or amend the 1999 Omnibus Plan at any time; PROVIDED, HOWEVER, that no such action may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    NEW PLAN BENEFITS

    Inasmuch as awards under the 1999 Omnibus Plan will be granted at the sole discretion of the compensation committee, it is not possible to determine the awards that will be granted at the time of the offering or during 1999. See "Option Grants in Last Fiscal Year."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 1999 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NON-QUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Priceline.com will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Priceline.com will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and priceline.com will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to priceline.com, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by priceline.com or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

    A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and priceline.com will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by priceline.com.

    RESTRICTED STOCK

    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to priceline.com. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, priceline.com generally will be entitled to a deduction in the same amount.

    Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income, for example, if a Section 83(b) election was previously made or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

    OTHER TYPES OF AWARDS

    The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for priceline.com. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and priceline.com generally will be entitled to a tax deduction in the same amount.

EMPLOYMENT ARRANGEMENTS

    BRADDOCK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of August 15, 1998, between priceline.com and Mr. Richard S. Braddock, Mr. Braddock serves as the Chairman and

Chief Executive Officer of priceline.com through August 15, 2001. While Mr. Braddock devoted a majority of his working time to priceline.com following commencement of his employment, he retained his position as non-executive Chairman of True North Communications, Inc. until January 31, 1999. Mr. Braddock now serves as the Chairman and Chief Executive Officer of priceline.com on a full-time basis. Pursuant to an agreement in principle entered into July 23, 1998, by and between priceline.com and Mr. Braddock in anticipation of entering into the employment agreement, Mr. Braddock received 6,500,000 equity units in priceline.com's predecessor, which have since been converted into 8,125,000 shares of common stock. Mr. Braddock also was granted an option to purchase up to 5,000,000 equity units in priceline.com's predecessor at an exercise price of $1.00 per share, subject to standard anti-dilution adjustments, which has been converted into an option to purchase 6,250,000 shares of common stock at an exercise price of $0.80 per share. While the option is not exercisable until expiration of 180 day period following consummation of the offering, the option will vest with respect to 2,500,000 of such shares upon consummation of this offering and will vest with respect to the remaining 3,750,000 shares on the earliest to occur of: (1) priceline.com having a public market capitalization of $750.0 million for five consecutive trading days; (2) priceline.com having pre-tax operating income of $30.0 million or more over a twelve-month period occurring over four consecutive fiscal quarters; and (3) August 15, 2007, subject, in each case, to acceleration or cancellation under certain circumstances in connection with the termination of Mr. Braddock's employment. Under the terms of his employment agreement, Mr. Braddock is entitled to an initial annual base salary of $300,000, subject to annual adjustment, and is eligible to participate in any cash bonus program that may be introduced by priceline.com. In connection with the execution of the employment agreement, Mr. Braddock also received an option to purchase an equity interest in Walker Digital from Walker Digital.

    FINK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of January 1, 1998, as amended, between priceline.com, Walker Digital, Mr. Jay S. Walker and Mr. Jesse M. Fink, Mr. Fink serves as the Chief Operating Officer of both priceline.com and Walker Digital for a term expiring January 1, 2001. Under the terms of his employment agreement, Mr. Fink is entitled to an annual base salary of $225,000, subject to annual adjustment, and is eligible to participate in any cash bonus program that may be introduced by priceline.com. Payment of Mr. Fink's salary is allocated between priceline.com and Walker Digital as mutually agreed. In addition, Mr. Fink was issued 2,700,000 equity units in the priceline.com LLC, which units have since been converted into 3,375,000 shares of common stock. Priceline.com also granted Mr. Fink an option to purchase up to 2,443,750 shares of common stock at an exercise price of $0.80 per share, subject to standard anti-dilution adjustments. The option:

    - currently is vested for 1,500,000 of such shares that are not exercisable until expiration of the lock-up period;

    - will vest for an additional 625,000 of such shares on June 1, 1999 that are not exercisable until expiration of the lock-up period; and

    - will become exercisable for the balance of such shares on June 1, 2000, subject in each case, to acceleration or cancellation under certain circumstances in connection with the termination of his employment.

Under the terms of his employment agreement, Mr. Fink also is entitled to additional compensation from Walker Digital and Mr. Walker. In addition, the employment agreement provides that, upon the mutual agreement of Mr. Fink and Mr. Walker, Mr. Fink may be employed by an entity controlled by Mr. Walker, other than priceline.com or Walker Digital.

    BRIER EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of July 23, 1998, as amended, between priceline.com and Mr. Timothy G. Brier, Mr. Brier serves as an Executive Vice President of priceline.com and as the President of Priceline Travel, Inc., through December 31, 2000. Under the terms of his employment agreement, Mr. Brier is entitled to an annual base salary of $250,000, and until April 6, 1999, is entitled to receive cash bonuses based upon the number of airlines and consolidators that participate in the priceline.com service. Under certain circumstances, Mr. Brier may also be entitled to a compensatory bonus that is designed to ensure that his aggregate annual compensation for services rendered to priceline.com and CAP Systems, another entity affiliated with Mr. Walker for which Mr. Brier continues to provide services, equals $625,000. In addition, Mr. Brier was issued 1,200,000 equity units in priceline.com LLC, which have since been converted into 1,500,000 shares of common stock. Priceline.com also granted Mr. Brier an option to purchase up to 2,003,125 shares of common stock at an exercise price of $0.80 per share, subject to standard anti-dilution adjustments. The option:

    - currently is vested for 937,500 of such shares that are not exercisable until expiration of the lock-up period;

    - will vest for an additional 625,000 of such shares on June 1, 1999 that are not exercisable until expiration of the lock-up period; and

    - will become exercisable for the balance of such shares on June 1, 2000, subject, in each case, to acceleration or cancellation under certain circumstances in connection with the termination of Mr. Brier's employment.

NEW CHIEF OPERATING OFFICER

    Priceline.com recently has retained a recruitment firm to assist in the search for a new Chief Operating Officer to replace Mr. Jesse M. Fink. Upon finding a suitable replacement, Mr. Fink intends to resign as the Chief Operating Officer of priceline.com, but will continue in his current position as the Chief Operating Officer of Walker Digital. Mr. Fink may, however, provide services to priceline.com in a different capacity.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, which is commonly referred to as the "Securities Act."

    As permitted by Delaware law, priceline.com's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to priceline.com or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by Delaware law, priceline.com's certificate of incorporation, provides that (1) priceline.com is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) priceline.com is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (3) priceline.com is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the certificate of incorporation are not exclusive.

                              CERTAIN TRANSACTIONS

    Priceline.com was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by priceline.com's predecessor were converted into an equal number of shares of common stock. The following discussion does not distinguish between priceline.com and its predecessor and the common stock and the equity units of priceline.com's predecessor.

EQUITY TRANSACTIONS

    Upon its inception, priceline.com issued to Mr. Jay S. Walker, its Founder, 35,640,211 shares of common stock for services previously rendered. Priceline.com also issued 6,895,833 shares of common stock to Walker Digital, an affiliate of Mr. Walker, in partial consideration for the transfer of certain intellectual property to priceline.com. Subsequently, priceline.com sold an aggregate of 25,212,955 shares of common stock to Mr. Walker and his affiliates for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    Upon its inception, priceline.com issued to several officers of priceline.com an aggregate of 7,350,000 shares of common stock for services previously rendered. Of such shares, 3,375,000 shares were issued to Mr. Jesse
M. Fink, 1,500,000 shares were issued to Mr. Timothy G. Brier and 675,000 shares were issued to Paul E. Francis.

    In October 1997, priceline.com sold 713,470 shares of common stock to Mr. Paul E. Francis, its Chief Financial Officer, for approximately $0.70 per share, the estimated fair market value of the shares at the time of the sale.

    In February 1998, priceline.com sold 2,854,875 shares of common stock to an affiliate of General Atlantic for approximately $0.70 per share, the estimated fair market value of the shares at the time of the sale. Affiliates of General Atlantic own in excess of 5 percent of the outstanding capital of priceline.com.

    On July 1, 1998, priceline.com sold 1,250,000 shares of common stock to Mr. Richard S. Braddock, its Chief Executive Officer, for $0.80 per share. In December 1998, priceline.com sold an additional 78,125 shares of common stock to Mr. Braddock for $3.20 per share. The per share purchase price for both transactions represented the estimated fair value of the shares at the time of such transactions.

    On July 1, 1998, priceline.com sold 312,500 shares of common stock to Mr. Ralph M. Bahna, who is a director of the company, for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    On July 1, 1998, priceline.com sold 625,000 shares of common stock to a family trust of Mr. N.J. Nicholas, Jr., who is a director of the company, for $0.80 per share, the estimated fair market value of the shares at the time of the sale.

    On July 31, 1998, priceline.com sold an aggregate of 17,288,684 shares of preferred stock to two affiliates of General Atlantic for approximately $1.16 per share, the estimated fair market value of the shares at the time of the sale. This preferred stock is automatically convertible into 21,610,855 shares of common stock upon the completion of this offering.

    In October 1998, priceline.com sold 107,758 shares of common stock to Mr. Paul J. Blackney, who is a director of the company, for approximately $0.93 per share, the estimated fair market value of the shares at the time of the purchase.

    In December 1998, priceline.com sold an aggregate of 13,837,500 shares of preferred stock to a group of investors for $4.00 per share, the estimated fair market value of the shares at the time of the sale. Of such shares, 7,500,000 shares were sold to Vulcan Ventures Incorporated, an aggregate of 1,437,500 shares were sold to affiliates of General Atlantic and 275,000 shares were sold to Allen & Company Incorporated.

Vulcan Ventures and affiliates of General Atlantic each own in excess of 5 percent of the capital stock of priceline.com. Ms. Nancy B. Peretsman, who is a director of priceline.com, also is a director and stockholder of Allen & Company. This preferred stock is automatically convertible into 17,296,875 shares of common stock upon the completion of this offering.

RELATIONSHIP WITH WALKER DIGITAL

    The priceline.com core buyer driven commerce business model and related intellectual property rights were initially developed by Walker Digital, a technology research and development company that was founded and is controlled by Mr. Walker. In partial consideration for the transfer of such rights, priceline.com issued Walker Digital 6,895,833 shares of common stock. Priceline.com also granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use the intellectual property related to the priceline.com service for non-commercial internal research and development purposes. Priceline.com also has the right to purchase at fair market value any intellectual property that is owned and subsequently acquired, developed or discovered by Walker Digital that will provide significant value in the use or commercial exploitation of the priceline.com system.

    Walker Digital and priceline.com provide each other with a variety of services. The services provided by priceline.com include management and administrative services. The services provided by Walker Digital include (1) research and development assistance; (2) patent and intellectual property services; and (3) technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to priceline.com on a month-to-month basis. Additionally, priceline.com has guaranteed Walker Digital's obligations under a lease of 2,500 square feet for office space in a building in New York City that is used by both companies. The lease provides for annual rental payments of approximately $170,000 plus expenses for a term of five years.

    Pursuant to the terms of the indemnification obligations contained in the Purchaser and Intercompany Agreement, Walker Digital has agreed to indemnify priceline.com for damages, liability and legal expenses incurred in connection with the Marketel litigation.

    Several of priceline.com's executive officers and other key employees also are directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital.

    Priceline.com issued a promissory note to Walker Digital for $1,000,000 in June 1998. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. The Note has been repaid.

MERGER OF PRICELINE TRAVEL, INC. INTO PRICELINE.COM

    Priceline.com's travel agency license was previously held by Priceline Travel, a separate company that was owned by Mr. Walker. As a result, all of priceline.com's airline ticket sales were effected through Priceline Travel. Priceline Travel was merged into priceline.com on March 24, 1999 for nominal consideration.

OTHER TRANSACTIONS

    Prior to completion of this offering, priceline.com intends to make a loan to Mr. Richard S. Braddock in an amount sufficient to enable the payment of taxes related to the issuance to Mr. Braddock of 8,125,000 shares of common stock. The loan will bear interest at the applicable federal rate specified from time to time by the Internal Revenue Service. Principal and interest on the loan will be payable in January 2004.

    Priceline.com has entered into compensation arrangements with certain of its directors and officers. See "Management -- Summary of Compensation" and "-- Stock Based Plans."

    Priceline.com received a loan in the amount of $1.0 million on July 14, 1998 from Mr. Michael Loeb, a relative of Mr. Marshall Loeb, who is a director of the company, and a loan in the amount of $500,000 on July 17, 1998 from Mr. Francis. The interest rate on each of the loans was 10%. As of the date of this prospectus, both of the loans have been repaid.

    Priceline.com has granted registration rights to certain stockholders and warrant holders. See "Description of Capital Stock -- Registration Rights."

    In February 1999, priceline.com made a payment of $850,000 to Allen & Company, Incorporated for financial advisory services. Ms. Peretsman, who is a director of priceline.com, is a director and stockholder of Allen & Company.

    Mr. Richard S. Braddock invested as a limited partner of an affiliate of General Atlantic from August 1996 to December 31, 1998 and served as a special advisor to General Atlantic from September 1996 to August 1997. Mr. Braddock, however, did not participate in any of the investments by affiliates of General Atlantic in priceline.com.

    Messrs. Richard S. Braddock and William E. Ford are members of the board of directors of E*TRADE Group, Inc., which has a co-marketing agreement with priceline.com to establish an adaptive marketing program under which E*TRADE compensates priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. See "Business -- Strategic Alliances -- Adaptive Marketing Alliances."

    Priceline.com offers its magazine subscription promotion pursuant to a revenue sharing arrangement with NewSub Services, Inc., a direct marketing firm that is an affiliate of Mr. Jay S. Walker. Under this arrangement, priceline.com shares in a percentage of the revenues generated upon the conversion of priceline.com generated subscriptions to annual subscriptions after a six month free trial period. Affiliates of General Atlantic have invested approximately $59.3 million in NewSub Services.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to priceline.com with respect to beneficial ownership of priceline.com's common stock as of March 26, 1999 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of priceline.com's common stock; (2) each director of priceline.com; (3) priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers; and (4) all executive officers and directors as a group.

                                                               SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING(A)   OWNED AFTER OFFERING(A)
                                                            --------------------------  --------------------------
NAME OF BENEFICIAL OWNER                                       NUMBER        PERCENT       NUMBER        PERCENT
----------------------------------------------------------  -------------  -----------  -------------  -----------
Jay S. Walker(b)..........................................     62,570,874        46.8%     62,570,874        43.6%
Richard S. Braddock(c)....................................     14,578,125        10.8      14,578,125        10.1
Jesse M. Fink(d)..........................................      4,875,000         3.6       4,875,000         3.4
N. J. Nicholas, Jr.(e)....................................      3,906,250         2.9       3,906,250         2.7
Timothy G. Brier(f).......................................      2,437,500         1.8       2,437,500         1.7
Paul E. Francis(g)........................................      1,763,470         1.3       1,763,470         1.2
Paul A. Allaire(h)........................................         37,500           *          37,500           *
Ralph M. Bahna(i).........................................        343,750           *         343,750           *
Paul J. Blackney(j).......................................        139,008           *         139,008           *
William E. Ford(k)........................................     26,293,855        19.9      26,293,855        18.5
Marshall Loeb(l)..........................................         31,250           *          31,250           *
Nancy B. Peretsman(m).....................................      2,906,250         2.2       2,906,250         2.0
General Atlantic Partners, LLC(k).........................     26,293,855        19.9      26,293,855        18.5
Vulcan Ventures Incorporated(n)...........................      9,375,000         7.1       9,375,000         6.5
Walker Digital Corporation(o).............................     62,570,874        46.8      62,570,874        43.6
All directors and executive officers
  as a group (14
  persons)(b),(c),(d),(e),(f),(g),(h),(k),(m),(p).........    118,165,176        84.7%    118,165,176        79.1%

------------------------------

* Represents beneficial ownership of less than one percent.

(a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock options or warrants that are currently exercisable or exercisable within 60 days of March 26, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(b) Includes: (1) 7,520,833 shares held by Walker Digital Corporation, of which Mr. Walker is Founder, Chairman and the controlling stockholder; (2) 5,500,000 shares held by The Jay Walker Irrevocable Credit Trust; (3) 200,000 shares which Mr. Walker has agreed to sell to Mr. Michael Loeb at the initial public offering price per share upon consummation of this offering and (4) up to an aggregate of 4,534,800 shares as to which Mr. Walker has granted options to purchase to certain individuals. Also includes options outstanding to purchase 1,250,000 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 265,000 shares subject to options that are not vested or exercisable within 60 days of March 26, 1999. Mr. Walker intends to pledge a portion of his shares of common stock to a third party lender as security for a loan.


(c) Includes 5,000,000 shares held by Richard S. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust and includes options outstanding to purchase 2,500,000 shares which will vest on consummation of this offering but are not exercisable until expiration of the lock-up periods. Includes options to purchase 750,000 shares that are currently exercisable for shares owned by Mr. Walker. Excludes 3,750,000 shares subject to options that will vest on the earlier to occur of (1) priceline.com having a public market capitalization of $750.0 million for five consecutive trading days; (2) priceline.com having pre-tax operating income of $30.0 million or more over a twelve-month period occurring over four consecutive fiscal quarters; and
    (3) August 15, 2007.

(d) Includes 875,000 shares held by The Jesse Fink 1998 Grantor Retained Annuity Trust and options outstanding to purchase 1,500,000 shares which are vested but not exercisable until the expiration of the lock-up period. Excludes 943,750 shares subject to options that are not vested or exercisable within 60 days of March 26, 1999.

(e) Includes 3,125,000 shares held by Gore Creek Trust as to which Mr. Nicholas disclaims beneficial ownership. Includes options held by Gore Creek Trust to purchase 750,000 shares that are curently exercisable for shares owned by Mr. Walker as to which Mr. Nicholas disclaims beneficial ownership. Also includes options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period.

(f) Includes 500,000 shares held by The Tim Brier 1998 Grantor Annuity Trust and 7,500 shares held by immediate family members of Mr. Brier. Includes options outstanding to purchase 937,500 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 1,065,625 shares subject to options that are not vested or exercisable within 60 days of March 26, 1999.

(g) Includes: (1) 62,500 shares held by The Paul E. Francis 1998 Trust, dated April 1, 1998; (2) 15,625 shares held by The Paul E. Francis 1998 Trust, dated December 2, 1998; (3) 15,625 shares held by The Paul E. Francis 1999 Trust, dated February 26, 1999; and (4) 125,000 shares held by The Paul E. Francis 1999 Annuity Trust. Includes options outstanding to purchase 375,000 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 660,000 shares subject to options that are not vested or exercisable within 60 days of March 26, 1999.

(h) Includes options outstanding to purchase 37,500 shares which are vested but
    not exercisable until expiration of the lock-up period. Excludes    shares
    to be acquired under this offering.

(i) Includes options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period.

(j) Includes options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period.

(k) Includes the following securities held by various General Atlantic entities:
    (1) 2,854,875 shares of common stock; (2) 17,288,684 shares of Series A convertible preferred stock, which will be converted (subject to anti-dilution adjustment) into 21,610,855 shares of common stock upon consummation of the offering; and (3) 1,437,500 shares of Series B convertible preferred stock, which will be converted (subject to anti-dilution adjustment) into 1,796,875 shares of common stock upon consummation of the offering. In addition, includes options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period, which options are held by Mr. William E. Ford. Mr. Ford, a director of priceline.com, is a managing member of General Atlantic Partners, LLC and a general partner of certain General Atlantic entities. Mr. Ford disclaims beneficial ownership of the shares referred to in clauses
    (1), (2) and (3) above, except to the extent of his pecuniary interest therein. General Atlantic disclaims beneficial ownership of the options referred to in clause (4) above. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(l) Comprises options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period and which are held by Mr. Loeb's daughter and to which Mr. Loeb disclaims beneficial ownership.


(m) Includes the following securities held by Allen & Company Incorporated on its own behalf and on behalf of certain of its officers, directors and employees: (1) 1,000,000 shares of common stock; and (2) 275,000 shares of Series B convertible preferred stock that are convertible into 343,750 shares of common stock upon the consummation of the offering. Ms. Peretsman, who is a Managing Director and Executive Vice President of Allen & Company Incorporated, disclaims beneficial ownership in the shares referred to in clauses (1) and (2) above, except to the extent of her pecuniary interest therein. Includes options outstanding to purchase 31,250 shares which are vested but not exercisable until expiration of the lock-up period. Includes options to purchase 571,875 shares that are exercisable for shares owned by Mr. Walker.


(n) Comprises 7,500,000 shares of Series B convertible preferred stock, which will be converted into 9,375,000 shares of common stock upon consummation of the offering. Excludes 156,250 shares held by an officer and director of Vulcan Ventures Incorporated. The address of Vulcan Ventures Incorporated is 110 110th Avenue N.E., Bellevue, Washington 98004-5840.

(o) Includes 48,300,041 shares held by Mr. Jay S. Walker, Walker Digital's Founder, Chairman and controlling stockholder, and 5,500,000 shares held by The Jay Walker Irrevocable Credit Trust. Also includes options outstanding to purchase 1,250,000 shares which are vested but not exercisable until expiration of the lock-up period, which options are held by Mr. Walker. Excludes 265,000 shares subject to options held by Mr. Walker that are not vested or exercisable within 60 days of March 26, 1999. Mr. Walker intends to pledge a portion of his shares of common stock to a third party lender as security for a loan. The address of Walker Digital Corporation is Five High Ridge Park, Stamford, Connecticut 06905.

(p) Includes options outstanding to purchase 7,141,668 shares, which are either
    (1) vested but not exercisable until expiration of the lock-up period or (2) will vest on the consummation of this offering but are not exercisable until expiration of the lock-up. Excludes 7,705,210 shares subject to options that are not vested or exercisable within 60 days of March 26, 1999. The address of all directors and executive officers is Five High Ridge Park, Stamford, Connecticut 06905.

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the consummation of this offering, the authorized capital stock of priceline.com will consist of 1,000,000,000 shares of common stock, par value $0.008 per share, and 150,000,000 shares of preferred stock, par value $0.01 per share, of priceline.com. Upon completion of this offering, there will be 142,320,427 outstanding shares of common stock, outstanding options to purchase 23,800,875 shares of common stock and outstanding warrants to purchase 20,806,902 shares of common stock.

COMMON STOCK

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock. See "Risk Factors -- Anti-Takeover Provisions Affecting Us Could Prevent or Delay a Change of Control."

OPTIONS

    As of March 26, 1999, (1) options to purchase a total of 23,800,875 shares of common stock were outstanding; and (2) up to 9,560,562 additional shares of common stock may be subject to options granted in the future under the 1997 Omnibus Plan. As of March 26, 1999, no options to purchase shares of common stock were granted under the 1999 Omnibus Plan. All of the options contain standard anti-dilution provisions. See "Management -- Priceline.com Incorporated 1997 Omnibus Plan," "-- Priceline.com Incorporated 1999 Omnibus Plan" and "-- Summary of Compensation."

WARRANTS

    As of March 26, 1999, priceline.com had the following outstanding warrants to purchase shares of common stock: (1) a warrant to purchase up to 18,619,402 shares of common stock at an exercise price of approximately $0.93 per share that is held by Delta; and (2) warrants to purchase up to an aggregate of 937,500 shares of common stock at an exercise price of $3.20 per share and 1,250,000 shares of common stock at an exercise price of $6.40 per share, that are held by various airlines. All of the warrants contain standard anti-dilution provisions. See "Business -- Strategic Alliances."

REGISTRATION RIGHTS

    As of the completion of this offering, the holders of an aggregate of 143,983,504 shares of common stock or securities convertible into common stock will be entitled to certain registration rights. These rights are provided under the terms of a registration rights agreement between priceline.com and the holders of the registrable securities, who include Mr. Braddock, Mr. Walker, General Atlantic, Vulcan Ventures Incorporated, all other holders of priceline.com's preferred stock and several airlines. This agreement provides demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements the company files. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. However, the agreement provides priceline.com the right to delay any registration request until 90 days after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

    The common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "PCLN."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair priceline.com's ability to raise capital through the sale of its equity securities. Sales of substantial amounts of common stock of priceline.com in the public market could adversely affect the prevailing market price and the ability of priceline.com to raise equity capital in the future.

    Upon completion of this offering, priceline.com will have outstanding 142,320,427 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding warrants and options, which as of March 26, 1999 were vested for an aggregate of 30,137,423 shares of common stock and will vest for an additional 14,470,354 shares of common stock in the future. Of these shares, the 10,000,000 shares (11,500,000 shares if the underwriters exercise their over-allotment option in full) of common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of priceline.com as that term is defined in Rule 144 under the Securities Act.

    Each of priceline.com and the directors, executive officers and substantially all stockholders of priceline.com has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement, in the case of priceline.com, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

    - file a registration statement, in the case of priceline.com, other than a registration statement on Form S-8 covering shares of common stock subject to outstanding options under the 1997 Omnibus Plan or shares of common stock subject to options to be issued under the 1999 Omnibus Plan.

    The restrictions described in this paragraph do not apply to certain circumstances, including:

    - the sale of the shares to the underwriters in this offering;

    - the issuance of restricted stock awards under priceline.com's existing employee benefit plans or shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

    - the grant of options to certain officers, directors, employees or consultants provided such options are not exercisable prior to the end of the lock-up period;

    - the issuance of warrants (or shares of capital stock upon the exercise of such warrants) to suppliers or other entities providing products or services to priceline.com in connection with entering into certain supply, adaptive marketing or other similar arrangements, provided that the recipients of such warrants or shares agree to be bound by the foregoing provisions; or

    - other transfers of any shares of common stock by certain of the foregoing persons to any associate, as such term is defined in Rule 12b-2 under the Exchange Act, of such person which agrees to be bound by the foregoing provisions.

    In addition, the shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Beginning 180 days after the date of this prospectus, all such shares will be eligible for sale in the public market, subject to certain timing, manner of sale and volume limitations pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 1,400,000 shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about priceline.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of priceline.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to priceline.com who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

    Following consummation of this offering, priceline.com intends to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options under the 1997 Omnibus Plan and 9,375,000 shares of common stock reserved for issuance under the 1999 Omnibus Plan. Based on the number of shares subject to outstanding options at March 26, 1999 and currently reserved for issuance under such plan, such registration statement would cover approximately 33,250,000 shares issuable on exercise of the options of which 10,580,521 options have vested as of such date. Such registration statement will automatically become effective upon filing. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 90 days after the date of this offering, certain holders of shares of common stock will be entitled to certain rights with respect to registration of such shares of common stock for offer and sale to the public. However, under certain lock-up agreements with the underwriters, such rights will not be able to be exercised until 180 days after the date of this prospectus. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             1999 (the "underwriting agreement"), the
underwriters named below for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, have severally agreed to purchase, and priceline.com has agreed to sell to them, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
----------------------------------------------------------------------------------------------------  ------------
Morgan Stanley & Co. Incorporated...................................................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..............................................................................
BancBoston Robertson Stephens Inc. .................................................................
Donaldson, Lufkin & Jenrette Securities Corporation.................................................
                                                                                                      ------------
        Total.......................................................................................    10,000,000
                                                                                                      ------------
                                                                                                      ------------

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from priceline.com and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any are taken.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $   per share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $   per
share to other underwriters or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    Pursuant to the underwriting agreement, priceline.com has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,500,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total
public offering price will be $         , the total underwriting discounts and
commissions will be $         and the total proceeds to priceline.com will be
$         .

    The underwriters have informed priceline.com that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    At the request of priceline.com, the underwriters have reserved up to 850,000 shares of common stock offered hereby for sale at the initial public offering price to certain employees of priceline.com and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered hereby.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PCLN."

    Each of priceline.com and the directors, executive officers and certain other securityholders of priceline.com has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

    - file a registration statement (in the case of priceline.com) other than a registration statement on Form S-8 covering shares of common stock subject to outstanding options under the 1997 Omnibus Plan or shares of common stock subject to options to be issued under the 1999 Omnibus Plan.

    The restrictions described in the previous paragraph do not apply to certain circumstances, including:

    - the sale of the shares to the underwriters;

    - the issuance by priceline.com of restricted stock awards under priceline.com's existing employee benefit plans or of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

    - the grant of options to certain officers, directors, employees or consultants provided such options are not exercisable prior to the end of the lock-up period;

    - the issuance of warrants (or shares of capital stock upon the exercise of such warrants) to suppliers or other entities providing products or services to priceline.com in connection with entering into certain supply, adaptive marketing or other similar arrangements, provided that the recipient of such warrants or shares agrees to be bound by the foregoing provisions; or

    - the sale or other transfer of any shares of common stock by certain of the foregoing persons to any associate (as such term is defined in Rule 12b-2 under the Exchange Act) if such person agrees to be bound by the foregoing provisions.

In addition, the stockholders of priceline.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Priceline.com and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    E*TRADE has entered into a co-marketing agreement with priceline.com to establish an adaptive marketing program under which E*TRADE will compensate priceline.com for offering priceline.com customers the opportunity to open an account with E*TRADE while visiting or making an offer on the priceline.com Web site. See "Business--Strategic Alliances--Adaptive Marketing Alliances." As the first phase of this program, priceline.com and E*TRADE have established the Customer Affinity Share Purchase Program under which customers of priceline.com who are also account holders at E*TRADE will receive priority in the allocation by E*TRADE of priceline.com shares in this offering, subject to a maximum allocation of 100 shares per customer account and limited by the total number of shares made available to E*TRADE. In order to be eligible to receive priority allocation of priceline.com shares, priceline.com customers who are not already E*TRADE customers must open an account with E*TRADE, subject to normal eligibility criteria and must submit timely indications of interest in accordance with E*TRADE's normal procedures.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between priceline.com and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of priceline.com and its industry in general, sales, earnings and certain other financial and operating information of priceline.com in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of priceline.com. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for priceline.com by Skadden, Arps, Slate, Meagher & Flom LLP and Melissa M. Taub, Esq., Senior Vice President, General Counsel and Secretary of priceline.com, and the validity of shares of common stock offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

    The combined financial statements of priceline.com and Priceline Travel, Inc. as of December 31, 1997 and December 31, 1998 (restated) and for the period July 18, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 (restated) included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Priceline.com has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to priceline.com and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as priceline.com, that file electronically with the Commission.

    Priceline.com intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                             -----------

INDEPENDENT AUDITORS' REPORT                                                                                        F-2

COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND DECEMBER 31, 1998 AND FOR THE PERIOD JULY 18,
  1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998 (As Restated):

      Combined Balance Sheets                                                                                       F-3

      Combined Statements of Operations                                                                             F-4

      Combined Statements of Changes in Stockholders' Equity                                                        F-5

      Combined Statements of Cash Flows                                                                             F-6

      Notes to Combined Financial Statements                                                                        F-7

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of priceline.com Incorporated and Priceline Travel, Inc.

    We have audited the accompanying combined balance sheets of priceline.com Incorporated and Priceline Travel, Inc. (collectively the "Company") as of December 31, 1997 and 1998 and the related combined statements of operations, changes in stockholders' equity and cash flows for the period July 18, 1997 (Inception) to December 31, 1997 and the year ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

    As discussed in Note 13, the accompanying 1998 financial statements have been restated.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 10, 1999

(March 25, 1999 as to Note 12 and March 16, 1999 as to Note 13)

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1998

                                                                                        1997
                                                                                    -------------       1998
                                                                                                   ---------------
                                                                                                     AS RESTATED
                                                                                                     SEE NOTE 13
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................  $      16,459  $    53,593,026
  Restricted bank deposit.........................................................             --          511,589
  Accounts receivable, net of allowance for uncollectible accounts of $290,823 at
    December 31, 1998.............................................................             --        4,176,980
  Note receivable from stockholder................................................        250,000               --
  Prepaid expenses and other current assets.......................................             --        1,921,953
                                                                                    -------------  ---------------
      Total current assets........................................................        266,459       60,203,548

PROPERTY AND EQUIPMENT--Net.......................................................      1,180,119        5,926,877

RESTRICTED BANK CERTIFICATE OF DEPOSIT............................................             --          168,750

OTHER ASSETS......................................................................          2,686          273,310
                                                                                    -------------  ---------------
TOTAL ASSETS......................................................................  $   1,449,264  $    66,572,485
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................................  $     899,052  $     5,268,430
  Related party payable...........................................................      1,104,391           32,447
  Accrued professional fees.......................................................        266,614        1,766,216
  Accrued marketing fees..........................................................             --        1,225,315
  Accrued telecommunications expense..............................................         24,354          776,303
  Other accrued expenses..........................................................         36,595          490,807
  Current portion of capital lease obligations....................................         21,906           25,033
  Other current liabilities.......................................................        302,363          696,997
                                                                                    -------------  ---------------
      Total current liabilities...................................................      2,655,275       10,281,548

LONG-TERM DEBT--net...............................................................             --          989,018

CAPITAL LEASE OBLIGATIONS--net of current portion.................................         51,108           26,074
                                                                                    -------------  ---------------
Total liabilities.................................................................      2,706,383       11,296,640

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock.................................................................             --          311,262
  Common stock....................................................................        416,358          748,802
  Additional paid-in capital......................................................        840,005      171,155,186
  Accumulated deficit.............................................................     (2,513,482)    (116,939,405)
                                                                                    -------------  ---------------
      Total stockholders' equity (deficiency).....................................     (1,257,119)      55,275,845
                                                                                    -------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  $   1,449,264  $    66,572,485
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

     FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE

                          YEAR ENDED DECEMBER 31, 1998

                                                                              JULY 18, 1997
                                                                               (INCEPTION)
                                                                             TO DECEMBER 31,
                                                                                   1997
                                                                          ----------------------    YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                                       1998
                                                                                                  ---------------
                                                                                                    AS RESTATED
                                                                                                    SEE NOTE 13
Revenues................................................................      $     --            $    35,236,860
Cost of revenues:
  Product costs.........................................................            --                 33,495,745
  Supplier warrant costs................................................            --                  3,029,014
                                                                                 -----------      ---------------
Total cost of revenues..................................................            --                 36,524,759
                                                                                 -----------      ---------------
    Gross profit (loss).................................................            --                 (1,287,899)

Expenses:
  Supplier start-up warrant costs.......................................            --                 57,978,678
  Sales and marketing...................................................             441,479           24,388,061
  General and adminstrative.............................................           1,011,600           18,004,585
  Systems and business development......................................           1,060,091           11,131,650
                                                                                 -----------      ---------------
    Total expenses......................................................           2,513,170          111,502,974
                                                                                 -----------      ---------------
Operating loss..........................................................          (2,513,170)        (112,790,873)
Interest income (expense), net..........................................                (312)             548,374
                                                                                 -----------      ---------------
Net loss................................................................          (2,513,482)        (112,242,499)
Accretion on preferred stock............................................            --                 (2,183,424)
                                                                                 -----------      ---------------
Net loss applicable to common shareholders..............................      $   (2,513,482)     $  (114,425,923)
                                                                                 -----------      ---------------
                                                                                 -----------      ---------------
Basic and diluted loss per common share.................................      $        (0.05)     $         (1.41)
                                                                                 -----------      ---------------
                                                                                 -----------      ---------------
Weighted average common shares outstanding..............................          50,833,756           81,231,425

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

     FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE

                          YEAR ENDED DECEMBER 31, 1998

                                      PRICELINE.COM INCORPORATED                  PRICELINE TRAVEL, INC.
                        -------------------------------------------------------  ------------------------
                                                                    ADDITIONAL
                          PREFERRED STOCK         COMMON STOCK        PAID-IN          COMMON STOCK
                         SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      SHARES       AMOUNT
                        ---------  ---------  ---------  ---------  -----------  -----------  -----------
Issuance of common
  stock and common
  stock
  subscriptions.......     --         --      51,669,719 $ 413,358  $   836,642       3,000    $   3,000
Net loss applicable to
  common
  shareholders........     --         --         --         --          --           --           --
                        ---------  ---------  ---------  ---------  -----------       -----   -----------
Balance, December 31,
  1997................     --         --      51,669,719   413,358      836,642       3,000        3,000
Issuance of common
  stock and common
  stock
  subscriptions.......     --         --      41,555,480   332,444   32,662,919      --           --
Issuance of Series A
  convertible
  preferred stock.....  17,288,684 $ 172,887     --         --       19,827,113      --           --
Issuance of Series B
  convertible
  preferred stock.....  13,837,500   138,375     --         --       54,276,175      --           --
Accretion on preferred
  stock as restated...     --         --         --         --        2,183,424      --           --
Issuance of options to
  purchase common
  stock...............     --         --         --         --          245,063      --           --
Issuance of warrants
  to purchase common
  stock...............     --         --         --         --       61,120,487      --           --
Net loss as
  restated............     --         --         --         --          --           --           --
                        ---------  ---------  ---------  ---------  -----------       -----   -----------
Balance, December 31,
  1998 as restated....  31,126,184 $ 311,262  93,225,199 $ 745,802  $171,151,823      3,000    $   3,000
                        ---------  ---------  ---------  ---------  -----------       -----   -----------
                        ---------  ---------  ---------  ---------  -----------       -----   -----------


                                   COMBINED
                      ADDITIONAL --------------------------
                      PAID-IN ACCUMULATED
                      CAPITAL   DEFICIT    TOTAL
                      --  ------------  ------------
Issuance of common
  stock and common
  stock
  subscriptions.......$3,363      --    $  1,256,363
Net loss applicable to
  common
  shareholders........--  $ (2,513,482)   (2,513,482)
                      --  ------------  ------------
Balance, December 31,
  1997................3,363   (2,513,482)   (1,257,119)
Issuance of common
  stock and common
  stock
  subscriptions.......--       --         32,995,363
Issuance of Series A
  convertible
  preferred stock.....--       --         20,000,000
Issuance of Series B
  convertible
  preferred stock.....--       --         54,414,550
Accretion on preferred
  stock as restated...--    (2,183,424)      --
Issuance of options to
  purchase common
  stock...............--       --            245,063
Issuance of warrants
  to purchase common
  stock...............--       --         61,120,487
Net loss as
  restated............--  (112,242,499) (112,242,499)
                      --  ------------  ------------
Balance, December 31,
  1998 as restated....$3,363 $(116,939,405) $ 55,275,845
                      --  ------------  ------------
                      --  ------------  ------------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

         FOR THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                                              JULY 18, 1997
                                                                               (INCEPTION)
                                                                             TO DECEMBER 31,
                                                                                   1997
                                                                          ----------------------    YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                                       1998
                                                                                                  ---------------
                                                                                                    AS RESTATED
                                                                                                    SEE NOTE 13
OPERATING ACTIVITIES:
Net loss................................................................      $   (2,513,482)     $  (112,242,499)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.......................................             211,996            1,860,096
    Provision for uncollectible accounts................................            --                    580,448
    Equity based compensation...........................................            --                 67,865,550
Changes in assets and liabilities:
    Accounts receivable.................................................            --                 (4,757,428)
    Prepaid expenses and other current assets...........................            --                 (1,921,953)
    Restricted bank deposit and bank certificate of deposit.............            --                   (680,339)
    Accounts payable and accrued expenses...............................           1,226,615            8,300,456
    Other...............................................................             299,677              113,030
                                                                                 -----------      ---------------
      Net cash used in operating activities.............................            (775,194)         (40,882,639)
                                                                                 -----------      ---------------
INVESTING ACTIVITIES--Additions to property and equipment...............          (1,317,404)          (6,606,854)
                                                                                 -----------      ---------------
FINANCING ACTIVITIES:
    Related party payable...............................................           1,104,391           (1,071,944)
    Issuance of long-term debt..........................................            --                  1,000,000
    Principal payments under capital lease obligations..................              (1,697)             (21,907)
    Issuance of common stock and subscription units.....................           1,006,363           26,495,361
    Payment received on stockholder note................................            --                    250,000
    Issuance of Series A convertible preferred stock....................            --                 20,000,000
    Issuance of Series B convertible preferred stock....................            --                 54,414,550
                                                                                 -----------      ---------------
      Net cash provided by financing activities.........................           2,109,057          101,066,060
                                                                                 -----------      ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............................              16,459           53,576,567
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........................            --                     16,459
                                                                                 -----------      ---------------
CASH AND CASH EQUIVALENTS, END OF PERIOD................................      $       16,459      $    53,593,026
                                                                                 -----------      ---------------
                                                                                 -----------      ---------------
SUPPLEMENTAL CASH FLOW INFORMATION:
    Capital lease obligations...........................................      $       74,711      $     --
    Cash paid during the period for interest............................                 836               60,681

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    Priceline.com ("priceline.com") has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," priceline.com collects consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. Priceline.com then either communicates that demand directly to participating sellers or accesses participating sellers' private databases to determine whether the customer's offer can be fulfilled on the basis of the pricing information and rules established by the sellers. Consumers agree to hold their offers open for a specified period of time and once fulfilled, offers cannot be canceled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets. During 1997, the Company had been in the development stage. Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998, hotel room reservations in October 1998, and home mortgages in January 1999.

    Priceline.com was founded as a limited liability company ("LLC") in July 1997 and converted to a corporation in July 1998. All LLC units and options and warrants to purchase units, were converted in July 1998 to common stock of priceline.com ("Common Stock") and options and warrants to purchase Common Stock. For presentation purposes all such LLC units, and options and warrants to purchase units are presented as Common Stock or options and warrants to purchase Common Stock. Priceline Travel, Inc. ("Priceline Travel") holds the travel agency license used to effect airline ticket sales. Priceline Travel is wholly owned by the founding stockholder and Vice-Chairman of priceline.com. Priceline.com has a call option to purchase Priceline Travel for nominal consideration. Priceline.com and Priceline Travel are entities under common control, accordingly, the financial statements of the two companies are presented on a combined basis. Priceline Travel will merge into priceline.com during the first quarter of 1999. Priceline.com and Priceline Travel are referred to, collectively, as the Company.

    Walker Digital Corporation ("Walker Digital"), a research and development company, developed the priceline.com service and the business model and related intellectual property rights underlying the priceline.com service, the rights for which were transferred to the Company on July 18, 1997. Walker Digital had no operations and no revenues related to the assets transferred to priceline.com. Walker Digital was founded and is controlled by the founding stockholder and Vice Chairman of priceline.com. Walker Digital has also been providing the Company with a variety of services including subleasing office facilities to the Company on a month to month basis. Charges to the Company for such services aggregated $19,813 and $706,160 during the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively. Such amounts are included in general and administrative expense. In addition, the Company charged Walker Digital $95,874 and $384,831 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively, for shared expenses. Such reimbursement has been offset against general and administrative expenses in the accompanying combined statements of operations. Several of the Company's executive offers and other key employees are also officers, employees and/or stockholders of Walker Digital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION--The combined financial statements for all periods presented include the financial statements of priceline.com and Priceline Travel. The combined financial

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's financial instruments, including cash and cash equivalents, restricted bank deposits, accounts receivable-net and accounts payable, are carried at cost which approximates their fair value because of the short-term maturity of these financial instruments. The carrying value of the capital lease obligations and long-term debt approximates fair value because the interest rates on these obligations are comparable to the interest rates that could have been obtained at the date of the balance sheet.

    CASH AND CASH EQUIVALENTS, RESTRICTED BANK DEPOSITS--The Company invests excess cash primarily in money market accounts, certificates of deposits, and short-term commercial paper. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents. Restricted bank deposits collateralize letters of credit issued in favor of certain airlines.

    NOTE RECEIVABLE FROM STOCKHOLDER--Represents a note receivable related to the sale of common stock that was subsequently paid on January 9, 1998.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at historical cost. Depreciation and amortization of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. Capitalized software costs represent costs paid to third parties and are amortized on a straight-line basis over their estimated useful lives. Maintenance and repairs are charged directly to expense as incurred.

    INTANGIBLE ASSETS--The Company acquired certain patent rights covering the core buyer-driven commerce system and the method and system for pricing and selling airline ticket options from a Walker Digital affiliate on July 18, 1997 in exchange for 6,895,833 shares of common stock. Since the transfer was between entities under common control, it was recorded at the historical cost of the asset transferred, which was zero.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    REVENUES AND COST OF REVENUES--The manner in which revenues are recognized differs depending on the product or service sold through the priceline.com service. With respect to airline ticket or hotel reservation services, revenues are generated by transactions with customers who make offers to purchase airline tickets and hotel rooms supplied by participating sellers. All offers are guaranteed by a customer credit card. Credit cards are the only form of payment accepted by priceline.com. Revenues and related costs are recognized if, and when, the Company accepts the customer's offer and charges the customer's credit card. Because priceline.com is the merchant of record in these transactions, revenue for these services includes

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the amount billed to the customer, net of certain transportation taxes and fees. Airline and hotel revenues may be supplemented by fees that are paid to the Company by third parties in connection with adaptive marketing programs. With respect to automobile and mortgage services, fees or other payments payable by the seller and/or the customer are recognized as revenue. Because priceline.com acts as an intermediary between the customer and the seller in these transactions, revenue for these products and services is recorded at the amount of the fee received in connection with the transaction, and not on the value of the underlying transaction, when the transaction is completed. Automobile and mortgage services revenues may also include fees from third parties for adaptive marketing programs.

    Revenues from adaptive marketing programs are earned when customers elect to increase their offering price, and thus the likelihood of a successful transaction, at no additional costs, by participating in a sponsor promotion. Priceline.com earns fee income from the corporate sponsor of each adaptive marketing program based primarily upon customer participation levels. During 1998, the Company generated approximately $4,037,000 of revenues from adaptive marketing programs. All of these adaptive marketing revenues resulted from fees paid to the Company by Capital One Bank in connection with a credit card promotion--see Note 12.

    Priceline.com expressly permits only credit cards as an acceptable form of payment from its consumers. Consequently, the Company believes that it does not have a significant risk of loss with respect to customer transactions. On rare occasions, the Company provides credit card refunds to individual customers to satisfy disputes and complaints. The Company accrues for expected credit card charge-backs and classifies the resulting expense as an addition to the allowance for doubtful accounts. The Company extends customary payment terms to corporate customers such as automobile dealers and adaptive marketing sponsors. The Company did not experience any uncollectible corporate accounts receivable in 1998.

    Cost of revenues includes product costs and the pro rata amount of the Delta Warrant earned prior to the December 31, 1998 measurement date based on their performance through that date--see Note 6.

    SUPPLIER START-UP WARRANT COSTS--Supplier start-up warrant costs includes the value of warrants issued to secure certain airline alliances and relationships including the value of the Delta Warrant net of the amount included in cost of revenues--see Note 6.

    SALES AND MARKETING--Sales and marketing expenses are comprised primarily of costs of radio and newspaper advertising, costs of the third-party offer-taking call center, credit card processing fees, provisions for customer credit card charge-backs and compensation for the Company's sales and marketing personnel. All sales and marketing costs are expensed as incurred.

    SYSTEMS AND BUSINESS DEVELOPMENT--Systems and business development expenses are comprised primarily of compensation to the Company's information systems and product development staff and payments to outside contractors, data communications and other expenses associated with operating the Company's Web site, depreciation on computer hardware and licensing fees for computer software. Such costs are expensed as incurred.

    INTEREST INCOME (EXPENSE), NET--Interest income (expense), net includes interest income of $523 and $633,294 and interest expense of $835 and $84,920 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EQUITY-BASED COMPENSATION--The Company accounts for stock- based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of priceline.com's stock and the exercise price.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

    INCOME TAXES--The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    During the period that priceline.com operated as an LLC, it was treated substantially as a partnership for tax purposes and, accordingly, the tax effect of its activities accrued to its members through July 1998.

    NET LOSS PER SHARE--The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon conversion of the Series A and Series B Convertible Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). At December 31, 1998, Series A and Series B Convertible Preferred Stock were convertible into 21,610,854 shares and 17,296,874 shares, respectively, and options and warrants to purchase 42,181,997 shares of Common Stock were outstanding. Outstanding convertible preferred stock, warrants and options could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented.

    BUSINESS RISK--Business risks include the following:

    Competition--The markets for the products and services offered on the priceline.com service are intensely competitive. The Company competes with both traditional distribution channels and online services. The Company currently or potentially competes with a variety of companies with respect to each product or services offered. The Company potentially faces competition from a number of large online

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) services that have expertise in developing online commerce and in facilitating Internet traffic. Many competitors have significant competitive advantages. For example, airlines, hotels and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than the Company. In addition, certain competitors may be able to devote significantly greater resources to furthering their business.

    Dependence on Airline Industry and Certain Carriers--The Company's near term, and possibly long term, prospects are significantly dependent upon the sale of leisure airline tickets. Sales of leisure airline tickets and revenues derived from related adaptive marketing programs represented essentially all of the Company's revenues for the year ended December 31, 1998. Sales of airline tickets from the Company's three largest airline suppliers accounted for approximately 95% of airline ticket revenue for the year ended December 31, 1998. As a result, currently the Company is substantially dependent upon the continued participation of these three airlines in the priceline.com service in order to maintain and continue to grow its total airline ticket revenues. Significantly reducing the Company's dependence on the airlines is likely to take a long time and there can be no guarantee that the Company will succeed in reducing that dependence.

    Risks Associated with Brand Development--The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and restricted bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable. During the year ended December 31, 1998, approximately 11% of revenues were generated from one vendor participating in an adaptive marketing program. As of December 31, 1998, amounts due from this vendor represented approximately 54% of accounts receivable.

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS 130 changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in a financial statement for the period in which they are recognized. Because there were no such changes, adoption of SFAS 130 did not impact the combined financial statements of the Company.

    SEGMENT REPORTING--Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards SFAS No 133 "Accounting for Derivative Instruments and Hedging Activities" was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company has not used derivative instruments and believes the impact of adoption of this statement will not have a significant effect on the financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP is effective for fiscal years beginning after December 15, 1998. This SOP requires capitalization of certain costs of computer software developed or obtained for internal use.

3. ACCOUNTS RECEIVABLE

    A summary of the activity in the allowance for uncollectible accounts for the year ended December 31, 1998 is as follows:

                                                                                                          AMOUNT
                                                                                                        ----------
Provision charged to expense..........................................................................  $  580,448
Charge offs...........................................................................................    (289,625)
                                                                                                        ----------
Balance at end of period..............................................................................  $  290,823
                                                                                                        ----------
                                                                                                        ----------

4. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1998 consists of the following:

                                                                           ESTIMATED
                                                                             USEFUL
                                                                             LIVES
                                                                            (YEARS)         1997          1998
                                                                          ------------  ------------  ------------
Computer equipment and software.........................................             3  $  1,144,263  $  7,034,088
Office equipment........................................................             3        89,846       584,034
Furniture and fixtures..................................................             7       158,006       380,847
                                                                                        ------------  ------------
Total...................................................................                   1,392,115     7,998,969
Less accumulated depreciation and amortization..........................                     211,996     2,072,092
                                                                                        ------------  ------------
Property and equipment--net.............................................                $  1,180,119  $  5,926,877
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Depreciation and amortization expense was $211,996 and $1,860,096 for the period July 18, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively.

5. LONG-TERM DEBT

    In April 1998, priceline.com issued a promissory note to an investor for $1,000,000. The promissory note bears interest at a rate of 6% per annum and matures on April 15, 2003. In connection with the

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

5. LONG-TERM DEBT (CONTINUED)
promissory note, priceline.com issued detachable warrants to purchase 62,500 common shares at $0.80 per share. The portion of the proceeds allocable to the warrant, estimated fair value of $12,795, was accounted for as additional paid-in capital. The fair value of the warrants was determined using an option pricing model. The discount will be recorded as interest expense over the term of the promissory note. At December 31, 1998, the principal balance of the promissory note, net of unamortized discount, was $989,018.

6. STOCKHOLDERS' EQUITY

    Combined stockholders' equity at December 31, 1997 and 1998 consists of the following:

                                                                                         1997           1998
                                                                                      -----------  --------------
Priceline.com Incorporated:
Common stock, $0.008 par value--authorized 300,000,000 shares at December 31, 1997 and 1998 issued and outstanding, 51,669,719 and 93,225,199 shares at December 31,
  1997 and 1998, respectively.......................................................  $   413,358  $      745,802
Convertible Preferred Stock, $0.01 par value; authorized 150,000,000 shares:
  Series A--$1.16 liquidation value; issued and outstanding 17,288,684 shares.......           --         172,887
  Series B--$4.00 liquidation value; issued and outstanding, 13,837,500 shares......           --         138,375
Additional paid-in capital..........................................................      836,642     171,151,823

Priceline Travel, Inc:
Common stock, $1 par value--3,000 shares authorized, issued and outstanding.........        3,000           3,000
Additional paid-in capital..........................................................        3,363           3,363

Accumulated deficit.................................................................   (2,513,482)   (116,939,405)
                                                                                      -----------  --------------
Total stockholders' equity (deficiency).............................................   (1,257,119)     55,275,845
                                                                                      -----------  --------------

    On July 18, 1997, priceline.com issued 42,990,211 shares of Common Stock for the initial contributed services of the founders. No compensation expense was recognized for the contributed services as priceline.com was in the earliest phases of development. Such services included conceiving the priceline.com business model, developing business strategies and operating plans, initiating contact with airline suppliers and raising capital. There were no employment agreements related to the services initially contributed and/or the shares issued in respect of such shares.

    Also, on July 18, 1997, priceline.com issued 6,895,833 shares of Common Stock to Walker Digital in exchange for the transfer by Walker Digital to priceline.com all of the rights, title, and interest in certain patents and patent applications relating to buyer driven commerce.

    In July 1998, priceline.com also issued 8,125,000 shares of Common Stock, to the Chairman and Chief Executive Officer which resulted in the recognition of a one time charge of $6,500,000 with respect to these shares. The shares were issued as compensation for agreeing to accept the position.

    In July 1998, pursuant to an agreement between priceline.com and two partnerships affiliated with General Atlantic Partners, LP (collectively "GAP"), priceline.com sold to GAP a total of 17,288,684 shares

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") for $20,000,000.

    In December 1998, priceline.com raised net proceeds of approximately $54,414,550 by completing a private placement of an aggregate of 13,837,500 shares of its Series B Convertible Preferred Stock (the "Series B Preferred Stock") with several investors, including GAP and Vulcan Ventures Incorporated. Fees of $850,000 have been paid to a company, in which a director of priceline.com is a director and stockholder, in connection with this transaction.

    Shares of the Series A and Series B Preferred Stock are automatically convertible, subject to antidilution adjustment, into an equal number of shares of Common Stock upon an initial public offering of the Company. The holders of the Series A and Series B Preferred Stock vote together as a single class with the holders of Common Stock. If the Company has not consummated an initial public offering by December 1999, the conversion price of Series B Preferred Stock will be adjusted to $1.97 per share. Since the Series B Preferred Stock contained this beneficial conversion feature at the date of issue, the Company allocated a portion of the proceeds equal to the value of the feature, $34,650,000, to additional paid-in capital. This amount will be amortized over one year. Amortization will cease if an initial public offering is completed within one year and the Series B Preferred Stock convert at $3.20 per share. The shares of the Series A and Series B Preferred Stock rank senior to the Common Stock with respect to liquidation and equal to the Common Stock with respect to dividends.

    In April 1998, priceline.com issued warrants to purchase 125,000 shares of Common Stock, at a zero exercise price, to a non-employee in exchange for services rendered to the Company. The estimated fair value of the warrants at the date of grant of $100,000 was based on the value of the equivalent shares as of the grant date, that is 125,000 shares at $0.80 per share, and has been reflected as sales and marketing expense and additional paid-in-capital.

    In April 1998, priceline.com issued warrants to purchase 62,500 shares of Common Stock at an exercise price of $0.80 per share in conjunction with a promissory note (see Note 5--Long-Term Debt).

    In August 1998, priceline.com entered into a warrant agreement with Delta Air Lines ("Delta") to purchase up to 18,892,603 shares of Common Stock at an exercise price of approximately $0.93 per share ("Delta Warrant") for agreeing to participate in the priceline.com service. Vesting was contingent upon achievement of certain predetermined performance thresholds. However, there was no penalty for failure to provide ticket inventory to satisfy these performance thresholds. Accordingly, no expense was recorded when the warrant was issued. On December 31, 1998, the Company amended its agreement with Delta to eliminate the vesting contingencies and fix the number of shares subject to the warrant at 18,619,402. The warrants were immediately vested on the date of grant, in that they are not subject to any forfeiture for any reason. The amended Delta Warrant will become exercisable at the earlier of seven years or over three years upon the achievement of certain performance thresholds. The agreement does not require Delta to make any performance commitments, is non-exclusive and allows Delta to participate in other programs similar to the priceline.com service. Accordingly, the Company recognized approximately $58.7 million of expense based upon the fair value of the warrant on December 31, 1998, of which $3 million is included in cost of revenues-supplier warrant costs and $55.7 million is included in expenses-supplier start-up warrant costs in the accompanying statement of operations.

    On December 31, 1998, priceline.com issued warrants to purchase 937,500 shares of Common Stock at an exercise price of $3.20 per share to three airlines in recognition of their being among the original

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
participants in the priceline.com service. Because there are no requirements as to the nature or length of that participation and the warrants are not subject to forfeiture for any reason, the Company recognized approximately $2.3 million of expense based upon the fair value of the warrants at December 31, 1998, which is included in expenses-supplier start-up warrant costs in the accompanying statement of operations.

    On January 29, 1999, priceline.com issued warrants to an airline to purchase 1,250,000 shares of Common Stock at an exercise price of $6.40 per share. The warrants become exercisable as follows, 50% on January 29, 2000 and 50% on January 29, 2001. The agreement requires the airline to make available to priceline.com airline ticket inventory on certain specified terms and conditions for two years. If the airline does not provide the specified airline ticket inventory, the unexercised warrants are returnable and in addition, there is a penalty of $1.0 million in the first year and $0.5 million in the second year. The fair value of the warrant of $3.1 million at the grant date was capitalized and will be amortized over the two year period during which services will be provided to the Company.

    The fair value of the airline warrants was based on a third party valuation using an option pricing model and the following assumptions:

                                                                                                      OTHER
                                                                                        DELTA        AIRLINE
                                                                                      WARRANTS      WARRANTS
                                                                                     -----------  -------------
Stock Price........................................................................     $3.20         $3.20
Exercise Price.....................................................................    $0.93       $3.20-$6.40
Term...............................................................................   7 years       3-4 years
Volatility.........................................................................     132%          132%
Risk Free Rate.....................................................................     4.6%          4.6%

    As of December 31, 1998, no warrants had been exercised.

7. STOCK OPTION PLAN

    Priceline.com has adopted the 1997 Omnibus Plan (the "Plan"), which provides for grants of options as incentives and rewards to encourage employees, officers, consultants and directors in the long term success of the Company. The Plan provides for grants of options to purchase up to 23,875,000 shares at a purchase price equal to the fair market value on the date of grant. Generally, the options vest over three years from the date of grant. In accounting for the Plan, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. When the exercise price of employee stock options issued under the plan equaled the fair value of the underlying stock on the date of grant, no compensation expense was recorded. Compensation expense was recognized for the fair value of the options granted to non-employees and to the extent fair value of the underlying stock exceeded the exercise price of employee stock options. Compensation expense, included in general and administrative, recognized during the year ended December 31, 1998 aggregated $245,063.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

7. STOCK OPTION PLAN (CONTINUED)
    The following summarizes the transactions pursuant to the Plan:

                                                                                          WEIGHTED        RANGE
                                                                                           AVERAGE          OF
                                                                             SHARES     OPTION PRICE      SHARE
                                                                          ------------  -------------  ------------
Granted during 1998.....................................................    23,449,219    $    0.93    $  0.80-3.20
Forfeited...............................................................      (189,374)        0.80            0.80
Cancelled...............................................................      (815,625)        0.80            0.80
                                                                          ------------
Balance at December 31, 1998............................................    22,444,220         0.94
                                                                          ------------
                                                                          ------------
Exercisable at December 31, 1998........................................          None
                                                                          ------------
                                                                          ------------
Available for grant at December 31, 1998................................     1,430,780
                                                                          ------------
                                                                          ------------

    Had compensation costs been determined based upon the fair value at grant date, the Company's pro forma net loss and pro forma net loss per share for the year ended December 31, 1998 would have been reported as follows:

                                                                                      REPORTED       PRO FORMA
                                                                                   --------------  --------------

Net loss.........................................................................  $  112,242,499  $  114,613,228
Net loss applicable to common shareholders.......................................     114,425,923     116,796,653
Basic and diluted loss per common share..........................................            1.41            1.44

    The fair value of each option grant was determined on the date of grant using the minimum value method. The weighted average fair value of options granted during 1998 was estimated to be approximately $0.15 on the dates of grant using the minimum value method and the following assumptions: volatility of 0%, risk free interest rate of 6.00% and an expected life of 3 years, respectively. The Plan also provides for the grant of tandem stock appreciation rights, stand-alone stock appreciation rights, phantom stock and other forms of equity based incentive awards which do not reduce the number of shares with respect to which incentive awards may be granted. No such awards were made as of December 31, 1998.

    In February 1999, priceline.com established the 1999 Omnibus Plan (the "1999 Plan"), which provides for grants of options as incentives and rewards to encourage employees, officers, consultants and directors in the long term success of the Company. The Plan provides for grants of options to purchase up to 9,375,000 shares at a purchase price equal to the fair market value on the date of grant. Generally, the options vest over three years from the date of grant. The Plan also provides for the grant of tandem stock appreciation rights, stand-alone stock appreciation rights, phantom stock and other forms of equity based incentive awards which do not reduce the number of shares with respect to which incentive awards may be granted.

8. TAXES

    INCOME TAXES--Through July 31, 1998, priceline.com operated as a limited liability company and income taxes (benefits) accrued to the members. Accordingly, no income taxes (benefits) were reflected in the accompanying financial statements as of December 31, 1997 and for the period then ended. Since converting from an LLC to a corporation in July 1998, the Company has incurred net operating losses of $22,703,000. This loss will expire if not utilized by December 31, 2018. As of December 31, 1998 a

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

8. TAXES (CONTINUED)
valuation allowance for the full amount of the net deferred tax asset of approximately $37,985,023, resulting from the tax net operating losses and other items was recorded because of the uncertainty regarding its realization.

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1998 are as follows:

                                                                                                         1998
                                                                                                     -------------
Equity based compensation..........................................................................  $  25,267,265
Net operating loss carryforwards...................................................................      9,347,966
Start-up costs.....................................................................................      2,988,359
Other..............................................................................................        381,433
                                                                                                     -------------
Less valuation allowance...........................................................................    (37,985,023)
                                                                                                     -------------
Deferred tax asset, net............................................................................  $          --
                                                                                                     -------------
                                                                                                     -------------

    The income tax benefit is different from the amount computed using applicable statutory federal rates for the following reasons:

                                                                                                         1998
                                                                                                     -------------
Income tax benefit at federal statutory rate.......................................................  $  39,284,875
Adjustment due to:
  LLC status through July 31, 1998.................................................................     (7,089,945)
  State taxes and other............................................................................      5,790,093
  Increase in valuation allowance..................................................................    (37,985,023)
                                                                                                     -------------
Income tax benefit.................................................................................  $          --
                                                                                                     -------------
                                                                                                     -------------

    FEDERAL AIR TRANSPORTATION TAX--Currently, a Federal transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. The tax has been calculated based on the amount paid to the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer. Approximately $111,000 in additional taxes relating to the method of calculating the tax has been accrued as of December 31, 1998.

9. OTHER RELATED PARTY TRANSACTIONS

    The Founder and Vice Chairman of priceline.com also serves as non-executive Chairman of NewSub Services, Inc. ("NewSub"), a direct marketing company co-founded by him. The Company participates in certain adaptive marketing programs with NewSub. Sales and marketing expense related to these programs totaled $80,799 for the year ended December 31, 1998. There was no such expense in 1997.

    In June 1998, priceline.com issued a promissory note to a Walker Digital for $1,000,000. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. The note has been repaid.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS--On January 6, 1999, priceline.com received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an "interference" between a patent application filed by Woolston describing an electronic market for used and collectible goods and priceline.com's core buyer-driven commerce patent. Priceline.com has received a copy of a Petition for Interference from Woolston, the named inventor of at least three United States Patent applications titled "Consignment Nodes," one of which has issued as a patent. Priceline.com currently is awaiting information from the Patent Office regarding whether it will initiate an interference proceeding concerning Woolston's patent application and priceline.com's core buyer-driven commerce patent. An interference is an administrative proceeding instituted in the Patent Office to determine questions of patentability and priority of invention between two or more parties claiming the same patentable invention. There is no statutory period within which the Patent Office must act on an interference request. If an interference is declared and proceeds through a final hearing in the Patent Office, a final judgment is made by the Patent Office as to inventorship. Following such final judgment, appeals could be made in Federal court. While there can be no certainty as to time periods, interference proceedings typically take years to resolve.

    As a threshold to the initiation of an interference proceeding, Woolston must show that his patent application supports claims that he copied from the priceline.com core buyer-driven commerce patent. In order to make this showing, he would have to prove, among other things, that he invented the subject matter of the priceline.com claims before the inventors of the priceline.com patent. If the Patent Office were to find that Woolston's patent application supported the copied priceline.com claims, it would resolve the interference by awarding inventorship to the party with the earliest proven date of invention. Woolston recently announced an agreement to license his issued patent and pending patent applications to the owner of an Internet travel service that, according to such announcement, commenced on-line operations in the fourth quarter of 1998 and purports to compete with priceline.com.

    While the interference process is still at an early stage, priceline.com believes that it has meritorious defenses to Woolston's claim, which it intends to pursue vigorously. Among other things, priceline.com believes that the Woolston patent application does not disclose the inventions covered by the priceline.com patent claims. However, it is impossible to predict the outcome of an interference with certainty. While Woolston claims to have an earlier invention date by a period of approximately sixteen months, the final decision as to priority of invention would be made by the Patent Office after considering facts provided by each party during the interference proceeding. If an interference is declared and thereafter resolved in favor of Woolston, such resolution could result in an award of some or all of the disputed patent claims to Woolston. If, following such award, Woolston were successful in a patent infringement action against priceline.com, including prevailing over all defenses available to priceline.com such as those of non-infringement and invalidity, this could require priceline.com to obtain licenses from Woolston at a cost which could significantly adversely affect priceline.com's business. If Woolston prevailed in both an interference and an infringement action, then priceline.com could be enjoined from conducting business through the priceline.com service to the extent covered by the patent claims awarded to Woolston. In addition, defense of the interference action may be expensive and may divert management attention away from priceline.com's business.

    On January 19, 1999, Marketel International Inc. ("Marketel"), a California corporation, filed a lawsuit against priceline.com and Priceline Travel, among others. On February 22, 1999, Marketel filed an amended and supplemental complaint. The amended complaint filed by Marketel alleges causes of action for, among other things, misappropriation of trade secrets, breach of contract, conversion, breach of confidential relationship, copyright infringement, fraud, unfair competition and false advertising, and seeks

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) injunctive relief and damages in an unspecified amount. In its amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which it describes as a buyer-driven electronic marketplace for travel services and its appurtenant techniques, market research, forms, plans, and processes, which allegedly were provided in confidence approximately ten years ago. The amended complaint also alleges that three former Marketel employees are the actual sole inventors or co-inventors of a patent which was issued on August 11, 1998 and which patent has been assigned to priceline.com. Marketel asks that the patent's inventorship be corrected accordingly.

    Based upon publicly available information, priceline.com believes that Marketel's fax and fee-based business was launched in 1991 and ceased operations seven months later. Priceline.com's Internet-based model was independently developed by Walker Digital and priceline.com, and practiced by the Company starting in 1998. Based on publicly available information and Marketel's complaint, priceline.com understands that Marketel operated a fax-based travel information service which offered consumers, travel agents and/or consolidators the opportunity to purchase specially printed forms. These forms, when accompanied by an additional non-refundable fee, allowed prospective ticket buyers to fax to Marketel credit-card guaranteed bids for airline travel at a bid price specified by the buyer. The Company believes that Marketel has not engaged in any regular commercial activities since ceasing operations in 1992. Based upon publicly available information, Marketel reactivated its active status as a corporation by satisfying its back-due tax obligations to the State of California shortly after the filing of its complaint.

    On February 5, and February 10, 1999, the Company filed their answer and amended answer, respectively, to the amended complaint, in which they denied the material allegations of liability in the complaint. Priceline.com and all other defendants strongly dispute the material legal and factual allegations contained in Marketel's amended complaint and believe that the amended complaint is without merit. Priceline.com intends to defend vigorously against the action. Defending the law suit may involve significant expense and, due to the inherent uncertainties of litigation, there can be no certainty as to the ultimate outcome. Pursuant to the indemnification obligations contained in the Purchaser and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold harmless priceline.com for damages, liabilities and legal expenses incurred in connection with the Marketel litigation.

    From time to time the Company has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, and including claims of alleged infringement of third party intellectual property rights by the company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

    AIRLINE ALLIANCES AND RELATIONSHIPS--Priceline.com has entered into Airline Participation Agreements with eighteen airlines for the supply of airline tickets. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which tickets may be sold pursuant to fares, rules and availability that the airlines may provide from time to time. The Airline Participation Agreements are generally subject to termination upon 30 days notice by priceline.com or the airline.

    EMPLOYMENT CONTRACTS--Priceline.com has entered into employment agreements with certain members of senior management that provide for minimum annual compensation of approximately $2,135,000 in the aggregate. The agreements provide for periods of employment of up to 3 years. Generally, the agreements provide for incentives and bonuses based on the achievement of performance goals, as well as the grant of stock options under the 1997 Omnibus Stock Option Plan.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CAPITAL LEASES--Priceline.com leases certain machinery and equipment costing $74,711 under a capital lease agreement. Accumulated depreciation on this equipment was $2,075 and $26,979 at December 31, 1997, and December 31, 1998, respectively. These amounts are included in property and equipment in Note 4.

    Future minimum lease payments, including interest, under the capital lease at December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31,
1999...................................................................................................  $  30,389
2000...................................................................................................     30,389
                                                                                                         ---------
Total minimum lease payments...........................................................................     60,778
Less amounts representing interest.....................................................................      9,671
                                                                                                         ---------
Present value of future minimum lease payments.........................................................     51,107
Less current portion of obligations....................................................................     25,033
                                                                                                         ---------
Obligations under capital leases, net of current portion...............................................  $  26,074
                                                                                                         ---------
                                                                                                         ---------

11. BENEFIT PLAN

    Priceline.com adopted a defined contribution 401(k) savings plan (the "Plan") during 1998 covering all employees who are at least 21 years old and have completed 6 months of service. The Plan allows eligible employees to contribute up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. The Company may make matching contributions on a discretionary basis to the Plan. All participants are fully vested in their contributions and investment earnings. During the year ended December 31, 1998, the Company did not make any matching contributions to the Plan.

12. SUBSEQUENT EVENTS

    On March 25, 1999, the Company obtained shareholder approval of a 1.25 for 1 stock split of its common stock and an increase in the authorized shares of its common stock to 1,000,000,000 shares. In conjunction with the stock split the par value of the common stock was reduced from $.01 per share to $.008 per share. All share and per share data have been retroactively adjusted to reflect the stock split.

    On March 24, 1999, priceline.com exercised its call option to purchase Priceline Travel for nominal consideration and Priceline Travel was merged into priceline.com.

    On March 3, 1999, Capital One Bank notified the Company of its termination of its adaptive marketing program effective May 1, 1999.

13. RESTATEMENT

    Subsequent to the issuance of the Company's combined 1998 financial statements, the Company's management determined that the calculation of the fair value of the Delta warrant, other airline warrants and the beneficial conversion feature on the Series B Preferred Stock should be revised. The fair value of the Delta warrant and the other airline warrants has been revised to reflect the change in the volatility assumption from 50% to 132%, eliminate the "large block" and lack of marketability discounts, and consider the warrant's anti-dilution and exercisability features. As a result, the 1998 combined financial statements have been restated from the amounts previously reported to recognize an additional $22.0 million of expense based upon the revised fair value of the warrants at December 31, 1998, of which

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

13. RESTATEMENT (CONTINUED)
$3.0 million is included in the cost of revenues-supplier warrant costs and $19.0 million is included in expenses-supplier start-up warrant costs. In addition, the value of the beneficial conversion feature on the Series B Preferred Stock has been revised to calculate such amount based on 22,500,000 shares. As a result, additional paid-in capital and accumulated deficit have been restated from amounts previously reported to recognize an additional $883,424 of accretion of preferred stock based on the revalued beneficial conversion feature.

    A summary of the significant effects of the restatement is as follows:

                                                              AS PREVIOUSLY
                                                                 REPORTED       AS RESTATED
                                                              --------------  ---------------
At December 31, 1998:
  Additional paid-in capital................................  $  148,224,070  $   171,155,186
  Accumulated deficit.......................................     (94,008,289)    (116,939,405)
For the year ended December 31, 1998:
  Cost of revenues-supplier warrant costs...................        --              3,029,014
  Expenses-supplier start-up warrant costs..................      38,960,000       57,978,678
  Net loss..................................................     (90,194,807)    (112,242,499)
  Accretion on preferred stock..............................      (1,300,000)      (2,183,424)
  Net loss applicable to common shareholders................     (91,494,807)    (114,425,923)
  Basic and diluted loss per common share...................           (1.13 (1)           (1.41)

------------------------

(1) Basic and diluted loss per common share as previously reported has been restated for a 1.25 for one stock split.

    [At the top of the page, a picture of a customer in the middle of the following text: BUYER-DRIVEN COMMERCE]

    [Four page screen shots with textual descriptions of the four steps involved in making an offer for airline tickets with the heading: "airline ticket example. .. "and the following language below the heading: "In just four steps, priceline.com customers can name their own price for a leisure airline ticket on a major carrier."]

The first page screen shot in the top left with the following caption:

Step 1:

    Tell us where and when....

    Enter where you want to go and the dates you want to travel. Choose as many different airports to leave and arrive from as you want--the more the better.

The second page screen shot in the top right with the following caption:

Step 2:

    Review the rules....

    Priceline.com's airline ticket service is designed for leisure travelers who can be flexible on their flights and routing. The rules are clearly explained on the Web site.

The third page screen shot in the bottom left with the following caption:

Step 3:

    Name your price....

    Enter the price you want to pay--there are no minimums and no advance purchase restrictions. We encourage customers to shop around first and be reasonable.

The fourth page screen shot in the bottom right with the following caption:

Step 4:

    Provide a credit card....

    Your credit card is used to guarantee that you'll buy the tickets if priceline.com is successful at getting a major airline to agree to your price. You get a yes or no answer in just one hour!

                               ............................... priceline.com(SM)

The page is blank except for the following text in the middle of the page:

    priceline.com(SM)
name your own price..and save!

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by priceline.com in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee............................................................  $  44,758
NASD Filing fee.................................................................     12,000
Nasdaq National Market listing fee..............................................     50,000
Printing and engraving expenses.................................................    700,000
Legal fees and expenses.........................................................    850,000
Accounting fees and expenses....................................................    575,000
Blue sky fees and expenses......................................................      5,000
Transfer agent fees.............................................................     12,500
Miscellaneous fees and expenses.................................................    100,000
                                                                                  ---------
      Total.....................................................................  $2,349,258
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

    As permitted by Delaware law, Article Seventh of priceline.com's certificate of incorporation provides that (1) priceline.com is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) priceline.com is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (3) priceline.com is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the certificate of incorporation are not exclusive. As permitted by Delaware law, priceline.com's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to priceline.com or its stockholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under
Section 174 of Delaware General Corporation Law regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to priceline.com for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    As permitted by Delaware law, priceline.com has purchased insurance covering the company's directors and officers against liability asserted against them in their capacity as such. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of priceline.com against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its inception, priceline.com has issued and sold the following securities:

    In July 1997, priceline.com's predecessor issued an aggregate of 42,990,211 equity units to Messrs. Jay S. Walker, Jesse M. Fink, Timothy G. Brier, Paul E. Francis and two other executive officers for services previously rendered.

    In July 1997, priceline.com's predecessor issued 6,895,833 equity units to Walker Digital Corporation, which, together with its affiliate Walker Asset Management Limited Partnership, transferred to priceline.com all of their rights, title, and interest in certain patents and patent applications relating to buyer-driven commerce.

    From September 1997 to February 1998, priceline.com's predecessor issued and sold an aggregate of 6,350,878 equity units to Mr. Paul E. Francis, a partnership affiliated with General Atlantic Partners, LLC and six other investors for an estimated fair value of $0.70 per share.

    From March 1998 to July 1998, priceline.com's predecessor issued and sold and aggregate of 28,650,455 equity units to Mr. Jay S. Walker, a trust affiliated with Mr. Jay S. Walker, Walker Digital, Mr. Richard S. Braddock, a trust affiliated with Mr. N.J. Nicholas, Jr., Mr. Ralph M. Bahna and one other investor for an estimated fair value of $0.80 per share.

    In April 1998, priceline.com issued warrants to purchase 125,000 shares of common stock to a non-employee in exchange for services rendered to priceline.com for an estimated fair value of approximately $100,000. These warrants have been fully exercised.

    In April 1998, priceline.com issued warrants to purchase 62,500 shares of common stock at an exercise price of $0.80 per share to an individual in connection with the execution of a promissory note in the amount of $1,000,000. These warrants have been fully exercised.

    In July 1998, priceline.com's predecessor issued 8,125,000 equity units to Mr. Richard S. Braddock in connection with his employment as its Chief Executive Officer and Chairman.

    On July 31, 1998, all of the foregoing equity units were converted into an equal number of shares of common stock as a result of the merger of priceline.com's predecessor into priceline.com.

    On July 31, 1998, priceline.com issued and sold 17,288,684 shares of its Series A convertible preferred stock to two partnerships affiliated with General Atlantic Partners, LLC for an estimated fair value of approximately $1.16 per share.

    In August 1998, priceline.com issued warrants to Delta to purchase up to 18,892,603 shares of common stock at an exercise price of approximately $0.93 per share. This warrant was amended in December 1998 to, among other things, fix the number of shares of common stock subject to the warrant at 18,619,402.

    In October 1998, priceline.com issued and sold an aggregate of 134,698 shares of common stock to Mr. Paul J. Blackney and another individual for an estimated fair value of approximately $0.93 per share.

    On December 8, 1998, priceline.com issued and sold an aggregate of 13,837,500 shares of its Series B convertible preferred stock to Vulcan, two partnerships affiliated with General Atlantic Partners, LLC and seven other investors for an estimated fair value of $4.00 per share.

    On December 8, 1998, priceline.com issued and sold an aggregate of 78,125 shares of common stock to Mr. Braddock for an estimated fair value of $3.20 per share.

    In December 1998, priceline.com issued warrants entitling three airlines to each purchase up to 312,500 shares of common stock at an exercise price of $3.20 per share.

    In January 1999, priceline.com issued warrants to an airline to purchase up to 1,250,000 shares of common stock at an exercise price of $6.40 per share.

    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


EXHIBIT                                                   DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
   1.1*       Form of Underwriting Agreement.
   2.1*       Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and the Registrant.
   2.2*       Form of Agreement of Merger between Priceline Travel, Inc. and the Registrant.
   3.1*       Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed on the closing of the offering made hereby.
   3.2*       Form of By-Laws of the Registrant to be filed on the closing of the offering made hereby.
   4.1        Reference is hereby made to Exhibits 3.1 and 3.2.
   4.2*       Specimen Certificate for Registrant's Common Stock.
   4.3*       Amended and Restated Registration Rights Agreement, dated as of December 8, 1998, among the
              Registrant and certain stockholders of the Registrant.
   5.1*       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
  10.1.1*     1997 Omnibus Plan of the Registrant.
  10.1.2*     1999 Omnibus Plan of the Registrant.
  10.2*       Stock Purchase Agreement, dated July 31, 1998, among the Registrant and the investors named therein, as amended.
  10.3*       Stock Purchase Agreement, dated as of December 8, 1998, among the Registrant and the investors named therein.
  10.4        Reference is hereby made to Exhibit 4.3.
  10.5*       Purchase and Intercompany Services Agreement, dated April 6, 1998, among the Registrant, Walker
              Asset Management Limited Partnership, Walker Digital Corporation and Priceline Travel, Inc.
  10.6.1*     Employment Agreement, dated as of January 1, 1998, between Jay S. Walker, Walker Digital
              Corporation, the Registrant and Jesse M. Fink.
  10.6.2*     Amendment No. 1 to Employment Agreement, dated November 16, 1998 between the Registrant and Jesse M.
              Fink.
  10.7.1*     Employment Agreement, dated as of July 23, 1998, between the Registrant and Timothy G. Brier.

EXHIBIT                                                   DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
  10.7.2*     Amendment No. 1 to Employment Agreement, dated November 16, 1998, between the Registrant and Timothy
              G. Brier.
  10.8*       Amended and Restated Employment Agreement, dated as of August 15, 1998, by and between the
              Registrant and Richard S. Braddock.
  10.9*       Airline Participation Agreement, dated April 1998, by and among the Registrant, Priceline Travel,
              Inc. and Trans World Airlines, Inc.
  10.10*+     Airline Participation Agreement, dated October 2, 1998, by and among the Registrant, Priceline
              Travel, Inc. and Northwest Airlines, Inc.
  10.11.1*+   General Agreement, dated August 31, 1998, by and among the Registrant, Priceline Travel, Inc. and
              Delta Air Lines, Inc.
  10.11.2*+   Airline Participation Agreement, dated August 31, 1998, by and among the Registrant, Priceline
              Travel, Inc. and Delta Air Lines, Inc.
  10.11.3*+   Amendment to the Airline Participation Agreement and the General Agreement, dated December 31, 1998, between and among the Registrant, Priceline Travel, Inc. and Delta Air Lines, Inc.
  10.12*+     Airline Participation Agreement, dated December 31, 1998, by and among the Registrant, Priceline
              Travel, Inc. and America West Airlines.
  10.13*+     Internet Marketing and Licensing Agreement, as of August 1, 1998, between the Registrant and
              LendingTree, Inc.
  10.14*      Systems Access Agreement, dated as of August 4, 1997, between the Registrant and WORLDSPAN, L.P.
  10.15*      Master Agreement for Outsourcing Call Center Support, dated as of April 6, 1998, between the
              Registrant and CALLTECH Communications, Incorporated.
  10.16*      $1,000,000 Commercial Promissory Note, dated April 15, 1998, between the Registrant and Andre
              Jaeckle.
  10.17*      Warrant Agreement, dated April 15, 1998, between the Registrant and Andre Jaeckle.
  10.18*      Warrant Agreement, dated April 9, 1998, between the Registrant and William Shatner.
  10.19.1*    Participation Warrant Agreement, dated August 31, 1998, between the Registrant and Delta Air Lines,
              Inc.
  10.19.2*+   First Amendment and Waiver to Participation Warrant Agreement, dated December 31, 1998, between the
              Registrant and Delta Air Lines, Inc.
  10.21*      Form of Participation Warrant Agreement.
  10.22.1*+   Participation Warrant Agreement, dated as of December 31, 1998.
  10.22.2*+   Amendment No. 1, dated as of February 4, 1999, to Warrant Participation Agreement, dated as of
              December 31, 1999.
  10.22.3*+   Amendment No. 2, dated as of March 3, 1999, to Participation Warrant Agreement, dated as of December
              31, 1998, as previously amended by Amendment No. 1 to Warrant Participation Agreement, dated as of
              February 4, 1999.
  10.23*      Form of Hotel Agreement.
  10.24*      Co-Marketing Agreement, dated February 18, 1999, by and between the Registrant and E*TRADE Group,
              Inc.
  23.1*       Consent of Deloitte & Touche LLP.
  24.1*       Power of Attorney.


------------------------

*   Previously filed.

+ Certain portions of this document have been omitted pursuant to a confidential treatment request.

(B) FINANCIAL STATEMENT SCHEDULES:

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on March 29, 1999.


                                PRICELINE.COM INCORPORATED

                                By:             /s/ MELISSA M. TAUB
                                     -----------------------------------------
                                                  Melissa M. Taub
                                               SENIOR VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                   Chairman and Chief
------------------------------    Executive Officer           March 29, 1999
     Richard S. Braddock          (Principal Executive
                                  Officer)

              *
------------------------------  Vice Chairman, Founder and    March 29, 1999
        Jay S. Walker             Director

              *                 Chief Financial Officer
------------------------------    (Principal Financial        March 29, 1999
       Paul E. Francis            Officer)

     /s/ MELISSA M. TAUB        Senior Vice President,
------------------------------    General Counsel and         March 29, 1999
       Melissa M. Taub            Secretary

              *                 Vice President Finance and
------------------------------    Controller (Principal       March 29, 1999
      Thomas P. D'Angelo          Accounting Officer)

              *
------------------------------  Director                      March 29, 1999
        Ralph M. Bahna

              *
------------------------------  Director                      March 29, 1999
       Paul A. Allaire

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                      March 29, 1999
       Paul J. Blackney

              *
------------------------------  Director                      March 29, 1999
       William E. Ford

              *
------------------------------  Director                      March 29, 1999
        Marshall Loeb

              *
------------------------------  Director                      March 29, 1999
      N.J. Nicholas, Jr.

              *
------------------------------  Director                      March 29, 1999
      Nancy B. Peretsman


*By:     /s/ MELISSA M. TAUB
      -------------------------
           Melissa M. Taub
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBITS                                            DESCRIPTION                                             PAGE
----------  ---------------------------------------------------------------------------------------------  ---------
   1.1*     Form of Underwriting Agreement.
   2.1*     Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and the Registrant.
   2.2*     Form of Agreement of Merger between Priceline Travel, Inc. and the Registrant.
   3.1*     Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed on the closing of the offering made hereby.
   3.2*     Form of By-Laws of the Registrant to be filed on the closing of the offering made hereby.
   4.1      Reference is hereby made to Exhibits 3.1 and 3.2.
   4.2*     Specimen Certificate for Registrant's Common Stock.
   4.3*     Amended and Restated Registration Rights Agreement, dated as of December 8, 1998, among the
            Registrant and certain stockholders of the Registrant.
   5.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
  10.1.1*   1997 Omnibus Plan of the Registrant.
  10.1.2*   1999 Omnibus Plan of the Registrant.
  10.2*     Stock Purchase Agreement, dated July 31, 1998, among the Registrant and the investors named therein, as amended.
  10.3*     Stock Purchase Agreement, dated as of December 8, 1998, among the Registrant and the investors named therein.
  10.4      Reference is hereby made to Exhibit 4.3.
  10.5*     Purchase and Intercompany Services Agreement, dated April 6, 1998, among the Registrant,
            Walker Asset Management Limited Partnership, Walker Digital Corporation and Priceline Travel,
            Inc.
  10.6.1*   Employment Agreement, dated as of January 1, 1998, between Jay S. Walker, Walker Digital
            Corporation, the Registrant and Jesse M. Fink.
  10.6.2*   Amendment No. 1 to Employment Agreement, dated November 16, 1998 between the Registrant and
            Jesse M. Fink.
  10.7.1*   Employment Agreement, dated as of July 23, 1998, between the Registrant and Timothy G. Brier.
  10.7.2*   Amendment No. 1 to Employment Agreement, dated November 16, 1998, between the Registrant and
            Timothy G. Brier.
  10.8*     Amended and Restated Employment Agreement, dated as of August 15, 1998, by and between the
            Registrant and Richard S. Braddock.
  10.9*     Airline Participation Agreement, dated April 1998, by and among the Registrant, Priceline
            Travel, Inc. and Trans World Airlines, Inc.
  10.10*+   Airline Participation Agreement, dated October 2, 1998, by and among the Registrant,
            Priceline Travel, Inc. and Northwest Airlines, Inc.
 10.11.1*+  General Agreement, dated August 31, 1998, by and among the Registrant, Priceline Travel, Inc.
            and Delta Air Lines, Inc.
 10.11.2*+  Airline Participation Agreement, dated August 31, 1998, by and among the Registrant,
            Priceline Travel, Inc. and Delta Air Lines, Inc.
 10.11.3*+  Amendment to the Airline Participation Agreement and the General Agreement, dated December
            31, 1998, between and among the Registrant, Priceline Travel, Inc. and Delta Air Lines, Inc.
  10.12*+   Airline Participation Agreement, dated December 31, 1998, by and among the Registrant,
            Priceline Travel, Inc. and America West Airlines.

 EXHIBITS                                            DESCRIPTION                                             PAGE
----------  ---------------------------------------------------------------------------------------------  ---------
  10.13*+   Internet Marketing and Licensing Agreement, as of August 1, 1998, between the Registrant and
            LendingTree, Inc.
  10.14*    Systems Access Agreement, dated as of August 4, 1997, between the Registrant and WORLDSPAN,
            L.P.
  10.15*    Master Agreement for Outsourcing Call Center Support, dated as of April 6, 1998, between the
            Registrant and CALLTECH Communications, Incorporated.
  10.16*    $1,000,000 Commercial Promissory Note, dated April 15, 1998, between the Registrant and Andre
            Jaeckle.
  10.17*    Warrant Agreement, dated April 15, 1998, between the Registrant and Andre Jaeckle.
  10.18*    Warrant Agreement, dated April 9, 1998, between the Registrant and William Shatner.
  10.19.1*  Participation Warrant Agreement, dated August 31, 1998, between the Registrant and Delta Air
            Lines, Inc.
 10.19.2*+  First Amendment and Waiver to Participation Warrant Agreement, dated December 31, 1998, between the Registrant and Delta Air Lines, Inc.
  10.21*    Form of Participation Warrant Agreement.
 10.22.1*+  Participation Warrant Agreement, dated December 31, 1998.
 10.22.2*+  Amendment No. 1 dated as of February 4, 1999 to Warrant Participation Agreement, dated as of
            December 31, 1999.
 10.22.3*+  Amendment No. 2 dated as of March 3, 1999 to Participation Warrant Agreement, dated as of
            December 31, 1998, as previously amended by Amendment No. 1 to Warrant Participation
            Agreement, dated as of February 4, 1999.
  10.23*    Form of Hotel Agreement
  10.24*    Co-Marketing Agreement, dated February 18, 1999, by and between the Registrant and E*TRADE
            Group, Inc.
  23.1*     Consent of Deloitte & Touche LLP.
  24.1*     Power of Attorney.


------------------------


*   Previously filed.


+ Certain portions of this document have been omitted pursuant to a confidential treatment request.